ACQUISITION AGREEMENT

dated as of

October 19, 2004

by and among

Disney Enterprises, Inc.,

Disney Credit Card Services, Inc.,

Hoop Holdings, LLC

and

Hoop Canada Holdings, Inc.

ACQUISITION AGREEMENT

          This ACQUISITION AGREEMENT (this "Agreement") is entered into as of October 19, 2004, by and among DISNEY ENTERPRISES, INC., a Delaware corporation ("DEI"), DISNEY CREDIT CARD SERVICES, INC., a California corporation wholly-owned by DEI ("Seller"), HOOP HOLDINGS, LLC, a Delaware limited liability company ("USA Purchaser"), and HOOP CANADA HOLDINGS, INC., a Delaware corporation ("Canadian Purchaser" and, together with USA Purchaser, collectively, "Buyer") (DEI and Seller, taken together as one party, and Buyer are sometimes referred to each as a "party" and collectively as the "parties").

W I T N E  S S E T H:

           WHEREAS, Seller owns 100% of the issued and outstanding equity ownership interest in The Disney Store, LLC, a California limited liability company ("TDS USA"), and DEI owns 100% of the issued and outstanding shares of capital stock of The Disney Store (Canada) Ltd., a corporation incorporated under the laws of the Province of Ontario ("TDS Canada" and, together with TDS USA, collectively, the "Company");

           WHEREAS, the Company is engaged in the operation of a chain of specialty retail stores operated under the "Disney Store" name in the United States and Canada; and

           WHEREAS, Buyer desires to acquire substantially all of such chain of retail stores by way of the acquisition (i) by USA Purchaser of all of the outstanding units of membership interests in TDS USA (collectively, the "Membership Units") from Seller and (ii) by Canadian Purchaser of all of the outstanding shares of capital stock of TDS Canada (collectively, the "Shares") from DEI, and DEI and Seller wish to transfer substantially all of such chain of retail stores by way of the transfer of the Membership Units to USA Purchaser and the Shares to Canadian Purchaser, all in accordance with the terms and subject to the conditions of this Agreement.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

           1.1     Definitions. As used in this Agreement, the following defined terms shall have the respective meanings set forth below:

           "Acceptable TDS Canada Section 116 Certificate" has the meaning specified in Section 3.5.1.

           "Acquired Leases" means any and all Contracts under which the premises of the Acquired Stores (and related storage space, if any) are leased to TDS USA or TDS Canada.

           "Acquired Stores" means the specialty retail stores leased and/or operated by TDS USA or TDS Canada under the "Disney Store" name on the date that is immediately prior to the Closing and set forth on the Acquired Stores Schedule. For purposes of clarification, the "Acquired Stores" shall exclude (i) Flagship Stores and (ii) Deferred Stores, Non-Transferable Stores and Expired Lease Stores but only from and after the effective date on which such Deferred Stores, Non-Transferable Stores and Expired Lease Stores are removed from the Acquired Stores Schedule in accordance with this Agreement.

           "Acquired Stores Schedule" means TDS Schedule 1.1(a), which sets forth the Acquired Stores (by store number, location/mall name and state/province), their respective Lease Base Rent Amounts, Lease Percentage Rent Amounts and Lease Sales Amounts, whether the Acquired Store is a Core Store or Non-Core Store, whether the Consent of the Landlord under the related Acquired Lease is required in connection with the transactions contemplated hereby and, if a Consent Required Core Store, the Lease Liability thereof, as such schedule may be amended after the date hereof pursuant to Section 6.7.2 and/or Section 6.7.3.

           "Acquisition Agreement Guarantee" means the "Guarantee by TCP" attached hereto following the signature page hereof.

           "Action" means any action, lawsuit, charge, complaint, claim (including a letter authored by an attorney on behalf of his client alleging a Loss), counterclaim, arbitration, order, decree, judgment, investigation or any legal, administrative or Tax proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

           "Adjustment Statement" has the meaning specified in Section 2.3.2(a).

           "Adjustment Statement Objection" has the meaning specified in Section 2.3.2(b).

           "Adjustment Threshold" means Five Hundred Thousand Dollars ($500,000).

           "Affiliate" means, with respect to any Person, any other natural person or Entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by Contract, or otherwise; provided, that (i) in no event shall Buyer or any of its Affiliates be deemed an Affiliate of DEI or Seller or vice versa, and (ii) for purposes of this Agreement, in no event shall any of the following entities or any of their respective Affiliates be deemed an Affiliate of DEI or Seller: (A) Euro Disney Investments, Inc., EDL S.N.C. Corporation, Euro Disney Associes S.N.C., Euro Disneyland SNC, Euro Disney SCA, Euro Disneyland Participations S.A., Euro Disney S.A., EDL Holding Company, EDL Participations S.A., Centre de Congres Newport S.A.S., Euro Disneyland Imagineering S.a.r.l., Societe de Gerance d'Euro Disneyland SA and any other entity commonly known as "Euro Disney", "Euro Disneyland" or "Disneyland Resort Paris", and (B) Hongkong International Theme Parks Limited, Hong Kong Disneyland Management Limited, and Walt Disney Holdings (Hong Kong) Limited and any other entity commonly known as "Hong Kong Disney", "Hong Kong Disneyland" or "Disneyland Resort Hong Kong".

           "Aggregate Lease Liability" means the aggregate Lease Liability for all of the Signing Date Acquired Stores that are Consent Required Core Stores.

           "Agreement" means this Agreement by and among the parties as amended, restated or supplemented from time to time.

           "Ala Moana Store" means the store located at the Ala Moana Center in Hawaii.

           "Amex" has the meaning specified in Section 6.10.1.

           "Amex Agreement" has the meaning specified in Section 6.10.1.

           "Appeal Notice" has the meaning specified in Section 11.17.4.

           "Appellate Arbitrators" has the meaning specified in Section 11.17.5(e).

           "Approved Deferred Leases" has the meaning specified in Section 6.7.3(b).

           "Approved Deferred Store Inventory Amount" means the amount of Inventory equal to (i) the total number of Approved Deferred Stores as of the Subsequent Closing Date multiplied by (ii) the Per Store Inventory Allocation; provided, that for purposes of the foregoing subparagraph (i), if applicable, the Ala Moana Store and the Caesar's Palace Store shall each be treated as two (2) Stores (such that the Approved Deferred Store Inventory Amount with respect to each such Store shall be equal to twice the Per Store Inventory Allocation).

           "Approved Deferred Store Ordered Inventory Amount" means the amount of Ordered Inventory equal to (i) the total number of Approved Deferred Stores as of the Subsequent Closing Date multiplied by (ii) the Per Store Ordered Inventory Allocation; provided, that for purposes of the foregoing subparagraph (i), if applicable, the Ala Moana Store and the Caesar's Palace Store shall each be treated as two (2) Stores (such that the Approved Deferred Store Ordered Inventory Amount with respect to each such Store shall be equal to twice the Per Store Ordered Inventory Allocation).

           "Approved Deferred Stores" means the Stores the premises of which are leased under the Approved Deferred Leases.

           "Approved Deferred Stores Schedule" means the schedule identifying the Approved Deferred Stores (by store number, location/mall name and state/province).

           "Arbitrable Disputes" has the meaning specified in Section 11.17.2.

           "Arbitration Administrator" has the meaning specified in Section 11.17.2.

           "Arbitration Parties" has the meaning specified in Section 11.17.3.

           "Arbitrator" has the meaning specified in Section 11.17.5(e).

           "Average Per Store Working Capital Value" means Thirty-Eight Thousand Four Hundred Seventy-One Dollars ($38,471).

           "Balance Sheet Date" means June 26, 2004.

           "Banking Institution" means (i) any national bank or banking institution or trust company organized under the Laws of the United States or any state or territory of the United States or the District of Columbia, the business of which is substantially confined to banking and is supervised by the applicable federal, state or territorial banking commission or similar official; (ii) a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution that is supervised and examined by state or federal authority having supervision over any such institution; or (iii) a company that is organized as an insurance company and whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and that is subject to supervision by the insurance commission or a similar official or agency of a state or territory or the District of Columbia; provided, that, for purposes of this Agreement, any Banking Institution that is owned, leased, licensed, controlled or operated by a Person who would be a Disqualified Person but for subparagraph (7) of the definition of "Disqualified Person" shall be excluded from the definition of "Banking Institution."

           "Bank of Montreal Account" has the meaning specified in Section 6.11.1(a).

           "Basket" has the meaning specified in Section 10.4.

           "Business" means, collectively, all properties and assets used by, all liabilities and obligations incurred by, and all operations and conduct of, the Company in connection with (i) operating the Acquired Stores (including the Deferred Stores), (ii) developing, manufacturing or causing the manufacture of, offering for sale and selling merchandise within the Acquired Stores (including the Deferred Stores), (iii) warehousing and distributing such merchandise to and among the Acquired Stores (including the Deferred Stores), (iv) corporate administration of the foregoing activities, and (v) other comparable activities related to the Acquired Stores (including the Deferred Stores). For purposes of clarification, the "Business" (a) does not include any conduct or operations related to or in connection with the Disney Retained Stores or any other Retained Assets or Retained Liabilities but rather consists solely of the conduct and operation of the business pertaining to the Acquired Stores (including the Deferred Stores) intended to be Transferred to Buyer pursuant to the Membership Unit Acquisition and the Share Acquisition and (b) does not include any Intellectual Property of DEI or its Affiliates, with respect to which any rights granted to Buyer, the Company and/or their Affiliates following the Closing shall be governed solely by the License and Conduct of Business Agreement and, notwithstanding anything to the contrary contained herein, which shall not be, and shall not be deemed to be, Transferred in any manner whatsoever pursuant to this Agreement.

           "Business Day" means any day except Saturday, Sunday or any day on which banks in the State of California are permitted to be closed.

           "Buyer" has the meaning specified in the preamble to this Agreement.

           "Buyer Affiliate Securities" means Securities of any Subsidiary of USA Purchaser, including Canadian Purchaser and, from and after the Closing, the Company and any Subsidiary of the Company, in each case, in whatever form.

           "Buyer Designated Manufacturer" has the meaning specified in Section 6.2.3(c)(i).

           "Buyer Disqualifying Event" means (i) a negligent act or omission or willful misconduct of a Person otherwise required to be indemnified under Section 10.2.1 (provided, that, for purposes of clarification, Buyer's conduct of, or failure to conduct, due diligence shall not, as applicable, constitute a negligent act or omission), (ii) any reorganization or change in ownership of Buyer or any of its Affiliates, (iii) any change by Buyer or any of its Affiliates in the accounting basis on which its assets are valued or the accounting basis, method, policy or practice on which its financial statements are prepared, or (iv) any change in GAAP after the Closing Date.

           "Buyer Excess Working Capital Portion" means the portion of the Estimated Closing Working Capital Adjustment Amount to be paid to Seller pursuant to Section 3.3.1 that is in excess of Fifty Million Dollars ($50,000,000), if applicable.

           "Buyer Initial Working Capital Portion" means the first Ten Million Dollar ($10,000,000) portion of the Estimated Closing Working Capital Adjustment Amount to be paid to Seller pursuant to Section 3.3.1, if applicable.

           "Buyer Schedules" means those certain disclosure schedules that have been separately delivered by Buyer to DEI and Seller concurrently with the execution of this Agreement.

           "Buyer's Closing Capitalization Table" has the meaning specified in Section 6.4.1.

           "Buyer's Estimated Closing Balance Sheet" has the meaning specified in Section 2.3.2(a).

           "Buyer's Estimated Subsequent Closing Balance Sheet" has the meaning specified in Section 2.3.2(a).

           "Buyer's Governing Documents" has the meaning specified in Section 5.1.6.

           "Buyer's Liquidity Plan" has the meaning specified in Section 6.4.2.

           "Buyer Ordered Inventory" means the amount of Ordered Inventory equal to (i) the total number of Acquired Stores set forth on the Closing Acquired Stores Schedule multiplied by (ii) the Per Store Ordered Inventory Allocation; provided, that, for purposes of the foregoing subparagraph (i), if applicable, the Ala Moana Store and the Caesar's Palace Store shall each be treated as two (2) Stores (such that the Buyer Ordered Inventory with respect to each such Store shall be equal to twice the Per Store Ordered Inventory Allocation). Notwithstanding the foregoing, "Buyer Ordered Inventory" shall exclude any such inventory with respect to which a Supporting LC has been issued as of the Closing pursuant to and in accordance with Section 6.11.6 in an amount sufficient to support payment of the entire liability under the issued but undrawn letter of credit under the Trade LC Facility that relates to or covers the inventory that would otherwise be classified as Buyer Ordered Inventory.

           "Buyer Working Capital Amount" means the Buyer Initial Working Capital Portion plus the Buyer Excess Working Capital Portion, as applicable; provided, that, in the event that USA Purchaser does not make the election provided for in subparagraph (B) of the proviso of Section 3.3.1, and no portion of the Estimated Closing Working Capital Adjustment Amount is paid by the Company, as a Subsidiary of Buyer, then the "Buyer Working Capital Amount" shall be equal to the Estimated Closing Working Capital Adjustment Amount.

           "BVHE Merchandise" means DVDs, home videos and other home entertainment products acquired by the Company from Buena Vista Home Entertainment.

           "Caesar's Palace Store" means the Store located at The Forum Shops at Caesar's Palace in Las Vegas, Nevada.

           "Canada Mastercard Agreement" means the Mastercard Major Merchant Agreement dated October 1, 1998, between Canadian Transferee and Bank of Montreal, and related Bank of Montreal Operation of Business Account Terms and Conditions, to which various Canadian Affiliates of DEI are parties (including TDS Canada).

           "Canada Reincorporation" has the meaning specified in Section 2.6.2.

           "Canada Reincorporation Date" has the meaning specified in Section 2.6.2.

           "Canadian Purchaser" has the meaning specified in the preamble to this Agreement.

           "Canadian Purchaser Securities" means the Securities of Canadian Purchaser in whatever form.

           "Canadian Transfer" has the meaning specified in Section 2.1.2.

           "Canadian Transferee" means The Walt Disney Company (Canada) Ltd., a corporation incorporated under the laws of the Province of Ontario.

           "CCRA" has the meaning specified in Section 3.5.1.

           "CCRA Letter" has the meaning specified in Section 3.5.3.

           "Closing" has the meaning specified in Section 3.1.1.

           "Closing Acquired Stores Schedule" means the final Acquired Stores Schedule as of the Closing Date reflecting any amendments thereto made pursuant to Section 6.7.2 and/or Section 6.7.3 after the date hereof.

           "Closing Balance Sheet" has the meaning specified in Section 2.3.1.

           "Closing Date" means the date of the Closing.

           "Closing Disney Retained Stores Schedule" means the final Disney Retained Stores Schedule as of the Closing Date reflecting any amendments thereto made pursuant to Section 6.7.2 and/or Section 6.7.3 after the date hereof.

           "Closing Working Capital Baseline" means (i) the Average Per Store Working Capital Value, multiplied by (ii) the number of Acquired Stores set forth on the Closing Acquired Stores Schedule; provided, that, for purposes of the foregoing subparagraph (ii), if applicable, the Ala Moana Store and the Caesar's Palace Store shall each be treated as two (2) Stores (such that the Closing Working Capital Baseline with respect to each such Store shall be equal to twice the Average Per Store Working Capital Value).

           "COBRA" means the benefit continuation provisions of Section 4980B of the Code and Section 601 et. seq. of ERISA and the related regulations and published interpretations.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Combined Actual Financial Statements" has the meaning specified in Section 4.2.1.

           "Combined Working Capital Adjustment Amount" means the positive or negative amount equal to (i) the Final Closing Working Capital Adjustment Amount plus (ii) the Final Subsequent Closing Working Capital Adjustment Amount.

           "Company" has the meaning specified in the recitals to this Agreement.

           "Company Assets Schedule" means Buyer Schedule 1.1, which sets forth certain assets that will be retained by the Company as of the Closing.

           "Company Credit Facility" means a credit facility of and for the Company, established by Buyer (at its sole cost and expense) on behalf of the Company (as a Subsidiary of Buyer) pursuant to and in accordance with Section 6.11.6, that complies in all respects with the terms and provisions of this Agreement and the License and Conduct of Business Agreement.

           "Company Information Technology" means the Information Technology set forth on TDS Schedule 4.7.2.

           "Company License Agreement Restriction Agreement" means any Contract (i) prior to the Closing, to which TDS USA or TDS Canada is a party or (ii) from and after the Closing, to which TDS USA or TDS Canada is a party or would otherwise be bound, in the case of each of subparagraph (i) and (ii) that would materially impair and restrict TDS USA's or TDS Canada's rights under the License and Conduct of Business Agreement.

           "Company Minute Books" has the meaning specified in Section 4.3.

           "Company Plans" means Employee Benefit Plans in which Employees participate but in which employees of DEI and its ERISA Affiliates other than the Company do not participate.

           "Company Remodel Plans" means the plans and designs pursuant to which the Company currently anticipates undertaking Store renovations or remodels, copies of which plans and designs have been made available to Buyer prior to execution of this Agreement (as such plans and designs may be subsequently modified with the approval of DEI and Buyer in their respective sole discretion).

           "Company's Governing Documents" has the meaning specified in Section 4.1.3(b).

           "Competing Offer" means any written inquiry, proposal or offer from any Person relating to (i) any direct or indirect acquisition or purchase of (A) all or substantially all of the assets of the Company used in the Business, or (B) any Securities of the Company (other than the transactions contemplated by this Agreement and, for purposes of clarification, other than Securities of any Subsidiary of the Company that does not conduct any portion of the Business) or (ii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company.

           "Competition Act" means the Competition Act (Canada), as amended, and the related regulations and published interpretations.

           "Complaint" has the meaning specified in Section 11.17.4.

           "Confidential Information" has the meaning specified in Section 11.9.

           "Confidentiality Agreement" means that certain Confidentiality Agreement dated as of August 18, 2003 between TWDC and TCP.

           "Consent" means any approval, consent, waiver or comparable form of authorization that is required to be obtained from any Person, other than any Governmental Entity, with respect to any Contract of TDS USA or TDS Canada (including, without limitation, the Acquired Leases).

           "Consent Fee" means any fee, charge or other payment (including, without limitation, payment or reimbursement of costs and expenses (including fees and expenses of attorneys and other professionals)) required by any third party in connection with or as a condition to such third party's grant of any Consent that is required with respect to any Acquired Lease in connection with the transactions contemplated by this Agreement (as indicated on the Acquired Stores Schedule). For purposes of clarification, "Consent Fee" shall not include any additional rent, capital expenditures or other monetary obligations imposed or increased pursuant to the terms of any Lease (including, without limitation, any New Lease or any Acquired Lease or any renewal, extension, amendment or modification thereof) in connection with obtaining any required Consent under such Lease.

           "Consent Required Core Stores" means, collectively, the Core Stores as to which Consent is required with respect to the applicable Acquired Leases in connection with the transactions contemplated by this Agreement (as indicated on the Acquired Stores Schedule).

           "Continuing Employees" means (i) all of the Employees listed on TDS Schedule 7.4.1 and (ii) all of the Employees not located at the Corporate Headquarters, in the case of subparagraph (i), as TDS Schedule 7.4.1 may be amended after the date hereof in accordance with Sections 6.3 and 7.4.1.

           "Continuing Employee Expenses" means salary, bonuses, retention payments and other amounts (including, without limitation, accrued vacation and expense reimbursement) payable to Continuing Employees by the Company or its Affiliates in respect of their employment with the Company for periods ending prior to the Closing Date.

           "Contract" means any agreement, lease, license, evidence of debt, mortgage, hypothec, charge, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding, or other contract, obligation or arrangement of any kind, whether written or oral, including, without limitation, all amendments, renewals, extensions or other modifications thereof.

           "Core Stores" means the Stores designated as "Core Stores" on the Acquired Stores Schedule or the Deferred Stores Schedule, as applicable.

           "Corporate Headquarters" means the Company's office facilities located at 101 North Brand Boulevard, Glendale, California, which are leased pursuant to the Corporate Headquarters Lease.

           "Corporate Headquarters Lease" means that certain Glendale City Center Office Building Lease dated as of June 21, 1991 by and between OTR, an Ohio general partnership, as nominee of The State Teachers Retirement Board of Ohio, and TDS USA, as amended.

           "CPA Firm" has the meaning specified in Section 2.3.2(b).

           "Current Assets" means, with respect to any Person or Persons, all assets of such Person or Persons that in accordance with Modified GAAP are properly classified as current assets of the types identified in the balance sheet account descriptions set forth in the Trial Balance (and, for purposes of clarification, "Current Assets" shall exclude any current assets of a type that are not identified in the balance sheet account descriptions set forth in the Trial Balance); provided, that (A) the following items shall be included within the definition of Current Assets (without duplication to the extent already so included) whether or not such items would properly be classified as "Current Assets" in accordance with the first clause of this definition of "Current Assets": (i) Operating Expenses and Continuing Employee Expenses that have been prepaid (other than a prepayment in violation of Section 6.3) as of the date as of which Current Assets are being determined (i.e., such Person or Persons have paid the applicable Operating Expenses and/or Continuing Employee Expenses with respect to a period commencing after the date as of which Current Assets are being determined or in consideration of services that have not been performed as of the date as of which Current Assets are being determined); (ii) Buyer Ordered Inventory, provided, that, if as of the date of determination of the post-Closing adjustment pursuant to Section 2.3.2, any letter of credit issued under a Trade LC Facility in connection with, or as a payment mechanism for, Buyer Ordered Inventory has been cancelled or has expired without being drawn, then the Buyer Ordered Inventory relating to or covered by such letter of credit shall be deducted from the definition of Current Assets to the extent that it was previously included pursuant to this subparagraph (ii) (or, if not previously included in the definition of Current Assets pursuant to this subparagraph (ii), shall not be so included); (iii) Disney Umbrella Freight Services Amounts (for the avoidance of doubt, the Disney Umbrella Freight Services Amounts, including such amounts in respect of Disney Umbrella Freight Services to be provided after the Closing pursuant to Section 6.11.3, shall be estimated for purposes of calculating the Closing Date adjustment pursuant to Section 2.3.1 and shall be subject to a true-up in connection with the calculation of the post-Closing adjustment pursuant to Section 2.3.2); and (iv) the Approved Deferred Store Inventory Amount and the Approved Deferred Store Ordered Inventory Amount (solely for purposes of calculating the Store-Related Assets and Liabilities as of the Subsequent Closing Date); and (B) the following items shall be excluded from the definition of Current Assets whether or not such items would properly be classified as "Current Assets" in accordance with the first clause of this definition of "Current Assets": (i) the DCCS Allocated Inventory and DCCS Allocated Ordered Inventory, (ii) any inventory located in or on the premises of, or in transit to or allocated to, the Flagship Stores, which inventory shall constitute a Retained Asset and which inventory the parties acknowledge is not located in or on the premises of, and is not in transit to, the Distribution Center or any other property of the Business, and (iii) any right to a Tax refund that the Company and/or Buyer (as applicable) would be required to pay to DEI or its Affiliates pursuant to Section 7.1.4.

           "Current Liabilities" means, with respect to any Person or Persons, all liabilities of such Person or Persons that in accordance with Modified GAAP are properly classified as current liabilities of the types identified in the balance sheet account descriptions set forth in the Trial Balance (and, for purposes of clarification, "Current Liabilities" shall exclude any current liabilities of a type that are not identified in the balance sheet account descriptions set forth in the Trial Balance); provided, that the following items shall be included within the definition of Current Liabilities (without duplication to the extent already so included) whether or not such items would properly be classified as "Current Liabilities" in accordance with the first clause of this definition of "Current Liabilities": (i) unpaid Operating Expenses and unpaid Continuing Employee Expenses that have been accrued or that should have been accrued (e.g., in the case of Operating Expenses, after giving effect to true-up assessments or credits or comparable adjustments by Landlords) as of the date as of which Current Liabilities are being determined; and (ii) amounts classified as "straight line rent" and "deferred rent abatement" in accordance with the Company's past practice and reflected on the balance sheet of the Company as of the date as of which Current Liabilities are being determined.

           "DCCS Allocated Inventory" means, as of the Closing Date, the amount of Inventory equal to (i) the total number of Deferred Stores and Disney Retained Stores (excluding the Flagship Stores) multiplied by (ii) the Per Store Inventory Allocation; provided, that, for purposes of the foregoing subparagraph (i), the Michigan Avenue Store, the Post Street Store and, if applicable, the Ala Moana Store and the Caesar's Palace Store, shall each be treated as two (2) Stores (such that the DCCS Allocated Inventory with respect to each such Store shall be equal to twice the Per Store Inventory Allocation).

           "DCCS Allocated Ordered Inventory" means, as of the Closing Date, the amount of Ordered Inventory equal to (i) the total number of Deferred Stores and Disney Retained Stores (excluding the Flagship Stores) multiplied by (ii) the Per Store Ordered Inventory Allocation; provided, that, for purposes of the foregoing subparagraph (i), the Michigan Avenue Store, the Post Street Store and, if applicable, the Ala Moana Store and the Caesar's Palace Store, shall each be treated as two (2) Stores (such that the DCCS Allocated Ordered Inventory with respect to each such Store shall be equal to twice the Per Store Ordered Inventory Allocation).

           "DC Observer" has the meaning specified in Section 6.11.8.

           "Deferred Item Amount" means an amount equal to the estimate, determined in good faith by DEI, of the aggregate book value of Disney Dollars, Disney Theme Park Passports and BVHE Merchandise that will be owned by the Company as of the Closing.

           "Deferred Lease Assignment and Assumption Agreement" means an Assignment and Assumption Agreement by and between Seller and/or Canadian Transferee, on the one hand, and TDS USA and/or TDS Canada, as applicable, on the other hand, in substantially the form attached hereto as Annex A.

           "Deferred Leases" has the meaning specified in Section 6.7.3(a).

           "Deferred Stores" means the Stores the premises of which are leased under the Deferred Leases.

           "Deferred Stores Schedule" means the schedule, prepared as of the Closing Date in accordance with Section 6.7.2 and/or Section 6.7.3, identifying the Deferred Stores (by store number, location/mall name and state/province), their respective Lease Base Rent Amounts, Lease Percentage Rent Amounts and Lease Sales Amounts, and whether the Deferred Store is a Core Store or Non-Core Store.

           "DEI" has the meaning specified in the preamble to this Agreement.

           "DEI Related Provision" means, with respect to all Contracts to be entered into by Buyer or its Affiliates (including the Company, as a Subsidiary of Buyer) or any other Person in connection with the Company Credit Facility and/or the Wells Fargo Credit Facility, as applicable, all terms and provisions of such Contracts that relate to or affect in any manner whatsoever the remedies thereunder, the termination thereof or defaults and/or events of default thereunder, or that, as determined by DEI and Seller in their respective business judgment, relate to or affect in any manner this Agreement, the License and Conduct of Business Agreement, any other Related Agreement, the TCP Guaranty and Commitment, the rights or obligations of the parties thereunder or the Intellectual Property of DEI or its Affiliates.

           "Direct Claims" has the meaning specified in Section 10.4.

           "Disney Branded Property" has the meaning specified in the License and Conduct of Business Agreement.

           "Disney Competitive Business" means any business that competes, in whole or in part, directly or indirectly, with (i) the motion picture production, motion picture distribution, television and/or radio programming, television and/or radio network, television and/or radio station, Theme Park, cruise line, hotel, resort or animated character-based consumer products business of DEI or its Affiliates, or (ii) any other media or entertainment business or other material division or portion of the present or future business of DEI or any of its Affiliates not covered by the preceding subparagraph (i); provided, that, a Disney Competitive Business that competes only with a business of DEI or its Affiliates identified in the preceding subparagraph (ii) (and not in the preceding subparagraph (i)) shall not be deemed to constitute a Disney Competitive Business hereunder if, during the most recently completed fiscal year of such Disney Competitive Business, it generated less than One Million Dollars ($1,000,000) of revenues from such competing business.

           "Disney Dollars" means instruments commonly referred to and known as of the date hereof as "Disney Dollars" that may be purchased from DEI or its Affiliates and used as a method of payment comparable to cash to purchase a variety of products and services at certain venues owned, leased, licensed, controlled and/or operated by DEI or its Affiliates (including the Acquired Stores), any modifications or replacements of the foregoing and any comparable instruments created by DEI or its Affiliates after the date hereof.

           "Disney Information Technology" means all Information Technology, other than Company Information Technology, that is currently owned, licensed, controlled or used in any manner by TDS USA and/or TDS Canada, which includes, without limitation: (i) Information Technology that is owned, licensed or controlled by TDS USA or TDS Canada by, through, under or in connection with master or global Information Technology Contracts under which DEI or one of its Affiliates other than the Company is the primary licensee and (ii) the Information Technology set forth on TDS Schedule 7.8.

           "Disney Issued Property" has the meaning specified in Section 6.11.12.

           "Disney Plans" means Employee Benefit Plans that are sponsored or maintained by DEI or any ERISA Affiliate or to which DEI or any ERISA Affiliate (including the Company) is obligated to contribute, but excluding Company Plans.

           "Disney Property" has the meaning specified in the License and Conduct of Business Agreement.

           "Disney Retained Leases" means any and all Contracts under which the premises of the Disney Retained Stores (and related storage space, if any) are leased.

           "Disney Retained Stores" means the specialty retail stores held, leased and/or operated by TDS USA or TDS Canada under the "Disney Store" name prior to the Closing and set forth on the Disney Retained Stores Schedule. For purposes of clarification, the "Disney Retained Stores" shall include (i) the Flagship Stores, (ii) Non-Transferable Stores from and after the effective date on which such Non-Transferable Stores are added to the Disney Retained Stores Schedule in accordance with this Agreement and (iii) Deferred Stores that are not Approved Deferred Stores from and after the Subsequent Closing Date or, if no Subsequent Closing occurs, from and after the expiration of the Subsequent Closing Period.

           "Disney Retained Stores Schedule" means TDS Schedule 1.1(b), which sets forth the Disney Retained Stores (by store number, location/mall name and state/province), as such schedule may be amended after the date hereof pursuant to Section 6.7.2 and/or Section 6.7.3.

           "Disney Supply Chain Arrangements" means all Contracts between DEI or any of its Affiliates (other than TDS USA or TDS Canada), on the one hand, and third party commercial freight carriers and commercial handlers of freight, whereby the Company, participating as an Affiliate and/or Subsidiary of DEI, obtains services relating to the transportation of merchandise of the Company sourced from the Company's manufacturers or vendors, from such manufacturers or vendors to the Distribution Center or the Stores. By way of example, such arrangements shall include, without limitation, import consolidation, ocean vessel/railway freight, parcel delivery, trucking transportation and FedEx.

           "Disney Theme Park Passports" means general admission tickets and passes and other admission media (i) for the entertainment, recreation and lodging complex located in Anaheim, California, known as DISNEYLAND® Resort, one of the principal features of which is the operation of two (2) separately gated theme and amusement parks known as DISNEYLAND® park and DISNEY'S CALIFORNIA ADVENTURE™ theme park and (ii) for the entertainment, recreation and lodging complex located in Orange County and Osceola County, Florida, known as the WALT DISNEY WORLD® Resort, one of the principal features of which is the operation of four (4) separately gated theme and amusement parks known as MAGIC KINGDOM® Park, EPCOT®, Disney-MGM Studios and DISNEY'S ANIMAL KINGDOM® Theme Park, provided that this subparagraph (ii) is limited solely to such general admission tickets and passes and other admission media that are sold by Stores located in Canada.

           "Disney Umbrella Freight Services" means those freight services provided to or used by the Company pursuant to any of the Disney Supply Chain Arrangements, whether prior to the Closing or following the Closing in accordance with Section 6.11.3.

           "Disney Umbrella Freight Services Amounts" means any amounts incurred by DEI or its Affiliates (including the Company) in respect of Disney Umbrella Freight Services provided to the Company on or prior to the Closing Date that remain unpaid as of the Closing Date and any amounts to be incurred by DEI or its Affiliates in respect of Disney Umbrella Freight Services to be provided to the Company following the Closing Date pursuant to Section 6.11.3; provided, that, Disney Umbrella Freight Services Amounts shall exclude any such amounts in respect of which a Supporting LC has been issued as of the Closing pursuant to and in accordance with Section 6.11.6.

           "Disqualified Person" means (i) any Person or group of Persons who (by itself or through its Affiliates) owns, leases, licenses, operates or otherwise engages in, in whole or in part, directly or indirectly, a Disney Competitive Business; (ii) any Person or group of Persons who does not possess the requisite experience or expertise in the business of retail sales of consumer merchandise to enable such Person to operate the Acquired Stores and the related online retail store in the manner contemplated and required by the License and Conduct of Business Agreement; (iii) any Person or group of Persons whose financial condition, results of operations, sources of liquidity and/or prospects are insufficient or inadequate to enable such Person to operate the Acquired Stores and the related online retail store in accordance with, and to fulfill its other obligations under, the License and Conduct of Business Agreement, the TCP Guaranty and Commitment and any other Contracts entered into in connection therewith; or (iv) any Person or group of Persons (together with its Affiliates) whose association with the Business, the Acquired Stores and the related online retail store, Buyer, TCP, DEI, Seller or their respective Affiliates, businesses, assets or properties as a result of the ownership of USA Purchaser Securities, Buyer Affiliate Securities, TCP Securities or TCP Affiliate Securities, or as a source or provider of liquidity under Buyer's Liquidity Plan (a) may, as determined by DEI and Seller in their respective business judgment, be expected to violate, constitute a default under or breach in any material respect, or, even if not constituting an actual violation, default or breach, may be expected to materially conflict with or impair the rights, benefits or value accruing to Buyer, TCP, DEI, Seller or their respective Affiliates under, any material Contract to which any of Buyer, TCP, DEI, Seller or their respective Affiliates is a party or under which any of their properties or assets are bound, or (b) may, as determined by DEI and Seller in their respective sole discretion, be expected to be injurious to, adversely impact or be inconsistent with, in any material respect, the image, reputation, appearance or quality of, or may impair or adversely impact, in any material respect, the goodwill associated with, Buyer, TCP, DEI, Seller or their respective Affiliates or any Intellectual Property of DEI, Seller or their respective Affiliates; provided, that:

           (1)     a Person or group of Persons that, together with its Affiliates taken as a whole, either (x) is engaged principally in the business of retail sales of consumer merchandise and does not offer character-based consumer merchandise in more than fifteen percent (15%) of the aggregate retail merchandising space (in square feet) that is open to the public (i.e., excluding stock rooms, restrooms and other non-public or non-retail space) within any store or facility owned, leased, licensed, controlled or operated by such Person or group of Persons or (y) engages in a Disney Competitive Business in no manner whatsoever other than the ownership of no more than five percent (5%) of the voting securities of a public company that is engaged in a Disney Competitive Business, shall not be deemed to be engaged in a Disney Competitive Business under the preceding subparagraph (i);

           (2)     with respect to the condition under the preceding subparagraph (ii) pertaining to the possession of the requisite experience or expertise in the business of retail sales of consumer merchandise, (A) in the case of the ownership of TCP Securities or TCP Affiliate Securities, the absence of such experience and expertise shall only make the owner of such TCP Securities or TCP Affiliate Securities a Disqualified Person if such owner is or becomes the Largest TCP Stockholder, the Second Largest TCP Stockholder, the Largest TCP Affiliate Stockholder or the Second Largest TCP Affiliate Stockholder, (B) a Person or group of Persons shall be deemed to have such experience and expertise if the aggregate revenues of such Person or group of Persons, together with its Affiliates taken as a whole, during its most recently completed fiscal year prior to the date of determination hereunder, either (x) were at least fifty percent (50%) comprised of retail sales of consumer merchandise and included at least Five Hundred Million Dollars ($500,000,000) of retail sales of consumer merchandise or (y) included at least One Billion Dollars ($1,000,000,000) of retail sales of consumer merchandise, and (C) a private equity fund that is engaged in the business of creating, maintaining and managing a diversified portfolio of investments shall be deemed to have such experience and expertise if, as of the date of determination hereunder, it had at least fifty percent (50%) or more of its aggregate funds under management invested in Persons or groups of Persons meeting the requirements contained in either of the preceding subparagraphs (x) or (y) of the preceding subparagraph (B);

           (3)     the preceding subparagraph (iii) shall not apply with respect to a Person (or group of Persons) owning TCP Securities or TCP Affiliate Securities but not Buyer Securities or Buyer Affiliate Securities;

           (4)     for purposes of the preceding subparagraph (iv)(a), a Contract shall be considered "material" if it is material in either a quantitative manner (e.g., constituting more than two percent (2%) of a Person's revenues or cash flows from operations) or a qualitative manner (e.g., impacting more than one business unit or division of a Person, the subject of material media or consumer attention, a source of brand prestige or favorable brand association, a basis for attracting other business or alliances, a long-term or long-standing arrangement, or other comparable qualitative factors);

           (5)     for purposes of the preceding subparagraph (iv)(b), DEI and Seller acknowledge and agree that, in making their determination in their respective sole discretion thereunder, they shall not use the criteria set forth in such subparagraph as a subterfuge to disguise an ulterior reason for determining that a Person is a "Disqualified Person," but rather DEI and Seller shall base their determination thereunder solely on the criteria set forth in such subparagraph to assess whether the Person is appropriate for association with a family and children's entertainment brand such as "Disney," which would exclude, by way of example and without limitation, businesses that are associated with, relate to or promote tobacco, alcohol, firearms, pornography, drugs, violence or crime (e.g., certain videogames) or gambling;

           (6)     no Mutual Fund, Pension Fund or Eligible Investment Fund shall be or be deemed to be a "Disqualified Person";

           (7)     a Banking Institution's ownership of debt Securities (including, without limitation, notes, bonds, debentures or other similar debt instruments) of TCP, Buyer or any of their respective Subsidiaries and, following the Closing, the Company or any of its Subsidiaries, shall not be considered in determining whether such Banking Institution is a "Disqualified Person"; and

           (8)     for purposes of this Agreement only, the following Persons shall not be, and shall not be deemed to be, a "Disqualified Person": (i) Wells Fargo, (ii) any Affiliates of Wells Fargo that are Banking Institutions and (iii) any Banking Institutions that participate in a loan or credit facility with Wells Fargo, or with any Affiliates of Wells Fargo that are Banking Institutions, by or through syndication of such loan or credit facility or any other customary and comparable arrangement.

           "Distribution Center" means the Company's distribution center located in Memphis, Tennessee.

           "DLMI" has the meaning specified in Section 6.9.1.

           "Draft Post-Closing Merchandise Plan" has the meaning specified in Section 6.2.3(a).

           "DTR License" means a direct-to-retail license that authorizes the retailer licensee thereunder to manufacture, or cause to be manufactured on its behalf, consumer products for sale by such retailer licensee, bearing, featuring or incorporating Disney Branded Properties, subject to the terms and conditions of such license.

           "DWS" has the meaning specified in Section 6.9.1.

           "El Capitan Store" means the Disney Retained Store located at 6838 Hollywood Boulevard, Los Angeles, California.

           "Eligible Investment Fund" means any Person that is an "investment company" within the meaning of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, but only if and for so long as such Person's investment in USA Purchaser Securities, Buyer Affiliate Securities, TCP Securities or TCP Affiliate Securities is held solely for investment purposes (as a passive investor) and not for the purpose, or with the effect, of changing or influencing the control, management or policies of Buyer, any Subsidiary of Buyer, TCP or such TCP Affiliate or as a participant in any transaction having that purpose or effect; provided, that, for purposes of this Agreement, any Eligible Investment Fund that is sponsored, established, administered, issued, controlled, owned or operated by a Person who would be a Disqualified Person but for subparagraph (6) of the definition of "Disqualified Person" shall be excluded from the definition of "Eligible Investment Fund."

           "Emergency Arbitrator" has the meaning specified in Section 11.17.7.

           "Employee Benefit Plan" means (i) any employee benefit plan within the meaning of Section 3(3) of ERISA, (ii) any similar employment, consulting, severance agreement, contract, commitment, program or other arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits), or profit-sharing, deferred compensation, bonuses, stock options, stock appreciation rights or other stock-based awards, or other forms of incentive compensation or post-retirement insurance, compensation or benefits, (iii) any Pension Fund, or (iv) any Multiemployer Plan.

           "Employee Indemnification Agreement" means an agreement dated August 27, 2004, between DEI and TCP pertaining to the issuance of letters by TCP or its Affiliates to certain Employees pertaining to offers of continuing employment of such Employees by the Company following the Closing and certain indemnification obligations of TCP in connection therewith.

           "Employee Offer Letters" means the letters issued by TCP or its Affiliates to certain Employees pursuant to the Employee Indemnification Agreement.

           "Employees" means all employees of the Company, including, without limitation, those employed in connection with the operation of the Business and those working in, assigned to or responsible for the oversight or management of (i.e. a district or general manager) the Deferred Stores and the Disney Retained Stores, other than those employees located in the Flagship Stores and at the Distribution Center.

           "Employment Contracts" means all material written employment, consulting or independent contractor Contracts relating primarily to the Business, including, without limitation, any written retention agreements entered into in connection with the Business.

           "Encumbrance" means any easement, encumbrance, lease, security interest, lien, hypothec, charge, pledge, or comparable restriction, except for any restrictions on transfer generally arising under any applicable federal, state or provincial securities law.

           "Entity" means any corporation, partnership, limited partnership, limited liability company, trust or other form of legal entity.

           "Environmental Requirements" means all federal, state, provincial and local government or agency Laws relating to pollution or protection of human health and safety or the environment (including air, surface water, ground water, land surface and subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Substances.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

           "ERISA Affiliate" means TDS USA, TDS Canada and all trades or businesses (whether or not incorporated) that are members of a group of which DEI, Seller, TDS USA or TDS Canada is a member and that are (i) a "controlled group" within the meaning of Section 414(b) of the Code, (ii) a group "under common control" within the meaning of Section 414(c) of the Code, or (iii) an "affiliated service group" within the meaning of Section 414(m) or (o) of the Code.

           "Escrow Agent" means Deutsche Bank or such other firm as DEI or Seller shall select in its respective sole discretion.

           "Estimated Closing Working Capital" means the amount, estimated in accordance with Section 2.3.1, equal to the sum of all Current Assets reflected on the Closing Balance Sheet minus the sum of all Current Liabilities reflected on the Closing Balance Sheet.

           "Estimated Closing Working Capital Adjustment Amount" means the positive or negative amount equal to (i) the Estimated Closing Working Capital minus (ii) the Closing Working Capital Baseline.

           "Estimated Subsequent Closing Working Capital" means the amount, estimated in accordance with Section 6.7.3(c), equal to the sum of all Current Assets reflected on the Subsequent Closing Balance Sheet minus the sum of all Current Liabilities reflected on the Subsequent Closing Balance Sheet.

           "Estimated Subsequent Closing Working Capital Adjustment Amount" means the positive or negative amount equal to (i) the Estimated Subsequent Closing Working Capital minus (ii) the Subsequent Closing Working Capital Baseline.

           "Excess Amount" has the meaning specified in Section 3.1.1.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "Existing DTR Licenses" has the meaning specified in the License and Conduct of Business Agreement.

           "Existing Environmental Requirements" means those applicable provisions of any Environmental Requirements relating to the Business that are both in effect and required to be met by the Company prior to the Closing Date.

           "Existing Restricted Name Agreements" has the meaning specified in the License and Conduct of Business Agreement.

           "Expired Lease Stores" has the meaning specified in Section 6.7.2(a).

           "Extension Date" has the meaning specified in Section 7.4.4.

           "Final Allocation Schedule" has the meaning specified in Section 2.4.

           "Final Canada Purchase Price" has the meaning specified in Section 2.3.2(d).

           "Final Closing Balance Sheet" has the meaning specified in Section 2.3.2(b).

           "Final Closing Working Capital" means the sum of all Current Assets reflected on the Final Closing Balance Sheet minus the sum of all Current Liabilities reflected on the Final Closing Balance Sheet.

           "Final Closing Working Capital Adjustment Amount" means the positive or negative amount equal to (i) the Final Closing Working Capital minus (ii) the Closing Working Capital Baseline.

           "Final Post-Closing Merchandise Plan" has the meaning specified in Section 6.2.3.

           "Final Subsequent Closing Balance Sheet" has the meaning specified in Section 2.3.2(b).

           "Final Subsequent Closing Working Capital" means the sum of all Current Assets reflected on the Final Subsequent Closing Balance Sheet minus the sum of all Current Liabilities reflected on the Final Subsequent Closing Balance Sheet.

           "Final Subsequent Closing Working Capital Adjustment Amount" means the positive or negative amount equal to (i) the Final Subsequent Closing Working Capital minus (ii) the Subsequent Closing Working Capital Baseline.

           "Final USA Purchase Price" has the meaning specified in Section 2.3.2(d).

           "Final Working Capital Adjustment Amount" has the meaning specified in Section 2.3.2(b).

           "Financial Statements" has the meaning specified in Section 4.2.1.

           "Fiscal Year 2003" means the twelve (12) months ended September 27, 2003.

           "Flagship Stores" means the Disney Retained Stores located at (a) 711 Fifth Avenue, New York, New York, and (b) 500 South Buena Vista Street, Burbank, California (Disney Studio lot).

           "Freight Services Termination Date" has the meaning specified in Section 6.11.3.

           "Fundamental Representations" means those representations and warranties of (i) DEI and Seller contained in Sections 4.1, 4.4, 4.8.1 and 4.14 and (ii) Buyer contained in Sections 5.1, 5.2.1, 5.4, 5.5 and 5.6.

           "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied. Where more than one alternative treatment is permitted by GAAP as of any date, GAAP shall be deemed to refer, as of such date, to the treatment actually utilized by the Company on a consistent basis prior to the Closing.

           "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, provincial or local, domestic or foreign.

           "Guarantor" has the meaning specified in the Acquisition Agreement Guarantee.

           "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

           "Hazardous Substances" means substances that are defined or listed in, or otherwise classified under, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum.

           "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended, and the related regulations and published interpretations.

           "Income Tax Act (Canada)" means the Income Tax Act (Canada), as amended, and the regulations thereto.

           "Indebtedness" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all capital lease obligations of such Person, (v) all Indebtedness of other Persons guaranteed by such Person, (vi) all Indebtedness referred to in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) any hedging obligations with respect to the Indebtedness referred to in clause (i), (ii), (iii), (iv), (v), or (vi) above and (viii) any interest on or fees or costs with respect to the Indebtedness referred to in clause (i), (ii), (iii), (iv), (v), (vi) or (vii).

           "Indemnified Actions" means (i) those Actions set forth on TDS Schedule 4.9, (ii) any Actions asserted against either TDS USA or TDS Canada prior to the Closing Date, and (iii) any Actions asserted against either TDS USA or TDS Canada within eighteen (18) months following the Closing Date that arise directly from and relate solely to sales of merchandise by the Company prior to, or other circumstances or events existing or occurring prior to, the Closing Date.

           "Indemnified Party" has the meaning specified in Section 10.3.1.

           "Indemnifying Party" has the meaning specified in Section 10.3.1.

           "Information Technology" means hardware, software and/or other technology constituting part of any digital or electronic information system, together with all services and Contracts related thereto.

           "Initial Allocation Schedule" has the meaning specified in Section 2.4.

           "Initial Canada Purchase Price" has the meaning specified in Section 2.3.1.

           "Initial Purchase Price" means the Estimated Closing Working Capital Adjustment Amount paid by Buyer pursuant to Section 3.3.1, if any.

           "Initial USA Purchase Price" has the meaning specified in Section 2.3.1.

           "Intellectual Property" means (i) all patents, patent applications, patent applications under review, and potentially patentable ideas, (ii) all trademarks, names, brands, symbols, logos, characters, industrial designs, merchandise designs, merchandise tools (i.e., molds, dies, etc.) and service marks, all registrations and applications relating to the foregoing, and the goodwill associated therewith and symbolized thereby, (iii) all mask work rights, copyrights, copyright registrations, moral rights and works of authorship, (iv) all Internet domain names and web sites, (v) all work product and inventions (whether or not patented or patentable), and (vi) any and all other comparable proprietary information, designations and intellectual property rights, including, without limitation, remedies against infringements thereof and rights of protection of interest therein under the Laws of all jurisdictions.

           "Intellectual Property and Technology Assignment" means an Intellectual Property and Technology Assignment by TDS USA and TDS Canada, in substantially the form attached hereto as Annex B.

           "Intercompany Agreements and Arrangements" means all Contracts between TDS USA or TDS Canada, on the one hand, and DEI or any of its Affiliates (other than TDS USA or TDS Canada), on the other hand, including, without limitation, any such Contracts with respect to administration and support services, Intellectual Property, intercompany loans of a type reflected as "intercompany payables" or "intercompany receivables" on the balance sheets for TDS USA and/or TDS Canada in accordance with past business practice, tax sharing, payroll, product sourcing, supply chain, Information Technology, employee benefits and benefits administration, legal, accounting, treasury, insurance and strategic planning; provided, that, "Intercompany Agreements and Arrangements" shall exclude the following Contracts: (i) the Revolving Credit Agreement (which is a Retained Asset), (ii) the Pre-Closing Transaction Contracts and (iii) any trade payables in the ordinary course of business (e.g., trade payables for BVHE Merchandise) owed by the Company to DEI or any of its Affiliates (other than the Company) of a type that have not been previously treated as "intercompany payables". The "Intercompany Agreements and Arrangements" shall include, without limitation, the agreements and arrangements set forth on TDS Schedule 1.1(c).

           "Inventory" means all inventory owned by the Company (including merchandise inventory) as of the Closing Date, including, without limitation, any such inventory (i) located in or on the premises of any Store (or in any storage facility located at or near a Store), (ii) located in or on the premises of the Distribution Center or in or on the premises of the Company's third-party Canadian distributor, (iii) in transit to the Stores from either of the two (2) locations identified in the preceding subparagraph (ii), or (iv) paid for and in transit from the manufacturer or sourcing agent for such inventory to either of the two (2) locations identified in the preceding subparagraph (ii). For purposes of clarification, the parties hereby agree and acknowledge that "Inventory" shall exclude any (i) inventory located in or on the premises of, or in transit to or acquired for, the Flagship Stores and (ii) Ordered Inventory.

           "Investment Canada Act" means the Investment Canada Act, as amended, and the related regulations and published interpretations.

           "IRS" means the Internal Revenue Service or any successor entity.

           "June 2004 Working Capital Statement" means a statement setting forth the Estimated Closing Working Capital and the Estimated Closing Working Capital Adjustment Amount, each based on the Pro Forma Balance Sheet and calculated in good faith by DEI and Seller as if the Closing Date had occurred on June 26, 2004, which statement is included in Schedule 4.2.1.

           "Key Employees" means (i) Employees listed on TDS Schedule 7.4.1 holding titles of, or more senior than, vice president and (ii) all Continuing Employees not located at the Corporate Headquarters who are district managers or general managers of the Acquired Stores, in the case of subparagraph (i), as TDS Schedule 7.4.1 may be amended after the date hereof in accordance with Sections 6.3 and 7.4.1.

           "Knowledge" means the actual knowledge of the applicable Person (if such Person is a natural person) or the actual knowledge of any executive officer of the applicable Person (if such Person is an Entity) as of the date specified; provided, that (i) with respect to DEI and Seller, "Knowledge" means the actual knowledge of any of James Fielding, Steve Finney, Kay Murfin and Mark Rodriguez and (ii) with respect to Buyer, "Knowledge" means the actual knowledge of any of Steve Balasiano, Mario Ciampi, Ezra Dabah, Neal Goldberg and Seth Udasin.

           "Landlord" means the party that, as of the Closing, holds the landlord's or lessor's interest in a Lease.

           "Largest TCP Affiliate Stockholder" means, with respect to each Affiliate of TCP (other than Buyer and Buyer's Subsidiaries), the Person or group of Persons whose beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of voting TCP Affiliate Securities of such Affiliate of TCP entitles it to the largest vote in the election of the board of directors (or comparable governing body) of such Affiliate of TCP among all holders of TCP Affiliate Securities of such Affiliate of TCP.

           "Largest TCP Stockholder" means the Person or group of Persons whose beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of voting TCP Securities entitles it to the largest vote in the election of TCP's board of directors (or comparable governing body) among all holders of TCP Securities.

           "Law"or "Laws" means any law, statute, order, decree, judgment, rule, regulation, code, administrative requirement, ordinance or other pronouncement of any Governmental Entity or having the effect of law.

           "Lease" means any Acquired Lease or Disney Retained Lease (including any Deferred Lease or Approved Deferred Lease) and "Leases" means, collectively, the Acquired Leases and the Disney Retained Leases (including the Deferred Leases and the Approved Deferred Leases).

           "Lease Base Rent Amounts" means, with respect to a particular Store, an amount equal to (i) the monthly base rent (or comparable payment if designated by a different name) paid by TDS USA or TDS Canada, as applicable, pursuant to the Lease related to such Store for the month of May 2004, multiplied by (ii) twelve (12), which Lease Base Rent Amounts are set forth opposite each Store on the Acquired Stores Schedule.

           "Lease Liability" means, with respect to any Consent Required Core Store, the aggregate amount of outstanding minimum rent liability under the Lease related to such Consent Required Core Store as of October 2, 2004, as set forth opposite such Consent Required Core Store on the Acquired Stores Schedule.

           "Lease Percentage Rent Amounts" means, with respect to a particular Store, the aggregate amount of percentage rent (or comparable payment if designated by a different name) that would be required pursuant to the Lease based on the percentage rent formula (or comparable formula if designated by a different name) in effect on May 31, 2004, calculated using the Lease Sales Amount for such Store, which Lease Percentage Rent Amounts are set forth opposite each Store on the Acquired Stores Schedule.

           "Lease Sales Amounts" means, with respect to a particular Store, the aggregate amount of all revenues generated from all merchandise sales in such Store for Fiscal Year 2003, excluding all relevant and permitted exclusions pursuant to the gross sales/percentage rent provision of the Lease for the applicable Store, which Lease Sales Amounts are set forth opposite each Store on the Acquired Stores Schedule.

           "Li & Fung" has the meaning specified in Section 6.9.1.

           "Li & Fung Agreement" has the meaning specified in Section 6.9.1.

           "License and Conduct of Business Agreement" means the License and Conduct of Business Agreement by and among TDS Franchising, TDS USA and TDS Canada (including the limited guarantee by DWS of the obligations of TDS Franchising thereunder), in substantially the form attached hereto as Annex G.

           "License Encumbrance Agreements" has the meaning specified in the License and Conduct of Business Agreement.

           "Limited Liability Company Agreement" means the Operating Agreement for TDS USA, a copy of which has been made available to Buyer.

           "LLC Distribution" has the meaning specified in Section 2.1.1.

           "Loss" means any and all claims, damages, losses, liabilities, obligations, settlements, injunctions, suits, actions, proceedings, liens, demands, charges, fines, penalties, costs and expenses of every kind and nature (whether based on tort, breach of contract, product liability, patent or copyright infringement or otherwise), including, without limitation, reasonable fees and expenses of attorneys and other professionals.

           "Material Adverse Event" means any fact, event or condition that has or would reasonably be expected to have a material adverse effect on the Business taken as a whole. The parties agree that none of the following events or occurrences, singly or in the aggregate, shall be deemed to constitute a Material Adverse Event to the extent that they occur on or after the date hereof and prior to the Closing Date: (i) the loss of any Employees, whether arising from or related to the transactions contemplated by this Agreement or otherwise, provided, that such loss does not result from Seller's or DEI's breach of Section 6.3, 7.4.1(ii) or 7.4.4; (ii) subject to Section 8.2.2, the closure of any Store or Stores or the financial or operational performance of any Store or Stores, provided, that such events or occurrences do not result from Seller's or DEI's breach of Section 6.3 or 6.7; (iii) events or conditions affecting TWDC or any of its Affiliates other than the Company; (iv) any events generally affecting the economy or world events generally, including terrorist activities or potential or actual military conflicts; (v) events generally affecting the industry in which the Company does business; or (vi) events or conditions arising from the announcement of the transactions contemplated by this Agreement. No event or condition that results from any of the foregoing events occurring on or after the date hereof shall be deemed to constitute a breach of any of the representations or warranties of DEI or Seller hereunder.

           "Material Contract" means (i) any Contract pertaining to the Business to which TDS USA or TDS Canada is a party that (A) after the Balance Sheet Date imposes or will impose an obligation on TDS USA or TDS Canada to pay, or under which TDS USA or TDS Canada will have the right to receive, an amount of $300,000 or more in the aggregate, (B) creates Indebtedness of TDS USA or TDS Canada other than in the ordinary course of business and other than any such Indebtedness consisting of intercompany Indebtedness that will not be an obligation of the Company as of the Closing, (C) either (I) is not terminable by TDS USA or TDS Canada on less than one hundred fifty (150) days' prior notice or (II) is terminable by TDS USA or TDS Canada on less than one hundred fifty (150) days' prior notice and imposes on TDS USA or TDS Canada an obligation to pay an amount of $300,000 or more in connection with such termination, or (D) limits, in any material respect, the Company's ability to conduct any business or to enter into transactions with third parties; or (ii) any Contract between any Person who is not an Affiliate of the Company, on the one hand, and TDS USA or TDS Canada, on the other hand, pursuant to which such Person (A) grants TDS USA or TDS Canada the right and license to manufacture or cause to be manufactured on its behalf consumer products bearing, featuring or incorporating the Intellectual Property of the licensor thereunder and (B) is entitled as the licensor to receive from TDS USA or TDS Canada royalties for the use of such licensor's Intellectual Property. Notwithstanding the foregoing, "Material Contracts" excludes Employment Contracts, Employee Benefit Plans, Leases, Contracts identified on TDS Schedule 1.1(d) as Retained Assets, the U.K. Lease Guarantees and the Intercompany Agreements and Arrangements.

           "Membership Unit Acquisition" has the meaning specified in Section 2.2.

           "Membership Units" has the meaning specified in the recitals hereto.

           "Merchant Services Agreement" means that certain Amended and Restated Merchant Services Agreement between TCP and Hurley State Bank dated as of July 1, 2000, as amended.

           "Michigan Avenue Store" means the Disney Retained Store located at 717 North Michigan Avenue in Chicago, Illinois.

           "Modified GAAP" with reference to any financial statements of TDS USA and/or TDS Canada, means that such financial statements have been prepared in accordance with GAAP, except that they: (i) may not include all normal year-end audit adjustments (but shall include any such normal year-end audit adjustments (if any) that apply to inventory and/or trade payables); (ii) may not contain notes required by GAAP; (iii) may not include adjustments to reflect certain costs incurred by DEI or its Affiliates (other than TDS USA or TDS Canada) on behalf of TDS USA and/or TDS Canada that would have been included in intercompany payables had TDS USA and/or TDS Canada, as applicable, been operating on a stand-alone basis; (iv) do not include a provision for some or all income taxes because the tax effects accrue to DEI or its Affiliates (other than TDS USA or TDS Canada) as the owner of TDS USA and TDS Canada; and (v) do not and shall not include any provision for (a) any New Rent Requirements or New Capital Expenditure Requirements or (b) any other monetary obligations agreed to by Buyer in accordance with this Agreement in connection with any renewal, extension, amendment or modification of any Acquired Lease or any New Lease or in connection with obtaining any required Consent from a Landlord under an Acquired Lease (all of which shall be the sole responsibility of Buyer without compensation in any manner whatsoever from DEI or Seller). Unless otherwise expressly provided herein, liabilities and obligations that (a) are created by, or incurred pursuant to or in connection with, this Agreement, the documents or instruments contemplated hereby or the transactions contemplated hereby or thereby and (b) are not reflected on the Pro Forma Balance Sheet, shall not be included on any balance sheet prepared in connection with the working capital adjustment contemplated by Section 2.3, including, without limitation, the Closing Balance Sheet, the Subsequent Closing Balance Sheet, Buyer's Estimated Closing Balance Sheet, Buyer's Estimated Subsequent Closing Balance Sheet, the Final Closing Balance Sheet or the Final Subsequent Closing Balance Sheet. In addition, unless otherwise expressly provided herein (including, without limitation, in the provisos in the definitions of "Current Assets" and "Current Liabilities"), "Modified GAAP" means that, with respect to any items (such as reserves or accruals) that are determined by estimation, any estimates made by DEI or Seller in connection with the preparation of any balance sheet used for purposes of the working capital adjustment contemplated by Section 2.3, including, without limitation, the Closing Balance Sheet, that has a reasonable basis in Modified GAAP shall not be adjusted in any manner whatsoever in connection with the preparation of any other balance sheet used for purposes of the working capital adjustment contemplated by Section 2.3, including, without limitation, the Subsequent Closing Balance Sheet, Buyer's Estimated Closing Balance Sheet, Buyer's Estimated Subsequent Closing Balance Sheet, the Final Closing Balance Sheet or the Final Subsequent Closing Balance Sheet. For the avoidance of doubt, the preceding sentence shall not apply to the projected results of transactions that occur between the date on which the Closing Balance Sheet is prepared by the Company, DEI and Seller and the Closing Date, as such projections are made in good faith by the Company, DEI and Seller pursuant to Section 2.3.1, which projections may be adjusted to reflect the actual results of such transactions in connection with Buyer's preparation of the Buyer's Estimated Closing Balance Sheet pursuant to Section 2.3.2(a). For purposes of clarification, any Indebtedness owed by TDS USA or TDS Canada to DEI or any of its Affiliates (other than TDS USA or TDS Canada), or vice versa, of a type that has been, in accordance with past business practice, categorized as an "intercompany payable" or an "intercompany receivable" on the balance sheets for TDS USA and/or TDS Canada would not, in accordance with GAAP and Modified GAAP and the terms of this Agreement, be reflected on the balance sheets for TDS USA or TDS Canada as an "intercompany payable" or an "intercompany receivable," but instead, the net of such amounts would be and shall be reflected on such balance sheets as a credit (or, as applicable, a debit) to the stockholder's equity of TDS USA or TDS Canada (as applicable) as a result of the cancellation of any such "intercompany payables" and "intercompany receivables" and the corresponding contributions of such net amounts to the capital of TDS USA or TDS Canada in accordance with this Agreement.

           "Monogram" has the meaning specified in Section 6.9.1.

           "Monogram Agreement" has the meaning specified in Section 6.9.1.

           "Monogram Participation Agreement" means a "Participation Agreement," as defined in and contemplated by the Monogram Agreement, regarding participation in the credit card program established by Monogram pursuant to the Monogram Agreement.

           "Month-to-Month Acquired Leases" means Acquired Leases under which TDS USA's or TDS Canada's tenancy is, as of the date hereof or as of any date prior to or including the Closing Date, month-to-month.

           "Multiemployer Plan" means any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA that is (or was) subject to Title IV of ERISA.

           "Mutual Fund" shall mean any open-end investment fund commonly known as a "mutual fund" that combines the funds of numerous individual investors, invests such funds in a variety of securities, and enables each individual investor to participate on a pro rata basis in all such investments through such investor's interest in the mutual fund; provided, that, for purposes of this Agreement, any Mutual Fund that is sponsored, established, administered, controlled or operated by a Person who would be a Disqualified Person but for subparagraph (6) of the definition of "Disqualified Person" shall be excluded from the definition of "Mutual Fund."

           "NAP" has the meaning specified in Section 6.9.1.

           "NAP Agreement" has the meaning specified in Section 6.9.1.

           "New Capital Expenditure Requirements" has the meaning specified in Section 6.7.1(b).

           "New Lease" has the meaning specified in Section 6.7.1(b).

           "New Rent Acquired Stores" has the meaning specified in Section 6.7.1(b).

           "New Rent Requirements" has the meaning specified in Section 6.7.1(b).

           "New TDS Canada" means Hoop Canada, Inc., a corporation incorporated under the laws of the Province of New Brunswick and that will be solely owned by Canadian Purchaser.

           "New TDS Canada Securities" means the Securities of New TDS Canada in whatever form.

           "New TDS LLC" means Hoop Retail Stores, LLC, a Delaware limited liability company that is solely owned by USA Purchaser and is the parent of Canadian Purchaser. Immediately following the Closing, USA Purchaser shall cause TDS USA to be merged with and into New TDS LLC in accordance with Section 2.6.1.

           "New TDS LLC Securities" means the Securities of New TDS LLC in whatever form.

           "Non-Core Stores" means the Stores designated as "Non-Core Stores" on the Acquired Stores Schedule or the Deferred Stores Schedule, as applicable.

           "Non-IT Intellectual Property" means any and all Intellectual Property that is owned, licensed, used or controlled by TDS USA or TDS Canada other than any Intellectual Property that is embodied solely in the Company Information Technology.

           "Non-LC Purchase Order" means any Pre-Closing Inventory Order with respect to which a letter of credit in support thereof was not issued prior to the Closing, for whatever reason.

           "Non-Signatory Dispute" has the meaning specified in Section 11.17.15.

           "Non-Transferable Stores" has the meaning specified in Section 6.7.2(a).

           "Obligations" has the meaning specified in the Acquisition Agreement Guarantee.

           "Obligor" has the meaning specified in Section 6.11.11.

           "Ocean Sky" has the meaning specified in Section 6.9.1.

           "Ocean Sky Agreement" has the meaning specified in Section 6.9.1.

           "OLC" has the meaning specified in Section 6.9.1.

           "OPEIU Agreement" has the meaning specified in Section 4.18.2.

           "Operating Expenses" means, with respect to any Acquired Lease, amounts (if any) payable by the tenant pursuant to such Acquired Lease to the applicable Landlord, typically monthly, solely for the tenant's share of (i) real estate taxes and impositions, (ii) insurance costs, (iii) so-called "common area maintenance" costs, (iv) utilities and (v) merchants' association dues, in each case in accordance with the terms of the applicable Acquired Lease.

           "Operational Representations" means those representations and warranties of (i) DEI and Seller contained in Article IV that are not Fundamental Representations of DEI and Seller and (ii) Buyer contained in Article V that are not Fundamental Representations of Buyer.

          "Ordered Inventory" means inventory covered by or included in a Pre-Closing Inventory Order with respect to which, as of the Closing Date, a letter of credit has been issued pursuant to a Trade LC Facility, but has not yet been drawn. For purposes of clarification, the parties hereby agree that (i) if any such letter of credit issued pursuant to a Trade LC Facility has been drawn, such inventory shall be deemed to be included under the definition of "Inventory" and (ii) "Ordered Inventory" shall exclude any such inventory located in or on the premises of, or in transit to or acquired for, the Flagship Stores.

           "Outlet Store" means a retail store that offers products to consumers with an emphasis on low prices, a material purpose of which is liquidating excess, obsolete or otherwise slow-moving inventory from other related retail activities (e.g., a "Gap" outlet would liquidate inventory from the "Gap" chain of specialty retail clothing stores).

           "Outstanding Canadian Purchaser Securities" means the Canadian Purchaser Securities outstanding as of any particular date.

           "Outstanding New TDS Canada Securities" means the New TDS Canada Securities outstanding as of any particular date.

           "Outstanding New TDS LLC Securities" means the New TDS LLC Securities outstanding as of any particular date.

           "Outstanding TCP Securities" means the TCP Securities outstanding as of any particular date.

           "Outstanding USA Purchaser Securities" means the USA Purchaser Securities outstanding as of any particular date.

           "Parent Affiliate" means, with respect to any Person, an Affiliate of such Person who owns a majority of the outstanding voting equity Securities of such Person.

           "Partial TDS Canada Section 116 Certificate" has the meaning specified in Section 3.5.1.

           "Participation Agreements" has the meaning specified in Section 6.10.1.

           "Party Designations" has the meaning specified in Section 11.17.5(b).

           "PBGC" means the Pension Benefit Guaranty Corporation.

           "Pension Fund" means an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is either (i) subject to the requirements of Section 403(a) of ERISA or (ii) described in Sections 3(32), 3(33) or 4(b)(4) of ERISA; provided, that, for purposes of this Agreement, any Pension Fund (a) that is sponsored, established, administered, controlled, managed or operated by a Person who would be a Disqualified Person but for subparagraph (6) of the definition of "Disqualified Person" or (b) the majority of the funds of which is contributed by a Person and/or the employees of a Person who would be a Disqualified Person but for subparagraph (6) of the definition of "Disqualified Person," shall be excluded from the definition of "Pension Fund."

           "Permits" means any approval, authorization, consent, qualification, registration, license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, required to be obtained from or issued by, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity, including in connection with any applicable franchise Laws.

           "Permitted Encumbrance" means any Encumbrance that (i) is reflected or disclosed in the Financial Statements, including any notes thereto; (ii) constitutes a statutory lien or other lien not securing obligations for borrowed money arising in the ordinary course of business; (iii) is a lease for personal property and is reflected on TDS Schedule 4.5 or entered into in the ordinary course of business; or (iv) does not materially detract from the value of the Company's interest in the property in question or materially detract from or interfere with the use of such property in the ordinary conduct of the Business as currently conducted.

           "Person" means any natural person or Entity.

           "Per Store Inventory Allocation" means an amount of Inventory equal to (i) the aggregate book value of all Inventory divided by (ii) the sum of (A) the total number of Stores (including the Acquired Stores, the Disney Retained Stores and the Deferred Stores) in operation as of the Closing Date other than the Flagship Stores plus (B) four (4).

           "Per Store Ordered Inventory Allocation" means an amount of Ordered Inventory equal to (i) the aggregate book value of all Ordered Inventory (assuming that such Ordered Inventory were reflected on the books of the Company as of the Closing Date) divided by (ii) the sum of (A) the total number of Stores (including the Acquired Stores, the Disney Retained Stores and the Deferred Stores) in operation as of the Closing Date other than the Flagship Stores, plus (B) four (4).

           "Post-Closing Adjustment Amount" means the positive or negative amount equal to (i) the Final Working Capital Adjustment Amount minus (ii) any Estimated Closing Working Capital Adjustment Amount paid at the Closing (and, if applicable, the Working Capital Deferred Delivery Date) pursuant to Section 3.2 or 3.3, as applicable.

           "Post-Closing Inventory Orders" means inventory purchase orders issued by the Company (as a Subsidiary of Buyer) following the Closing Date.

           "Post Street Store" means the Disney Retained Store located at 400 Post Street in San Francisco, California.

          "Pre-Closing Inventory Orders" has the meaning specified in Section 6.11.2.

           "Pre-Closing Transaction Contracts" means all Contracts giving effect to, or entered into connection with, the transactions specified in Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4.

           "Pre-Closing Transactions" has the meaning specified in Section 2.1.

           "Pre-Signing Company Drafts" means the draft dated October 14, 2004 of the Company Credit Facility and the related Designation of Secured Lender Under License Agreement, which are attached hereto as Annex H, together with Section 16.5 of the License and Conduct of Business Agreement in the form attached to this Agreement.

           "Pre-Signing Wells Draft" means the draft dated October 14, 2004 of the Wells Fargo Credit Facility attached hereto as Annex I.

           "Prime Rate" means the base rate on corporate loans at large United States money center commercial banks as such rate is reported under "prime rate" in The Wall Street Journal from time to time.

           "Priority Designations" has the meaning specified in Section 11.17.5(d).

           "Pro Forma Balance Sheet" has the meaning specified in Section 4.2.1.

           "PWC" means PricewaterhouseCoopers LLC.

           "Related Agreements" means the License and Conduct of Business Agreement and the Deferred Lease Assignment and Assumption Agreement.

           "Remittance Date" has the meaning specified in Section 3.5.3.

           "Representatives" means, with respect to any Person, the officers, directors, employees, managers, partners, agents, consultants, advisors (including legal advisors, financial advisors and accountants), contractors and subcontractors of such Person.

           "Retail Facilities" means retail shopping mall, outlet center or strip mall facilities primarily focused on retail sales of consumer products.

           "Retained Asset Agreements" has the meaning specified in Section 6.9.1.

           "Retained Assets" means all Contracts, properties, assets and rights owned, leased, licensed, controlled or held by TDS USA and/or TDS Canada that are not related solely to, or are not used solely in connection with the operation of, or are not intended solely for the benefit of, the Business, including those Contracts, properties, assets and rights set forth on TDS Schedule 1.1(d) hereto. For purposes of clarification, "Retained Assets" will not include the Contracts, properties, assets and rights specifically set forth on the Company Assets Schedule, which will be retained by the Company as of the Closing.

           "Retained Liabilities" means all liabilities, obligations and commitments arising directly under or solely in connection with the Retained Assets.

           "Retention Payment" has the meaning specified in Section 7.4.5.

           "Retention Program" means the retention program established by the Company prior to the date of this Agreement with respect to certain of the Employees, but specifically excluding the Transition Retention Program.

           "Revolving Credit Agreement" means the Revolving Credit Agreement dated as of May 10, 2004 between DEI and TDS USA.

           "RNC" has the meaning specified in Section 6.9.1.

           "SEC" means the Securities and Exchange Commission.

           "Second Largest TCP Affiliate Stockholder" means, with respect to each Affiliate of TCP (other than Buyer and Buyer's Subsidiaries), the Person or group of Persons whose beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of voting TCP Affiliate Securities of such Affiliate of TCP entitles it to the second largest vote (after the Largest TCP Affiliate Stockholder) in the election of the board of directors (or comparable governing body) of such Affiliate of TCP among all holders of TCP Affiliate Securities of such Affiliate of TCP.

           "Second Largest TCP Stockholder" means the Person or group of Persons whose beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of voting TCP Securities entitles it to the second largest vote (after the Largest TCP Stockholder) in the election of TCP's board of directors (or comparable governing body) among all holders of TCP Securities.

           "Section 116 Certificate" has the meaning specified in Section 3.5.1.

           "Securities" means any and all debt and equity securities and other ownership interests in whatever form, including, without limitation, common stock or shares, preferred stock or shares or other capital stock, membership, partnership or participation interests or units, and notes, bonds, debentures or other similar debt instruments, including, without limitation, any securities, warrants, options or rights convertible into or exercisable for any of the foregoing.

           "Securities Act" means the Securities Act of 1933, as amended.

           "Seller" has the meaning specified in the preamble to this Agreement.

           "Seller Consent Officers" means Steve Finney, James Kapenstein, Grace Liang, Aldo Manzini and Mark Rodriguez.

           "Seller Disqualifying Event" means (i) a negligent act or omission or willful misconduct of a Person otherwise required to be indemnified under Section 10.2.4 (provided, that, for purposes of clarification, Seller's or DEI's conduct of, or failure to conduct, due diligence shall not, as applicable, constitute a negligent act or omission), (ii) any reorganization or change in ownership of DEI, Seller or any of their Affiliates, (iii) any change by DEI, Seller or any of their Affiliates in the accounting basis on which its assets are valued or the accounting basis, method, policy or practice on which its financial statements are prepared, or (iv) any change in GAAP after the Closing Date.

           "Share Acquisition" has the meaning specified in Section 2.2.

           "Shares" has the meaning specified in the recitals hereto.

           "Signing Date Acquired Stores" means the Acquired Stores set forth on the Acquired Stores Schedule on the date of this Agreement (i.e., prior to any amendment of the Acquired Stores Schedule pursuant to Section 6.7.2 or 6.7.3).

           "SKUs" means stock keeping units.

           "Softlines" has the meaning specified in the License and Conduct of Business Agreement.

           "Specialty Retail Store" has the meaning specified in the License and Conduct of Business Agreement.

           "Standard Chartered Facility" means the Banking Facility Letter dated January 16, 2004 among Standard Chartered Bank, TDS USA (as successor to The Disney Store, Inc.), DWS, The Disney Store Limited, Disney Auctions L.L.C., ABC Cable Networks Group, Buena Vista Theatrical Merchandise L.L.C. and Disney Direct Marketing Services, Inc.

           "Store Adjustment Methodology" means, in connection with the preparation of any balance sheet of the Company or any portion of its operations that reflects the addition or deletion of, or the operations solely of, any Non-Transferable Stores, Expired Lease Stores, Deferred Stores or Approved Deferred Stores, that such balance sheet shall take into account, in a manner consistent with the manner in which Stores were deleted from the Pro Forma Balance Sheet, only the properties, assets, liabilities and obligations directly related to such Stores, including, without limitation, the respective Leases for such Stores, the furniture, fixtures and equipment located in such Stores, the Per Store Inventory Allocation and the Per Store Ordered Inventory Allocation for such Stores, and the employees who work in such Stores. For purposes of clarification, any calculation of Current Assets for the Approved Deferred Stores shall include the Approved Deferred Store Inventory Amount and the Approved Deferred Store Ordered Inventory Amount, but shall exclude any other amount for inventory.

           "Store-Related Assets and Liabilities" means all properties, assets, rights, liabilities and obligations relating to the conduct and operation of the Business pertaining to the Approved Deferred Stores, including, without limitation, the inclusion of the Approved Deferred Store Inventory Amount and the Approved Deferred Store Ordered Inventory Amount as a Current Asset.

           "Stores" means the specialty retail stores operated by TDS USA or TDS Canada under the "Disney Store" name on the date of this Agreement. For purposes of clarification, the Stores include the Acquired Stores, the Disney Retained Stores and the Deferred Stores.

           "Strike Notices" has the meaning specified in Section 11.17.5(c).

           "Subsequent Closing" has the meaning specified in Section 6.7.3(d).

           "Subsequent Closing Balance Sheet" has the meaning specified in Section 6.7.3(c).

           "Subsequent Closing Date" means the date of the Subsequent Closing.

           "Subsequent Closing Period" has the meaning specified in Section 6.7.3(b).

           "Subsequent Closing Working Capital Baseline" means (i) the Average Per Store Working Capital Value, multiplied by (ii) the number of Approved Deferred Stores set forth on the Approved Deferred Stores Schedule as of the Subsequent Closing Date; provided, that, for purposes of the foregoing subparagraph (ii), if applicable, the Ala Moana Store and the Caesar's Palace Store shall each be treated as two (2) Stores (such that the Subsequent Closing Working Capital Baseline with respect to each such Store shall be equal to twice the Average Per Store Working Capital Value).

           "Subsidiaries", as to any Person, means an Entity of which equity Securities having ordinary voting power (other than Securities having such power only by reason of the happening of a contingency) to elect a majority of the directors, managers, trustees or other comparable controlling persons of such Entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. With respect to the Company, its "Subsidiaries" shall be deemed to exclude TDS Franchising, Disney Rewards, LLC, The Walt Disney Company (Asia Pacific) Limited and The Disney Store (Australia) Pty Ltd., all Securities of which are Retained Assets and will be distributed out of TDS USA to Seller prior to the Closing pursuant to the LLC Distribution.

           "SunTrust" means SunTrust Bank.

          "SunTrust Agreement" means the SunTrust Merchant Services Agreement, dated February 6, 2001, by and between The Disney Store, Inc. and SunTrust, as modified and supplemented by the Addendum to Merchant Bank Card Agreement by and between The Disney Store, Inc. and SunTrust.

          "Superior Proposal" means a Competing Offer from a third party that the Board of Directors of TWDC determines in its good faith judgment (following consultation with TWDC's financial advisor) to have economic terms that are more favorable in the aggregate to the stockholders of TWDC than the Membership Unit Acquisition and the Share Acquisition (taking into account all factors that such Board of Directors may deem relevant, including, in the judgment of such Board of Directors, the amount and form of consideration to be received in the transaction, the timing of and likelihood of closing such Competing Offer, and the relative value of any non-cash consideration).

          "Supplemental Disclosure Items" has the meaning specified in Section 6.2.2.

          "Supporting LCs" means, collectively, one or more standby letters of credit (in form and substance approved by DEI and Seller in accordance with Section 6.11.6) issued pursuant to the Company Credit Facility for the benefit of DEI and/or its Affiliates, to support the payment of (i) amounts outstanding under letters of credit issued (but not drawn) under a Trade LC Facility in connection with, or as a payment mechanism for, Buyer Ordered Inventory and/or (ii) Disney Umbrella Freight Services Amounts.

           "Tax" or "Taxes" means (i) any and all federal, state, provincial, local, municipal and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities of any kind, including taxes or other charges based upon or measured by gross receipts, income, profits, sales, capital, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, personal property, excise, duty, customs and real estate taxes, and, in addition to the foregoing, with respect to TDS Canada, Canada Pension Plan and provincial pension plan contributions, employment and unemployment insurance contributions, worker's compensation and deductions at source, together, in each case, with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in subparagraph (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payments of the amounts of the types described in subparagraph (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person (other than an indemnification obligation arising under this Agreement).

          "Tax Proceeding" has the meaning specified in Section 7.1.2.

           "Tax Purchase Price" means the aggregate amount, calculated using United States Federal income tax principles, that must be allocated to the assets of TDS USA.

           "Tax Return" means a report, return or other information or form required to be supplied to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes any Affiliate.

           "Tax Sharing Agreement" means a Contract between or among DEI and/or any of its Affiliates other than TDS USA and TDS Canada, on the one hand, and TDS USA and/or TDS Canada, on the other hand, relating to the allocation of responsibility for tax liability between or among the parties thereto.

           "TCP" means The Children's Place Retail Stores, Inc., a Delaware corporation and the Parent Affiliate of Buyer.

          "TCP Affiliate Securities" means Securities of any Subsidiary of TCP other than Buyer, New TDS LLC, New TDS Canada and Buyer's other Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries), in whatever form.

           "TCP Guaranty and Commitment" means a Guaranty and Commitment by TCP and Buyer in favor of TDS USA, TDS Canada and TDS Franchising, in substantially the form attached hereto as Annex C.

           "TCP Intercompany Services Agreement" means the Intercompany Services Agreement by and among TCP and/or its Affiliates, on the one hand, and the Company and/or its Subsidiaries, on the other hand, in substantially the form attached to the License and Conduct of Business Agreement.

          "TCP Securities" means the Securities of TCP in whatever form.

          "TDS Audited Financial Statements" has the meaning specified in Section 6.13.

           "TDS Canada" has the meaning specified in the recitals to this Agreement (giving effect to the last sentence of Section 2.6.2).

          "TDS Canada Withheld Amount" has the meaning specified in Section 3.5.1.

          "TDS Franchising" means TDS Franchising, LLC, a California limited liability company.

           "TDS Japan" has the meaning specified in Section 6.9.1.

           "TDS USA" has the meaning specified in the recitals to this Agreement (giving effect to the last sentence of Section 2.6.1).

          "TDS USA Merger" has the meaning specified in Section 2.6.1.

          "TDS Schedules" means those certain disclosure schedules that have been separately delivered by DEI and/or Seller to Buyer concurrently with the execution of this Agreement.

           "TDSJ IT Services Agreement" has the meaning specified in Section 6.9.1.

           "TDSJ License Agreement" has the meaning specified in Section 6.9.1.

           "Termination Date" has the meaning specified in Section 9.1.5.

           "Theme Park" means either an individual facility or a group, district or other assemblage of facilities that is known, identified, promoted or held out to the public as a common or unified complex, in either case offering amusement-style attractions and/or rides (e.g., roller coasters, "Space Mountain," "It's a Small World," or the "Jaws" attraction at Universal Studios Theme Park) and/or other substantially similar forms of entertainment, regardless of whether a fee is charged to gain entry or admission thereto; provided, that, "Theme Park" shall not include (i) any local, county or state fairs, sporting arenas or sporting events or museums or (ii) any facilities that offer amusement-style attractions and/or rides but with respect to which the offering of such amusement-style attractions and/or rides does not comprise more than, in the case of Retail Facilities, fifteen percent (15%), and in the case of all other facilities, five percent (5%), of the total square footage of such facilities that is open to the general public (e.g. a gambling casino, such as the New York, New York hotel and casino in Las Vegas, that offers amusement-style rides or games in one portion of the lobby of the casino), provided, that the carveouts described in this subparagraph (ii) shall not apply to any facility that is adjacent to, contained within, or held out to the public as being a part of, a facility that is a "Theme Park" within the terms of this definition. By way of example, and for illustration purposes only, the following venues (and all components thereof) are Theme Parks for the purposes of this definition: MAGIC KINGDOM® Park, DISNEYLAND® Resort, WALT DISNEY WORLD® Resort, DISNEYLAND Resort PARIS, Cedar Point, Six Flags, LEGOland, Busch Gardens, Universal® Studios and Sea World®.

           "Theme Park Ticket Agreements" means any intercompany agreement between DEI or its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, pertaining to the purchase of Theme Park tickets by the Company for sale through the Stores, including, without limitation, the Domestic Retailer Ticket Agreement entered into as of January 1, 2003 by and between WDPR and TDS USA, as amended.

          "Third Party Claims" has the meaning specified in Section 10.4.

           "Toronto-Dominion Facility" means that certain Agreement dated as of May 23, 2002 between The Children's Place (Canada) LP and Toronto-Dominion Bank, as amended.

          "Trade LC Facility" means any bank, credit or other comparable lending facility pursuant to which DEI or any of its Affiliates is the obligor and under which letters of credit have been issued in connection with, or as a payment mechanism for, inventory purchase orders issued by the Company, including, without limitation, the Standard Chartered Facility.

          "Transaction Taxes" has the meaning specified in Section 7.1.3.

           "Transfer" means any issuance, sale, transfer, assignment, subletting, hypothecation, pledge as security or collateral, Encumbrance or other disposition, in whole or in part, whether voluntarily or involuntarily, whether by gift, bequest or otherwise. In the case of a hypothecation, pledge or Encumbrance, the Transfer shall be deemed to occur both at the time of the initial pledge and at any pledgee's sale, any sale by any secured creditor, or any retention by any secured creditor of the pledge assets in complete or partial satisfaction of the indebtedness for which such assets are security.

          "Transitional Administrative Services Agreement" has the meaning specified in Section 6.15.1.

          "Transitional Disney Retained Stores Agreement" has the meaning specified in Section 6.15.1.

          "Transitional Distribution Services Agreement" has the meaning specified in Section 6.15.1.

          "Transitional Information Technology Services Agreement" has the meaning specified in Section 6.15.1.

          "Transition Employees" has the meaning specified in Section 7.4.5.

           "Transition Letter Agreement" has the meaning specified in Section 7.4.5.

          "Transition Retention Program" has the meaning specified in Section 7.4.5.

           "Transition Services Termination Date" has the meaning specified in Section 7.4.5.

          "Trial Balance" means the pro forma trial balance of the Company as of June 26, 2004 giving effect as of such date to the Pre-Closing Transactions, as attached to the Financial Statements and included in TDS Schedule 4.2.1.

           "TWDC" means The Walt Disney Company, a Delaware corporation.

           "U.K. Lease Guarantees" means guarantees, lines of credit, letters of credit or comparable agreements or arrangements entered into by TDS USA under which, prior to the Closing, TDS USA guaranteed or otherwise ensured or secured some or all of the obligations of its Affiliates (other than TDS Canada), including, without limitation, the agreements and arrangements set forth on TDS Schedule 6.7.1.

          "USA Purchaser" has the meaning specified in the preamble to this Agreement.

          "USA Purchaser Securities" means the Securities of USA Purchaser in whatever form.

          "ValueLink Agreement" means the Enterprise Stored Value Card Agreement, dated as of September 9, 2004, by and between Disney Gift Card Services, Inc., a Virginia corporation, and ValueLink, LLC, a Delaware limited liability company (d/b/a ValueLink).

          "ValueLink Participation Agreement" means a participation agreement, as contemplated by the ValueLink Agreement, regarding participation in the gift card program established pursuant to the ValueLink Agreement by Persons who are not Affiliates of Disney Gift Card Services, Inc.

           "WDPR" has the meaning specified in Section 6.9.1.

           "Wells Fargo" means Wells Fargo Retail Finance LLC.

           "Wells Fargo Credit Facility" means a loan and security agreement (or an amendment of an existing loan and security agreement) among TCP, Wells Fargo (as Agent) and the financial institutions named therein to be entered into after the date hereof and on or prior to the Closing Date pursuant to and in accordance with Section 6.11.7.

           "Working Capital Deferred Delivery Date" means December 24, 2004 or, if the Closing occurs after December 24, 2004, the Closing Date.

           1.2     Interpretation. Except as otherwise expressly provided in this Agreement, the following rules shall apply hereto: (i) the singular includes the plural and the plural includes the singular; (ii) "or" is not exclusive, and "include" and "including" are not limiting; (iii) a reference to any Contract includes any permitted modifications, supplements, amendments, restatements, renewals, extensions and replacements; (iv) a reference in this Agreement to a section or annex is to the section of or annex to this Agreement unless otherwise expressly provided; (v) a reference to a section or paragraph in this Agreement shall, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said section or paragraph; (vi) words such as "hereunder," "hereto," "hereof" and "herein," and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause hereof; (vii) a reference in this Agreement to a "party" (whether in the singular or the plural) shall (unless otherwise indicated herein) include both natural persons and Entities; (viii) references herein to "Dollars" or "$" shall mean United States dollars unless otherwise specifically stated; and (ix) with respect to any matter requiring the approval or consent of either party hereunder, if no other standard for granting or denying such approval or consent is provided in this Agreement, such determination shall be made by the respective party in its sole discretion.

ARTICLE II
MEMBERSHIP UNIT AND SHARE ACQUISITION

           2.1     Pre-Closing Transactions. DEI, Seller and Buyer hereby acknowledge and agree that, prior to the Closing, the following transactions (collectively, the "Pre-Closing Transactions") shall be effected by DEI and Seller:

                2.1.1     Distribution to Member. Subject to obtaining the requisite Consents with respect to the distribution to Seller of the Retained Assets, Seller shall cause TDS USA to distribute to Seller, TDS USA's sole member, the Retained Assets then held by TDS USA and, if applicable pursuant to Section 6.7.3, the Deferred Leases to which TDS USA is a party and all properties, assets, rights, liabilities and obligations relating to the conduct and operation of the Business pertaining to the Deferred Stores by TDS USA prior to the Closing Date (the "LLC Distribution");

                2.1.2     Transfer by TDS Canada. Subject to obtaining the requisite Consents with respect to the Transfer to Canadian Transferee of the Retained Assets, DEI shall cause TDS Canada to Transfer to Canadian Transferee the Retained Assets then held by TDS Canada and, if applicable pursuant to Section 6.7.3, the Deferred Leases to which TDS Canada is a party and all properties, assets, rights, liabilities and obligations relating to the conduct and operation of the Business pertaining to the Deferred Stores by TDS Canada prior to the Closing Date (the "Canadian Transfer");

                2.1.3     Transfer of Intellectual Property and Technology. DEI and Seller shall cause TDS USA and TDS Canada to execute the Intellectual Property and Technology Assignment; and

                2.1.4     Intercompany Agreements and Arrangements. DEI and Seller shall cause the Company and the other parties to the Intercompany Agreements and Arrangements to terminate the Intercompany Agreements and Arrangements. For purposes of clarification, (i) upon termination pursuant to this Section 2.1.4, all Tax Sharing Agreements will have no further effect for any taxable year (whether the current year, a future year or a past year), (ii) trade payables in the ordinary course of business (e.g., trade payables for BVHE Merchandise) owed by the Company to DEI or any of its Affiliates (other than the Company) of a type that have not been previously treated as "intercompany payables" shall not be terminated pursuant to this Section 2.1.4, (iii) the Revolving Credit Agreement (which is a Retained Asset) and the Pre-Closing Transaction Contracts shall not be terminated pursuant to this Section 2.1.4 and (iv) termination of the Theme Park Ticket Agreements pursuant to this Section 2.1.4 shall be on a going-forward basis only, the Theme Park Ticket Agreements shall remain in effect with respect to any tickets sold to or by the Company prior to the Closing or otherwise held in inventory by the Company as of the Closing, and any such tickets shall remain subject to the terms of the applicable Theme Park Ticket Agreement.

          At least five (5) Business Days prior to effecting any of the Pre-Closing Transactions, DEI and Seller shall provide Buyer (or, in the case of any Pre-Closing Transactions effected prior to the date hereof, DEI and Seller shall provide Buyer as soon as reasonably practicable after the date hereof) with a copy of each document or instrument designed to give effect to the Transfers or terminations contemplated in Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 (but, for the avoidance of doubt, excluding any other Contracts entered into in connection therewith that will not, following the Closing, impose any material liabilities or obligations on the Company other than any such liabilities or obligations imposed pursuant to, or otherwise contemplated by, this Agreement, the License and Conduct of Business Agreement or any other Related Agreement or the TCP Guaranty and Commitment, such as, by way of example only and without limitation, forms of consents and additional intercompany agreements and licenses). Such documents and instruments shall be provided to Buyer for review purposes only, and not for approval; provided, that, DEI and Seller shall consider in good faith any comments of Buyer provided to DEI and Seller within three (3) Business Days after receipt thereof, but any final determination as to whether to accept or reject any such comments shall be made by DEI and Seller in their respective sole discretion. DEI and Seller shall ensure that none of such documents or instruments shall conflict with, violate or breach any provision of this Agreement or any Related Agreement. Notwithstanding anything to the contrary contained in this Section 2.1, none of USA Purchaser, Canadian Purchaser or their Affiliates, including the Company following the Closing, shall have any material liability or obligation in connection with the Pre-Closing Transactions or any documents or instruments relating thereto, other than (i) those imposed pursuant to, or otherwise contemplated by, this Agreement, the License and Conduct of Business Agreement, any other Related Agreement or the TCP Guaranty and Commitment, (ii) those for which DEI and/or Seller have provided indemnification pursuant to the terms of this Agreement, the License and Conduct of Business Agreement, any other Related Agreement or the TCP Guaranty and Commitment, (iii) those reflected as a Current Liability on the Final Closing Balance Sheet and/or the Final Subsequent Closing Balance Sheet, (iv) those consisting of obligations to provide customary assistance, including the execution of documents and powers of attorney granted for such purpose, in connection with the transfer of the assets subject to such documents or instruments and those consisting of other reasonably comparable obligations that are customary in transactions of the types contemplated by the Pre-Closing Transactions, and (v) those that are not covered, directly or indirectly, by any of the preceding subparagraphs (i) through (iv) but for which DEI and/or Seller agree to reimburse Buyer and its Affiliates for their reasonable, documented, out-of-pocket costs and expenses incurred in connection therewith (provided that no such reimbursement shall be required with respect to any liability or obligation that is covered, directly or indirectly, by any of the preceding subparagraphs (i) through (iv), inclusive).

           2.2     Acquisition of the Membership Units and the Shares. Subject to the terms and conditions set forth herein, (i) Seller hereby agrees to transfer to USA Purchaser, and USA Purchaser hereby agrees to accept the transfer from Seller of, the Membership Units, free and clear of any Encumbrance, except as provided in the Limited Liability Company Agreement (the "Membership Unit Acquisition"), and (ii) DEI hereby agrees to transfer to Canadian Purchaser, and Canadian Purchaser hereby agrees to accept the transfer from DEI of, the Shares, free and clear of any Encumbrance (the "Share Acquisition").

           2.3     Working Capital Adjustments.

                2.3.1     Closing Date Adjustment. At least two (2) Business Days prior to the Closing Date, DEI and Seller shall deliver to Buyer (i) the Closing Acquired Stores Schedule, the Closing Disney Retained Stores Schedule and the Deferred Stores Schedule; (ii) the estimated unaudited balance sheet of the Company on a combined basis as of the Closing Date, prepared by the Company, DEI and Seller in good faith, giving effect as of the Closing Date to the Pre-Closing Transactions (the "Closing Balance Sheet"); and (iii) a letter setting forth and certifying the Company's, DEI's and Seller's good faith calculation, based on the Closing Balance Sheet, of the Estimated Closing Working Capital and the Estimated Closing Working Capital Adjustment Amount. The Closing Balance Sheet shall be prepared in a manner and form consistent with the Pro Forma Balance Sheet (including the application of Modified GAAP), except for adjustments made to reflect the absence of the Non-Transferable Stores, Expired Lease Stores and the Deferred Stores in accordance with the Store Adjustment Methodology, and the Estimated Closing Working Capital and the Estimated Closing Working Capital Adjustment Amount shall be calculated in a manner and form consistent with the June 2004 Working Capital Statement. Upon the Closing Date (and, if Buyer makes the election provided for in Section 3.3.1, on or prior to the Working Capital Deferred Delivery Date with respect to the Deferred Item Amount only), the Estimated Closing Working Capital Adjustment Amount shall be paid in accordance with Section 3.2 or 3.3, as applicable; provided, that if the Estimated Closing Working Capital Adjustment Amount is zero, there shall be no such payment made pursuant to this Section 2.3.1. If the Estimated Closing Working Capital Adjustment Amount is positive, (A) the "Initial Canada Purchase Price" shall be (x) the Estimated Closing Working Capital Adjustment Amount multiplied by (y) a fraction, the numerator of which is the number of Acquired Stores set forth on the Closing Acquired Stores Schedule that were operated by TDS Canada prior to the Closing, and the denominator of which is the total number of Acquired Stores set forth on the Closing Acquired Stores Schedule, and (B) the "Initial USA Purchase Price" shall be the Initial Purchase Price minus the Initial Canada Purchase Price. If the Estimated Closing Working Capital Adjustment Amount is negative or zero, the "Initial Canada Purchase Price" and the "Initial USA Purchase Price" shall each be zero.

                2.3.2     Post-Closing Adjustment.

                     (a)      Buyer's Estimated Closing Balance Sheet and Subsequent Closing Balance Sheet; Adjustment Statement. Within six (6) months after the Subsequent Closing Date or, if no Subsequent Closing occurs, within six (6) months after the expiration of the Subsequent Closing Period (if applicable), Buyer shall cause to be prepared and delivered to DEI and Seller (i) an unaudited balance sheet of the Company on a combined basis as of the Closing Date ("Buyer's Estimated Closing Balance Sheet"), (ii) Buyer's good faith estimate of the Final Closing Working Capital Adjustment Amount based on Buyer's Estimated Closing Balance Sheet (i.e., as if it were the Final Closing Balance Sheet), (iii) an unaudited balance sheet reflecting the assets and liabilities relating solely to the Approved Deferred Stores, including, without limitation, the Approved Deferred Leases and Store-Related Assets and Liabilities, as of the Subsequent Closing Date ("Buyer's Estimated Subsequent Closing Balance Sheet"), (iv) Buyer's good faith estimate of the Final Subsequent Closing Working Capital Adjustment Amount based on Buyer's Estimated Subsequent Closing Balance Sheet (i.e., as if it were the Final Subsequent Closing Balance Sheet), and (v) appropriate supporting documentation for each of the foregoing (collectively, the "Adjustment Statement"). Buyer's Estimated Closing Balance Sheet and Buyer's Estimated Subsequent Closing Balance Sheet shall be prepared in a manner and form consistent with the Closing Balance Sheet and Subsequent Closing Balance Sheet, respectively, including the application of Modified GAAP (and, for purposes of clarification, shall not include any adjustment to inventory arising from any inventory valuation or inventory count conducted by any party in connection therewith), and the Final Closing Working Capital Adjustment Amount and the Final Subsequent Closing Working Capital Adjustment Amount shall be calculated in a manner and form consistent with the Estimated Closing Working Capital Adjustment Amount.

                      (b)     Adjustment Statement Objection. During the three (3) month period following Buyer's delivery of the Adjustment Statement, DEI, Seller and their Representatives shall have, upon request during normal business hours subject to reasonable prior notice, (x) the right to examine the Adjustment Statement and all records and documentation used to prepare the Adjustment Statement, (y) access to copies of all other books, records and accounts and such other information relating to the Adjustment Statement in the possession of Buyer, its Affiliates and/or their respective accountants and other Representatives as DEI or Seller reasonably requests, and (z) access to the employees, accountants and other Representatives of Buyer and its Affiliates as DEI or Seller reasonably requests, to allow DEI and Seller to examine the accuracy of the Adjustment Statement, including, without limitation, any item on Buyer's Estimated Closing Balance Sheet or Buyer's Estimated Subsequent Closing Balance Sheet and any item included in Buyer's good faith estimate of the Final Closing Working Capital Adjustment Amount or the Final Subsequent Closing Working Capital Adjustment Amount. In the event DEI or Seller disputes any matter described in the Adjustment Statement, including any item on Buyer's Estimated Closing Balance Sheet or Buyer's Estimated Subsequent Closing Balance Sheet, DEI or Seller shall so inform Buyer in writing (the "Adjustment Statement Objection"), setting forth a reasonably detailed description of the basis of the Adjustment Statement Objection on or before the last day of the three (3) month period referred to above in this Section 2.3.2(b). For purposes of clarification, DEI and Seller may examine the accuracy of any matter described in the Adjustment Statement and submit the Adjustment Statement Objection regardless of whether Buyer's estimated Final Closing Working Capital Adjustment Amount or estimated Final Subsequent Closing Working Capital Adjustment Amount set forth in the Adjustment Statement is positive, negative or zero. If DEI or Seller delivers an Adjustment Statement Objection, Buyer, DEI and Seller shall attempt in good faith to resolve such objection within two (2) months following Buyer's receipt thereof. If DEI, Seller and Buyer are unable to resolve the objection within such two (2) month period, they shall refer their remaining differences to Grant Thornton LLP (the "CPA Firm"), who shall, acting as experts in accounting and not as arbitrators or legal experts, resolve only those accounting disagreements specifically submitted to the CPA Firm. Buyer, DEI and Seller shall cooperate in good faith to agree upon the specific accounting disagreements to be submitted to the CPA Firm, the method for submitting such accounting disagreements, applicable guidelines to govern communications with the CPA Firm and other procedural rules with respect to the engagement of, the submission of accounting differences to, and the resolution of such accounting differences by, the CPA Firm. In no event shall Buyer, DEI or Seller submit to the CPA Firm, nor shall the CPA Firm resolve, any legal disagreements. Buyer, DEI and Seller shall make readily available to the CPA Firm all relevant books and records and any work papers relating to the Adjustment Statement, the employees, accountants and other Representatives of Buyer, DEI and Seller, and all other items reasonably requested by the CPA Firm. Buyer, DEI and Seller shall jointly engage the CPA Firm, and the fees and disbursements of the CPA Firm shall be shared equally by Buyer, on the one hand, and DEI and Seller, on the other hand. The CPA Firm shall be directed to deliver in writing its resolution of any disputed items from the Adjustment Statement to DEI, Seller and Buyer no later than the twentieth (20th) Business Day after the remaining differences underlying the Adjustment Statement Objection are referred to the CPA Firm. Upon completion of the foregoing procedures:

                                (i)      the "Final Closing Balance Sheet" and the "Final Subsequent Closing Balance Sheet" shall be deemed to be (A) as set forth in the Adjustment Statement, if DEI and Seller do not object thereto within the specified time period, (B) as agreed upon by DEI, Seller and Buyer, if DEI or Seller objects to the Adjustment Statement but DEI, Seller and Buyer are able to resolve such objection, (C) as determined or resolved by the CPA Firm, if DEI or Seller objects to the Adjustment Statement and Buyer, DEI and Seller are unable to resolve all such objections, or (D) as applicable, a combination of the preceding subparagraphs (B) and (C); and

                                 (ii)      the "Final Working Capital Adjustment Amount" shall be either (A) the Combined Working Capital Adjustment Amount minus the Adjustment Threshold, if such Combined Working Capital Adjustment Amount is greater than the Estimated Closing Working Capital Adjustment Amount paid at the Closing pursuant to Section 3.2 or 3.3, as applicable (and the Deferred Item Amount paid on or prior to the Working Capital Deferred Delivery Date, if applicable), by an amount in excess of the Adjustment Threshold, (B) the Combined Working Capital Adjustment Amount plus the Adjustment Threshold, if such Combined Working Capital Adjustment Amount is less than the Estimated Closing Working Capital Adjustment Amount paid at the Closing pursuant to Section 3.2 or 3.3, as applicable (and the Deferred Item Amount paid on or prior to the Working Capital Deferred Delivery Date, if applicable), by an amount in excess of the Adjustment Threshold, or (C) the Estimated Closing Working Capital Adjustment Amount, if the Combined Working Capital Adjustment Amount is not greater than or less than the Estimated Closing Working Capital Adjustment Amount paid at the Closing pursuant to Section 3.2 or 3.3, as applicable (and the Deferred Item Amount paid on or prior to the Working Capital Deferred Delivery Date, if applicable), by an amount in excess of the Adjustment Threshold.

                     (c)      Final Payments. Within three (3) Business Days following completion of the foregoing procedures, (i) if the Final Working Capital Adjustment Amount is equal to the amount calculated under subparagraph (A) of Section 2.3.2(b)(ii), USA Purchaser shall pay to Seller the Post-Closing Adjustment Amount (less any amount withheld pursuant to Section 3.5.1, which amount shall be delivered to the Escrow Agent pursuant to Section 3.5.1) by wire transfer of immediately available funds pursuant to wire instructions delivered by Seller to USA Purchaser (and (x) Canadian Purchaser shall be responsible for reimbursing USA Purchaser for its allocable portion thereof and (y) Seller shall be responsible for paying DEI and Canadian Transferee their respective allocable portions thereof), (ii) if the Final Working Capital Adjustment Amount is equal to the amount calculated under subparagraph (B) of Section 2.3.2(b)(ii), Seller shall pay to USA Purchaser the Post-Closing Adjustment Amount by wire transfer of immediately available funds pursuant to wire instructions delivered by USA Purchaser to Seller (and (x) DEI and Canadian Transferee shall be responsible for reimbursing Seller for their respective allocable portions thereof and (y) USA Purchaser shall be responsible for paying Canadian Purchaser its allocable portion thereof), or (iii) if the Final Working Capital Adjustment Amount is equal to the Estimated Closing Working Capital Adjustment Amount paid at the Closing (and the Deferred Item Amount paid on or prior to the Working Capital Deferred Delivery Date, if applicable), there shall be no further payment pursuant to this Section 2.3.2(c).

                      (d)     Final Canada Purchase Price and Final USA Purchase Price. If the sum of the Estimated Closing Working Capital Adjustment Amount plus the Post-Closing Adjustment Amount is positive, (i) the "Final Canada Purchase Price" shall be (A) the Final Working Capital Adjustment Amount multiplied by (B) a fraction, the numerator of which is the number of Acquired Stores set forth on the Closing Acquired Stores Schedule plus the number of Approved Deferred Stores set forth on the Approved Deferred Stores Schedule, in each case which Acquired Stores and Approved Deferred Stores were operated by TDS Canada prior to the Closing, and the denominator of which is the total number of Acquired Stores set forth on the Closing Acquired Stores Schedule plus the total number of Approved Deferred Stores set forth on the Approved Deferred Stores Schedule, and (ii) the "Final USA Purchase Price" shall be the Final Working Capital Adjustment Amount minus the Final Canada Purchase Price. If the sum of the Estimated Closing Working Capital Adjustment Amount plus the Post-Closing Adjustment Amount is negative or zero, the "Final Canada Purchase Price" and the "Final USA Purchase Price" shall each be zero.

           2.4     Allocation of the Tax Purchase Price to Assets. For United States Tax purposes, the Tax Purchase Price, if any, shall be allocated among the assets of TDS USA in accordance with Section 1060 of the Code as agreed upon by Buyer, DEI and Seller. A draft allocation schedule (the "Initial Allocation Schedule"), setting forth the Tax Purchase Price and the allocation of such Tax Purchase Price among the assets of TDS USA shall be provided by Buyer to DEI and Seller within two (2) months after the Closing Date. The Initial Allocation Schedule shall be finalized only after review and mutual approval in writing thereof by Buyer, DEI and Seller. The approved Initial Allocation Schedule shall be used by Buyer, DEI and Seller for federal, state, local and other tax purposes. If Buyer, DEI and Seller are unable to agree on the amount of the Tax Purchase Price and/or to finalize the allocation of the Tax Purchase Price among the assets of TDS USA within two (2) months after the Initial Allocation Schedule is provided by Buyer to DEI and Seller, then Buyer, DEI and Seller shall promptly appoint the CPA Firm to resolve any disagreements regarding the amount of the Tax Purchase Price and/or any outstanding allocation issues in accordance with Section 1060 of the Code. The decision of the CPA Firm with respect to such outstanding issues shall be final and binding on Buyer, DEI, Seller and the Company. The fees and disbursements of the CPA Firm shall be shared equally by Buyer, on the one hand, and DEI and Seller, on the other hand. Buyer shall also provide an updated allocation schedule (the "Final Allocation Schedule") to DEI and Seller within two (2) months after the Final Closing Balance Sheet is determined to account for any changes in the Tax Purchase Price or the assets acquired by Buyer after the date on which the Initial Allocation Schedule is delivered. The Final Allocation Schedule shall be subject to the same review and resolution procedures as are applicable to the Initial Allocation Schedule, limited, however, to the effects of any adjustments to the Tax Purchase Price or the assets set forth or required to be set forth on the Final Allocation Schedule. Each party will comply, and Buyer will cause the Company to comply, with the filing requirements of Section 1060 of the Code and other applicable regulations and will provide to the other party a pre-filing copy of such filings. DEI and Seller shall provide Buyer with such information as may be reasonably requested by Buyer that is necessary for purposes of calculating the Tax Purchase Price and that is in the possession of DEI and Seller or that is otherwise readily available to DEI and Seller without any additional diligence or expenditure of money by DEI, Seller or any of their Affiliates.

           2.5     338 Election. Buyer hereby acknowledges and agrees that it shall not make any election under Section 338 of the Code (or any corresponding elections under state or local Tax Laws) in connection with the Share Acquisition.

           2.6     Post-Closing Transactions.

                2.6.1     The parties acknowledge that TDS USA shall be merged into New TDS LLC, with New TDS LLC being the surviving company in the merger (the "TDS USA Merger"), on or within twenty (20) Business Days following the Closing Date. At least ten (10) Business Days prior to the filing thereof with any Governmental Entity, Buyer shall provide DEI with complete and accurate copies of all documents and instruments to be used and/or filed in connection with the TDS USA Merger. Buyer shall in good faith consider all comments made by DEI with respect to such documents and instruments and shall incorporate all comments that DEI reasonably requests. Buyer shall ensure that none of the documents or instruments to be used and/or filed in connection with the TDS USA Merger shall conflict with, violate or breach any provision of this Agreement, the License and Conduct of Business Agreement or any other Related Agreement. Notwithstanding anything to the contrary contained in this Section 2.6, neither DEI, Seller nor their Affiliates shall have any responsibility for, or any liability in connection with, the TDS USA Merger or any documents or instruments related thereto. Following the TDS USA Merger, references in this Agreement (or in any Contract executed pursuant hereto or in connection with the transactions contemplated hereby) to "TDS USA" (including, without limitation, references to the "Company" that include TDS USA) shall be deemed to be references to "New TDS LLC," as the survivor of the TDS USA Merger.

                2.6.2     The parties acknowledge that Buyer shall be required to cause TDS Canada to be continued under the laws of the province of New Brunswick, Canada and amalgamated with New TDS Canada, with New TDS Canada being the survivor in the amalgamation (the "Canada Reincorporation") on or within twenty (20) Business Days following the Closing Date (except that such date may be extended if and only to the extent that any action taken, or failed to be taken, in error by DEI or its Affiliates on or prior to the Closing renders it impossible to effect such continuation and amalgamation within such twenty (20) Business-Day period, in which event, if applicable, Buyer and the Company shall be obligated to correct any such error and effect such continuation and amalgamation as soon as reasonably practicable thereafter, provided, that DEI shall reimburse Buyer and/or its Affiliates, as applicable, for reasonable, out-of-pocket documented costs incurred by them in connection with the correction of any such error(s)). The date on which the Canada Reincorporation is effected is referred to herein as the "Canada Reincorporation Date." At least ten (10) Business Days prior to the filing thereof with any Governmental Entity, Buyer shall provide DEI with complete and accurate copies of all documents and instruments to be used and/or filed in connection with the Canada Reincorporation. Buyer shall in good faith consider all comments made by DEI with respect to such documents and instruments and shall incorporate all comments that DEI reasonably requests. Buyer shall ensure that none of the documents or instruments to be used and/or filed in connection with the Canada Reincorporation shall conflict with, violate or breach any provision of this Agreement, the License and Conduct of Business Agreement or any other Related Agreement. Notwithstanding anything to the contrary contained in this Section 2.6, neither DEI, Seller nor their Affiliates shall have any responsibility for, or any liability in connection with, the Canada Reincorporation or any documents or instruments related thereto. Following the Canada Reincorporation, references in this Agreement (or in any Contract executed pursuant hereto or in connection with the transactions contemplated hereby) to "TDS Canada" (including, without limitation, references to the "Company" that include TDS Canada) shall be deemed to be references to the New Brunswick corporation that is the successor by continuance and amalgamation to TDS Canada.

ARTICLE III
CLOSING

           3.1     Closing; No Change in Terms.

                3.1.1     Closing.

                     (a)      Unless this Agreement is earlier terminated under Article IX, the closing of the Membership Unit Acquisition and the Share Acquisition (the "Closing") will take place on the date that is five (5) Business Days following satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, California, unless another place or time is agreed to by DEI, Seller and Buyer.

                     (b)      Notwithstanding the foregoing, if, as of the date that the Closing would otherwise have occurred pursuant to Section 3.1.1(a), the Buyer Working Capital Amount (without taking into account the proviso contained in the definition of "Buyer Working Capital Amount," and based on the Estimated Closing Working Capital Adjustment Amount reported to Buyer by DEI and Seller pursuant to Section 2.3) exceeds Fifty Million Dollars ($50,000,000), and such excess amount (the "Excess Amount") is not available for borrowing under the Wells Fargo Credit Facility as of such date, then Buyer, in its sole discretion, shall be entitled to postpone the Closing to a date that is up to, but not later than, the earlier of (i) the fifteenth (15th) Business Day following the date on which the Closing would otherwise have occurred pursuant to Section 3.3.1(a) and (ii) February 15, 2005. In such event, Buyer: (i) shall provide DEI and Seller with written notice of its election to postpone the Closing pursuant to this Section 3.1.1(b) on the earlier of (A) the date on which Buyer determines that the Excess Amount is not available for borrowing under the Wells Fargo Credit Facility as of the date on which the Closing otherwise would have occurred pursuant to Section 3.1.1(a) and (B) the date that is one (1) Business Day after DEI and Seller deliver to Buyer the Estimated Closing Working Capital Adjustment Amount pursuant to Section 2.3; and (ii) shall provide DEI and Seller with at least five (5) Business Days' prior written notice of the date, as postponed pursuant to this Section 3.1.1(b), on which the Closing shall occur. For purposes of clarification, Buyer shall only be entitled to one (1) postponement of the Closing Date pursuant to this Section 3.1.1(b), and such postponement shall not in any manner relieve Buyer of its obligations to close the Membership Unit Acquisition and the Share Acquisition in accordance with this Agreement on the date to which the Closing is postponed pursuant to this Section 3.1.1(b).

                 3.1.2     No Change in Terms. The parties agree and acknowledge that none of the material terms or conditions of the transactions contemplated by this Agreement, including, without limitation, those contemplated by the Related Agreements and the TCP Guaranty and Commitment and any financial terms or conditions contained therein, shall be modified based on, or as a result of, the date on which the Closing occurs. Without limiting the generality of the foregoing and by way of example only, Buyer shall not be compensated for the fact that it may not be able to operate the Business during all or any portion of the 2004 holiday season.

           3.2     Closing Deliveries by DEI and Seller. At the Closing, DEI and/or Seller, as applicable, shall deliver or cause to be delivered to USA Purchaser and/or Canadian Purchaser, as applicable:

                3.2.1     The certificate representing the Membership Units duly endorsed by Seller or accompanied by an Assignment Separate from Certificate in substantially the form attached hereto as Annex D-1 Transferring the Membership Units;

                3.2.2     The certificate representing the Shares duly endorsed by DEI or accompanied by an Assignment Separate from Certificate in substantially the form attached hereto as Annex D-2 Transferring the Shares;

                3.2.3     A properly executed statement in a form reasonably acceptable to Buyer satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2);

                3.2.4     If the Estimated Closing Working Capital Adjustment Amount is negative, the Estimated Closing Working Capital Adjustment Amount, via wire transfer of immediately available funds to such account of USA Purchaser as shall have been designated in writing by USA Purchaser to Seller prior to the Closing (and (i) DEI shall be responsible for reimbursing Seller for its allocable portion thereof and (ii) USA Purchaser shall be responsible for paying Canadian Purchaser its allocable portion thereof);

                3.2.5     The agreements, opinions, certificates and instruments referred to in Section 8.2 hereof;

                3.2.6     Company Minute Books (including charters, bylaws and other comparable organizational documents); and

                3.2.7     The stock (or share) ledgers and other equity ownership records of TDS USA and TDS Canada.

           3.3     Closing Deliveries by Buyer. At the Closing (or, as set forth below with respect to the Deferred Item Amount, on or prior to the Working Capital Deferred Delivery Date):

                3.3.1     If the Estimated Closing Working Capital Adjustment Amount is positive, USA Purchaser shall pay the Estimated Closing Working Capital Adjustment Amount (less any amount withheld pursuant to Section 3.5.1, which amount shall be delivered to the Escrow Agent pursuant to Section 3.5.1), via wire transfer of immediately available funds to such account of Seller as shall have been designated in writing by Seller to USA Purchaser prior to the Closing (and (i) Canadian Purchaser shall be responsible for reimbursing USA Purchaser for its allocable portion thereof and (ii) Seller shall be responsible for paying DEI its allocable portion thereof); provided, that, (A) if and only if the Closing Date occurs on or prior to November 30, 2004, a portion of the Buyer Working Capital Amount that is equal to the Deferred Item Amount and that is otherwise required to be delivered to Seller at the Closing may, at USA Purchaser's election, instead be delivered to Seller on or prior to the Working Capital Deferred Delivery Date via wire transfer of immediately available funds to such account of Seller as shall have been designated in writing by Seller to USA Purchaser prior to the Working Capital Deferred Delivery Date, provided, that, in such event, USA Purchaser shall pay Seller interest on the Deferred Item Amount from the Closing Date until the date of payment thereof at the per annum rate set forth in Section 11.13 (and Canadian Purchaser shall be responsible for reimbursing USA Purchaser for its allocable portion thereof); for purposes of clarification, Buyer acknowledges and agrees that this subparagraph (A) of this Section 3.3.1 shall be inapplicable and no payment of any portion of the Buyer Working Capital Amount may be deferred pursuant to this subparagraph (A) of this Section 3.3.1 if the Closing Date occurs after November 30, 2004; and (B) up to an aggregate of Forty Million Dollars ($40,000,000) of the Estimated Closing Working Capital Adjustment Amount in excess of the Buyer Initial Working Capital Portion required to be delivered to Seller at the Closing pursuant to this Section 3.3.1 may, at the election of USA Purchaser, be delivered on the Closing Date to Seller by the Company (rather than USA Purchaser), as a Subsidiary of Buyer, via wire transfer of immediately available funds to such account of Seller as shall have been designated in writing by Seller to USA Purchaser prior to the Closing, from proceeds of borrowings under the Company Credit Facility, if such facility is established and borrowings are available thereunder on the Closing Date; and

                3.3.2     USA Purchaser and/or Canadian Purchaser, as applicable, shall deliver or cause to be delivered to DEI and/or Seller, as applicable, the agreements, opinions, certificates and instruments referred to in Section 8.3 hereof.

           3.4     Resignation of Officers and Directors. Effective as of the Closing Date, DEI and/or Seller shall cause the officers, directors and/or managers of the Company who are not Continuing Employees to resign and, if applicable, Buyer shall cause new officers, directors and/or managers of the Company to be appointed, all in accordance with applicable Law and the governing documents of the Company.

           3.5     Section 116 Requirements.

                3.5.1     If available on or before the Closing Date, a certificate issued by the Canada Customs and Revenue Agency ("CCRA") pursuant to section 116 of the Income Tax Act (Canada) in connection with the disposition of the Shares to Canadian Purchaser (a "Section 116 Certificate") shall be provided by DEI to Buyer on the Closing Date. Any required withholding from the Initial Purchase Price shall be determined as follows:

                     (a)      If the Section 116 Certificate has a certificate limit equal to or greater than the Initial Canada Purchase Price (an "Acceptable TDS Canada Section 116 Certificate"), no amount may be withheld from the Initial Purchase Price;

                     (b)      If the Section 116 Certificate has a certificate limit that is less than the Initial Canada Purchase Price (a "Partial TDS Canada Section 116 Certificate"), Buyer shall withhold from the Initial Purchase Price an amount equal to twenty-five percent (25%) of the difference between the Initial Canada Purchase Price and the certificate limit (a "TDS Canada Withheld Amount"); or

                     (c)      If neither an Acceptable TDS Canada Section 116 Certificate nor a Partial TDS Canada Section 116 Certificate is delivered to Buyer on the Closing Date, Buyer shall withhold from the Initial Purchase Price an amount equal to twenty-five percent (25%) of the Initial Canada Purchase Price (also a "TDS Canada Withheld Amount").

Any amounts withheld pursuant to Sections 3.5.1(b) or 3.5.1(c) shall forthwith be converted at the then-prevailing exchange rate to Canadian dollars and paid by Buyer to the Escrow Agent to be held by the Escrow Agent pursuant to the terms of this Agreement and an escrow agreement on terms consistent herewith that are mutually agreed upon by DEI, Seller, Buyer and the Escrow Agent.

                3.5.2     If Buyer withholds a TDS Canada Withheld Amount pursuant to Section 3.5.1, the Escrow Agent shall invest, on behalf of DEI, the TDS Canada Withheld Amount in one or more investments the interest on which is not subject to Canadian withholding tax under Part XIII of the Income Tax Act (Canada) from the Closing Date until the earlier of the date on which the TDS Canada Withheld Amount (or a portion thereof) is delivered to DEI or remitted to CCRA.

                3.5.3     If, on or before the twenty-eighth (28th) day following the end of the month in which the Closing Date occurs (the "Remittance Date"):

                     (a)      DEI provides Buyer and the Escrow Agent with a copy of a letter from CCRA confirming receipt of a section 116 application and advising that CCRA will not enforce the remittance of funds as required by subsection 116(5) of the Income Tax Act (Canada) ("CCRA Letter") in relation to the disposition of the Shares, the escrow shall continue;

                     (b)      DEI provides Buyer and the Escrow Agent with an Acceptable TDS Canada Section 116 Certificate, the Escrow Agent shall release the TDS Canada Withheld Amount to DEI with all interest accrued thereon to the date of such delivery; or

                      (c)     DEI provides Buyer and the Escrow Agent with a Partial TDS Canada Section 116 Certificate, the Escrow Agent shall remit to CCRA a portion of the TDS Canada Withheld Amount equal to twenty-five percent (25%) of the excess of the Initial Canada Purchase Price over the certificate limit in the Partial TDS Canada Section 116 Certificate and shall release the remaining portion of the TDS Canada Withheld Amount to DEI with all accrued interest on the TDS Canada Withheld Amount to the date of such delivery.

In the absence of a CCRA Letter or a Section 116 Certificate being delivered as described in Sections 3.5.3(a), 3.5.3(b) or 3.5.3(c), the Escrow Agent shall remit the TDS Canada Withheld Amount to CCRA and pay all accrued interest to the date of the remittance on the TDS Canada Withheld Amount to DEI.

                3.5.4     In the event the escrow continues past the Remittance Date in accordance with Section 3.5.3(a), the TDS Canada Withheld Amount shall be released or remitted as follows:

                      (a)     If DEI provides Buyer and the Escrow Agent with an Acceptable TDS Canada Section 116 Certificate, the Escrow Agent shall release the TDS Canada Withheld Amount to DEI with all interest accrued thereon to the date of such delivery;

                      (b)     If DEI provides Buyer and the Escrow Agent with a Partial TDS Canada Section 116 Certificate, the Escrow Agent shall remit to CCRA a portion of the TDS Canada Withheld Amount equal to twenty-five percent (25%) of the excess of the Initial Canada Purchase Price over the certificate limit in the Partial TDS Canada Section 116 Certificate and shall release the remaining portion of the TDS Canada Withheld Amount to DEI with all accrued interest on the TDS Canada Withheld Amount to the date of such delivery; or

                      (c)     If, prior to receiving a Section 116 Certificate described in Section 3.5.4(a) or 3.5.4(b), CCRA notifies the Escrow Agent or a party that it is rescinding or revoking the CCRA Letter, the Escrow Agent shall remit the TDS Canada Withheld Amount to CCRA and pay all accrued interest on the TDS Canada Withheld Amount to the date of the remittance to DEI.

                3.5.5     Where any amount is remitted to CCRA pursuant to this Section 3.5, the Escrow Agent shall furnish DEI with confirmation from CCRA that such remittance has been made and any such remittance shall be deemed to have been paid by Buyer to DEI on account of the Initial Canada Purchase Price.

                3.5.6     The provisions of Sections 3.5.1 to 3.5.5 shall apply mutatis mutandis to the Final Canada Purchase Price, and references to the "Closing Date" for this purpose shall be deemed to be references to the date on which any final payment is made pursuant to Section 2.3.2(c) and references to the "Initial Canada Purchase Price" for this purpose shall be deemed to be references to the "Final Canada Purchase Price." For purposes of clarification, the parties acknowledge that it is DEI's and Seller's intent to apply initially for only one Section 116 Certificate with respect to all of the transactions contemplated by this Agreement (including the Subsequent Closing and any adjustment resulting in the Final Canada Purchase Price), unless, as determined by DEI or Seller in its respective sole discretion, one or more additional Section 116 Certificates may be required, in which case DEI or Seller shall be entitled to apply for such additional certificates in its respective sole discretion.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF DEI AND SELLER

           Except as disclosed on the TDS Schedules, which have been separately delivered by DEI and Seller to Buyer concurrently with the execution of this Agreement, each of DEI and Seller, jointly and severally, represents and warrants to Buyer as follows:

           4.1     Organization; Capitalization.

                4.1.1     Incorporation and Authority of DEI. DEI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. DEI has the requisite power and authority to execute and deliver this Agreement and the documents and instruments contemplated hereby and to perform and comply with all of the terms, conditions and covenants to be performed and complied with by it hereunder and thereunder.

                4.1.2     Incorporation and Authority of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Seller has the requisite power and authority to execute and deliver this Agreement and the documents and instruments contemplated hereby and to perform and comply with all of the terms, conditions and covenants to be performed and complied with by it hereunder and thereunder.

                4.1.3     Incorporation and Authority of the Company; Governing Documents.

                      (a)     TDS USA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. TDS Canada is a corporation duly organized and validly existing under the laws of the Province of Ontario. Each of TDS USA and TDS Canada has the requisite power and authority to own its properties and assets and carry on the Business as currently conducted.

                     (b)      DEI and Seller have heretofore delivered to Buyer true and complete copies of (i) the charter documents (articles or certificate of incorporation or other), bylaws, limited liability company agreements, operating agreements and securityholders agreements of the Company as in effect on the date hereof and (ii) other governing documents or Contracts pertaining to the management or operation of the Company or the ownership of any Securities thereof (collectively, "Company's Governing Documents"). There have been no amendments, restatements or modifications to Company's Governing Documents not delivered to Buyer.

                4.1.4     Capitalization of TDS USA. One Hundred (100) units of membership interest of TDS USA are issued and outstanding, all of which are legally and beneficially owned solely by Seller free and clear of all Encumbrances, except as provided in the Limited Liability Company Agreement. There are no outstanding options, warrants, rights or other Securities of TDS USA convertible into, or exercisable for, Securities of TDS USA. At the Closing, Seller will Transfer the Membership Units representing all outstanding membership interests in TDS USA to Buyer free and clear of all Encumbrances, except as provided in the Limited Liability Company Agreement.

                4.1.5     Capitalization of TDS Canada. The authorized share capital of TDS Canada consists of an unlimited number of common shares (without par value), of which Five Million Three Hundred Thousand Eight (5,300,008) common shares are outstanding. The Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are legally and beneficially owned solely by DEI free and clear of all Encumbrances. There are no outstanding options, warrants, rights or other Securities of TDS Canada convertible into, or exercisable for, Securities of TDS Canada. At the Closing, DEI will Transfer the Shares to Buyer free and clear of all Encumbrances.

                4.1.6      Tax Classification of TDS USA. For United States income tax purposes, on and immediately prior to the Closing Date TDS USA will be classified as an entity that is disregarded as an entity separate from its owner.

                4.1.7     Subsidiaries. Except as set forth on TDS Schedule 4.1.7, the Company has no Subsidiaries nor any equity interests in any other Person.

           4.2     Financial Statements; Indebtedness; Liabilities or Contingencies.

                4.2.1 Financial Statements. TDS Schedule 4.2.1 contains (a) the unaudited combined balance sheet and statement of operations of the Company as of and for the twelve (12) months ended September 27, 2003 and as of and for the nine (9) months ended June 26, 2004 (collectively, the "Combined Actual Financial Statements"), (b) the pro forma unaudited combined balance sheet of the Company as of June 26, 2004, giving effect as of such date to the Pre-Closing Transactions (the "Pro Forma Balance Sheet" and, together with the Combined Actual Financial Statements, the "Financial Statements") and (c) the June 2004 Working Capital Statement. For the avoidance of doubt, the Financial Statements shall not be deemed to include the Trial Balance or the June 2004 Working Capital Statement, even though the Trial Balance and the June 2004 Working Capital Statement may be included in TDS Schedule 4.2.1, and no representation or warranty whatsoever with respect to the Trial Balance or the June 2004 Working Capital Statement is made or deemed to be made hereby. The Financial Statements have been prepared in all material respects in conformity with Modified GAAP. The Financial Statements fairly present the financial condition and results of operations of the Company as of and for the periods ending on the respective dates thereof (subject, in the case of pro forma presentations, to the transactions assumed therein).

                4.2.2      Indebtedness; Liabilities or Contingencies.

                     (a)      TDS Schedule 4.2.2 identifies the amount and creditor of each item of Indebtedness of TDS USA or TDS Canada reflected on the Pro Forma Balance Sheet to the extent such item of Indebtedness exceeds $100,000 in principal amount of Indebtedness, but excluding the U.K. Lease Guarantees.

                     (b)      As of the Closing Date, TDS USA and TDS Canada shall not owe any Indebtedness to DEI or any of its Affiliates (other than TDS USA or TDS Canada) of a type that has been, in accordance with past business practice, categorized as an "intercompany payable" on the balance sheets for TDS USA and/or TDS Canada.

                      (c)     To the Knowledge of DEI and Seller, the Business does not have any material liabilities of a nature that are required to be disclosed in accordance with Modified GAAP, except (i) liabilities that are reflected or disclosed on the Pro Forma Balance Sheet, including any contingent liabilities reflected thereon and any liabilities reflected in any notes thereto, (ii) liabilities that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice or in accordance with Section 6.3, (iii) liabilities to be incurred after the Balance Sheet Date under Contracts listed on TDS Schedule 4.5, Leases, Company Plans, Disney Plans, this Agreement or the Related Agreements, (iv) liabilities for which DEI and Seller are providing indemnification to Buyer and its Affiliates pursuant to Section 10.2.1, 10.2.2 or 10.2.3 and (v) liabilities that are set forth on TDS Schedule 4.2.2.

           4.3     Accounting Records and Accounting Controls; Minute Books. The Company maintains books and records that accurately reflect in all material respects the transactions relating to the Business and accounting controls sufficient to ensure that such transactions are executed in accordance with management's general or specific authorization and recorded in conformity with Modified GAAP, including, without limitation, with respect to the periods for which the Financial Statements were being prepared. Such books and records are true and complete in all material respects. The original minute books of TDS USA and TDS Canada (including those with respect to each predecessor entity) made available to Buyer for review (collectively, the "Company Minute Books") contain records that are true and complete in all material respects of all meetings held of, and corporate or limited liability company action taken by, the member, the shareholder, the board of directors (or comparable governing body) and committees of the board of directors (or comparable governing body) of TDS USA and TDS Canada (including each predecessor entity).

           4.4     Tax and Other Returns and Reports. All material Tax Returns required to be filed by or with respect to the Company or its income, operations or assets have been filed. All such Tax Returns were correct and complete in all material respects. All material Taxes due and payable by or with respect to the Company or its income, operations or assets (whether or not shown or required to be shown on any Tax Return) have been paid other than Taxes being contested in good faith and disclosed on TDS Schedule 4.4. All material Taxes required to have been withheld and paid by or with respect to the Company or its operations have been withheld and paid and all material forms required with respect thereto, including, without limitation, IRS Forms W-2 and 1099 and Canadian Forms NR-4 and NR-4 Summary, have been properly completed and filed. DEI, Seller and Buyer agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 96-60 with respect to wage reporting. Adequate provision in accordance with Modified GAAP has been made in the books and records of the Company and in the Pro Forma Balance Sheet for all material Taxes required to be paid or withheld (but not yet paid or withheld) by the Company. Except as set forth on TDS Schedule 4.4, none of DEI, Seller or the Company is in the process of being examined by any Governmental Entity with respect to any Tax Returns of or relating to the Company or its income, operations or assets (other than the issuance of original notices of assessment to TDS Canada by Canadian revenue authorities). Except as set forth on TDS Schedule 4.4, no Governmental Entity has proposed, asserted or assessed, in each case in writing, any deficiency, assessment or claim for Taxes of or relating to the Company or its income, operations or assets that remain unpaid and that, individually or in the aggregate, would constitute a Material Adverse Event. Except as set forth on TDS Schedule 4.4, none of DEI, Seller or the Company has waived any statute of limitations in respect of Taxes of or relating to the Company or its income, operations or assets or agreed to any extension of time with respect to any assessment or deficiency relating to Taxes of or with respect to the Company or its income, operations or assets. Except as set forth on TDS Schedule 4.4, there are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

           4.5     Contracts.

                4.5.1     Contracts; No Breach or Default. The Material Contracts and the Employment Contracts (other than Contracts identified on TDS Schedule 1.1(d) as Retained Assets) existing as of the date hereof are listed on TDS Schedule 4.5, and true copies of the Material Contracts and the Employment Contracts, including all amendments and supplements thereto, have been made available to Buyer. Except as set forth on TDS Schedule 4.5.1: (i) each Material Contract and Employment Contract is in effect to the extent of its terms as of the date hereof and will be in effect to the extent of its terms as of the Closing Date, except for those Material Contracts and Employment Contracts that expire pursuant to their terms or are terminated other than in violation of Section 6.3, 7.4.1(ii) or 7.4.4 prior to the Closing Date; and (ii) neither the Company nor its Affiliates have Knowledge of, or have received written notice declaring, a breach or default by TDS USA or TDS Canada thereunder which breach or default remains uncured beyond the applicable cure period set forth therein, and, to the Knowledge of DEI and Seller, no breach or default by any other party or obligor with respect thereto has occurred thereunder.

                4.5.2     No Termination or Modification. Provided that the Consents and Permits listed on TDS Schedule 4.8.2 are obtained prior to Closing, the consummation of the Membership Unit Acquisition, the Share Acquisition and the other transactions contemplated by this Agreement and any other agreements and instruments to be executed and delivered by DEI, Seller and/or any of their Affiliates in connection herewith will not constitute a breach or violation in any material respect of or a default in any material respect under, and will not (and will not give any Person a right to) terminate or modify in any material respect any rights of, or accelerate or otherwise affect in any material respect any obligation of, TDS USA or TDS Canada under, any Material Contract or Employment Contract.

                4.5.3     Authorization and Enforceability. Except as set forth on TDS Schedule 4.5.3, each Material Contract and Employment Contract: (i) has been duly authorized, executed and delivered by TDS USA or TDS Canada, as applicable, and, to the Knowledge of DEI and Seller, the other parties thereto, (ii) remains in full force and effect to the extent of its terms without amendments or modifications not reflected on TDS Schedule 4.5 and made available to Buyer; and (iii) is binding on TDS USA or TDS Canada, as applicable, and, to the Knowledge of DEI and Seller, the other parties thereto in accordance with its terms and applicable Laws, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws and legal and equitable principles affecting, limiting or relating to creditors rights generally, and general principles of equity, including unconscionability, reasonableness and good faith and fair dealing.

           4.6     Leases and Personal Property.

                     4.6.1      Leases.

                      (a)     Acquired Leases; No Breach or Default. True copies of the Acquired Leases, including all amendments and supplements thereto, have been made available to Buyer, and a list thereof is set forth on TDS Schedule 4.6.1. Except as set forth on TDS Schedule 4.6.1: (i) each Acquired Lease is in effect to the extent of its terms as of the date hereof and will be in effect to the extent of its terms as of the Closing Date, except for those Acquired Leases that expire pursuant to their terms or are terminated other than in violation of Section 6.3 or 6.7 prior to the Closing Date; and (ii) neither the Company nor its Affiliates have Knowledge of, or have received written notice declaring, a breach or default by TDS USA or TDS Canada under any Acquired Lease, which breach or default remains uncured beyond the applicable cure period set forth in the applicable Acquired Lease, and, to the Knowledge of DEI and Seller, no breach or default by any other party or obligor with respect to any Acquired Lease (including the Landlord thereunder) has occurred thereunder.

                      (b)     No Termination or Modification. Provided that the Consents and Permits listed on TDS Schedule 4.8.2 are obtained prior to Closing, the consummation of the Membership Unit Acquisition, the Share Acquisition and the other transactions contemplated by this Agreement and any other agreements and instruments to be executed and delivered by DEI, Seller and/or any of their Affiliates in connection herewith will not constitute a breach or violation in any material respect of or a default in any material respect under, and will not (and will not give any Person a right to) terminate or modify in any material respect any rights of, or accelerate or otherwise affect in any material respect any obligation of, TDS USA or TDS Canada under, any Acquired Lease.

                      (c)     Authorization and Enforceability. Except as set forth on TDS Schedule 4.6.1, each of the Acquired Leases: (i) has been duly authorized, executed and delivered by TDS USA or TDS Canada, as applicable, and, to the Knowledge of DEI and Seller, the other parties thereto, (ii) remains in full force and effect to the extent of its terms without amendments or modifications not reflected on TDS Schedule 4.6.1 and made available to Buyer; and (iii) is binding on TDS USA or TDS Canada, as applicable, and, to the Knowledge of DEI and Seller, the other parties thereto, in accordance with its terms and applicable Laws, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws and legal and equitable principles affecting, limiting or relating to creditors rights generally, and general principles of equity, including unconscionability, reasonableness and good faith and fair dealing.

                      (d)     Eminent Domain. The Company has not received written notice of any proceedings in eminent domain, expropriation, condemnation or other similar proceedings that are pending, and, to the Knowledge of DEI and Seller, there are no such proceedings threatened, affecting any portion of the real property leased under the Acquired Leases.

                     (e)      Owned Real Property. The Company does not own any real property used in the Business.

                     (f)      No Assignment. TDS USA or TDS Canada is the tenant under each Acquired Lease and neither TDS USA nor TDS Canada has Transferred its rights or interests under any Acquired Lease.

                     (g)      Guarantees. Other than the U.K. Lease Guarantees and any guarantees of any Acquired Leases listed on TDS Schedule 4.6.1, neither TDS USA nor TDS Canada has provided any guarantees with respect to any lease for real property.

                     (h)      Company Remodel Plans. Copies of the Company Remodel Plans that are true and complete in all material respects have been made available to Buyer prior to the date hereof.

                4.6.2     Personal Property. The Company has good and valid title to its owned personal property assets used in the Business, free and clear of any Encumbrances, except for Permitted Encumbrances.

           4.7     Non-IT Intellectual Property and Information Technology.

                4.7.1     Non-IT Intellectual Property; Disney Information Technology. As of the Closing, the Company will not own, license, control or otherwise possess any rights to use any Non-IT Intellectual Property (except as may be provided in the License and Conduct of Business Agreement) or Disney Information Technology.

                4.7.2     Company Information Technology. The Company owns or possesses adequate and enforceable rights to use the Company Information Technology in connection with the Business as currently conducted. Except as set forth on TDS Schedule 4.7.2, the Company has not granted to any unrelated Person any license, sublicense or other similar right relating in whole or in part to the use of the Company Information Technology. Except as set forth on TDS Schedule 4.9, no Action alleging that the Company's use or proposed use of the Company Information Technology infringes in any material respect upon or violates in any material respect the rights of any Person in or to such Company Information Technology is pending or, to the Knowledge of DEI and Seller, threatened against or affecting TDS USA or TDS Canada or any of their respective properties or assets. To the Knowledge of DEI and Seller, the Company has not received written notice that its use of the Company Information Technology infringes upon or violates the rights of any Person in or to such Company Information Technology. Provided that the Consents and Permits listed on TDS Schedule 4.8.2 are obtained prior to Closing, except as set forth on TDS Schedule 4.7.2, the execution by DEI, Seller and/or any of their Affiliates, as applicable, of this Agreement, the Related Agreements and the other agreements and documents to be executed by them in connection herewith or therewith, and the consummation of the transactions contemplated hereby or thereby, will not impair, in any material respect, the right of the Company to use the Company Information Technology.

           4.8     Authorization; No Conflicts.

                4.8.1     Authorization. All necessary action on the part of each of DEI, Seller and their Affiliates, as applicable, has been duly and validly taken to authorize the execution, delivery and performance of this Agreement, the Related Agreements and any other agreements and instruments to be executed and delivered by it in connection herewith. This Agreement has been duly executed and delivered by DEI and Seller and constitutes the legally valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, and the Related Agreements, when executed and delivered by DEI, Seller and/or their Affiliates who are parties thereto, will constitute the legally valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws and legal and equitable principles affecting, limiting or relating to creditors rights generally, and general principles of equity, including unconscionability, reasonableness and good faith and fair dealing.

                4.8.2     No Conflicts. Provided that, prior to the Closing, (a) the Consents required to be obtained from third Persons listed on TDS Schedule 4.8.2 (excluding any Consents under Leases for Non-Transferable Stores, Expired Lease Stores and Deferred Stores) and the Permits required to be obtained from any Governmental Entity listed on TDS Schedule 4.8.2 (including, without limitation, any required approval under the Investment Canada Act) are obtained, (b) any required filings under the Hart-Scott-Rodino Act have been made and the applicable waiting period thereunder shall have expired or been terminated, and (c) any consents, waivers, filings, authorizations or other approvals as may be required under applicable Law have been obtained, neither the execution, delivery and performance by DEI, Seller and/or any of their Affiliates, as applicable, of this Agreement, the Related Agreements or any other agreements and instruments to be executed and delivered by them in connection herewith or therewith nor the consummation of the transactions contemplated hereby or thereby will: (i) violate any provision of the charter, articles, bylaws, operating agreement or similar organizational or governing documents of DEI, Seller, any such Affiliate, TDS USA or TDS Canada; (ii) violate in any material respect any Law to which DEI, Seller, any such Affiliate, TDS USA or TDS Canada is subject; (iii) violate in any material respect any Material Contract, Employment Contract or Acquired Lease; or (iv) result in the imposition of any Encumbrance (other than Permitted Encumbrances) against TDS USA or TDS Canada or any of their respective properties.

           4.9     Legal Proceedings. Except as set forth on TDS Schedule 4.9, there is no Action pending or, to the Knowledge of DEI and Seller, threatened against TDS USA or TDS Canada (i) the sole purpose of which is to obtain equitable relief to enjoin TDS USA or TDS Canada from engaging in any particular activity, (ii) seeking damages in excess of $750,000, (iii) that otherwise would constitute a Material Adverse Event or (iv) that has or might reasonably be expected to have a material adverse effect on the respective abilities of DEI, Seller or any of their Affiliates to perform their respective obligations under this Agreement or the Related Agreements, as applicable, or the transactions contemplated hereby or thereby.

           4.10     Permits. The Company holds all Permits that are required to permit the Company to conduct the Business, other than Permits the absence of which would not constitute a Material Adverse Event.

           4.11     Compliance with Law. The Business is being conducted in accordance with applicable Laws, except for such noncompliance as would not constitute a Material Adverse Event. Except as set forth on TDS Schedule 4.11, to the Knowledge of DEI and Seller, none of DEI, Seller or the Company has received notice of non-compliance with applicable Laws from any Governmental Entity since January 1, 2003.

           4.12     Employee Benefit Plans.

                4.12.1     Disney Plans. Buyer has no obligation to contribute to, or any liability in respect of, any Disney Plan and, following the Closing, the Company will have no obligation to contribute to, or any liability in respect of, any Disney Plan.

                4.12.2     Employee Benefit Plan Information. TDS Schedule 4.12.2 sets forth a true and complete list of all material Employee Benefit Plans in which Continuing Employees participate. The Company has made available to Buyer: (i) with respect to each Employee Benefit Plan listed on TDS Schedule 4.12.2, the current summary plan description of or, if the Company is not required to prepare, file or distribute a summary plan description, all documents that set forth the terms of such Employee Benefit Plan and any related trust, or a written description of such Employee Benefit Plan; (ii) the OPEIU Agreement; and (iii) the current Company employee policy manual.

                4.12.3     Company Plans. As of the date hereof, there are two (2) Company Plans, which are listed on TDS Schedule 4.12.3. As of the Closing, there shall be no Company Plans.

                4.12.4     No HIPAA Violations. Neither the Company, nor any employee, officer, director, administrator or agent thereof, is or has been in violation of the transaction and code set rules under Sections 1172 to 1175 of HIPAA or the HIPAA privacy rules under 45 C.F.R. Part 160 and Subparts A and E of Part 164. No penalties have been imposed on the Company, any Company Plan, or any employee, officer, director, administrator or agent thereof, under Section 1176 or 1177 of HIPAA.

                4.12.5     Parachute Payments. The Company is not obligated under any Employee Benefit Plan or any other agreement to pay any amount that would subject the recipient of such payment to any excise tax under Section 4999 of the Code.

                4.12.6     Prohibited Transactions. As of the date hereof, the Company has not engaged in any material transaction in violation of Section 404 or 406 of ERISA or any material "prohibited transaction" as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) of the Code.

                4.12.7     Continuing Employee Schedule. The information contained on TDS Schedule 7.4.1 pertaining to the current position and length of service of each Continuing Employee listed thereon is true and complete in all material respects.

           4.13     Environmental Compliance. Except as set forth on TDS Schedule 4.13, to the Knowledge of DEI and Seller, the Business is in compliance with Existing Environmental Requirements, except for such noncompliance as would not constitute a Material Adverse Event.

           4.14     No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person or firm engaged by or acting on behalf of DEI or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement, the Related Agreements or the transactions contemplated hereby or thereby is or will be entitled to any broker's or finder's or similar fee or other commission as a result of this Agreement, the Related Agreements or such transactions, except for any fee that may become payable to Bear, Stearns & Co. Inc. or Goldman, Sachs & Co., for which DEI and/or Seller shall have sole responsibility.

           4.15     Retained Assets. Except as set forth on TDS Schedule 1.1(d), the Company does not own, lease, license, control or hold any properties, assets or rights that constitute Retained Assets.

           4.16     Absence of Certain Changes and Events. From the Balance Sheet Date through the date hereof, except as set forth on TDS Schedule 4.16 or as otherwise disclosed in the TDS Schedules or as expressly contemplated by this Agreement (including, without limitation, Section 2.1), and except as may have been required by applicable Law and except for any actions that do not affect or relate to the Business, the Company has conducted the Business only in the ordinary course and the Company has not:

                4.16.1     Agreed to incur any obligation or liability of the Business outside the ordinary course of business that individually calls for payment by the Company of more than $250,000 in any specific case or $750,000 in the aggregate, other than under any Material Contracts, Employment Contracts, Leases or Retained Asset Agreements; or

                4.16.2     Transferred any non-Lease assets of the Business owned by the Company (i) to Seller or DEI or their Affiliates, except for (A) distributions or other Transfers of the Retained Assets, (B) distributions or dividends in the form of cash and/or cash equivalents, (C) Transfers of cash and/or cash equivalents to pay intercompany loans or other intercompany debt and (D) Transfers of Disney Dollars or Disney Theme Park Passports; or (ii) to any third party, except for dispositions of property to third parties (A) in the ordinary course of business or (B) not greater than $250,000 in any specific case or $1,000,000 in the aggregate outside the ordinary course of business; or

                4.16.3     made any capital expenditure commitments (other than New Capital Expenditure Requirements) with respect to the Business of more than $650,000 individually or $2,000,000 in the aggregate; or

                4.16.4     granted any increase in the salary or benefits of any Continuing Employees, other than (i) regularly scheduled salary or benefit increases in the ordinary course of business, (ii) increases in salary and benefits in the ordinary course of business in connection with promotions and/or increases of responsibilities or duties, (iii) payment or agreement to pay regularly scheduled bonuses in the ordinary course of business, and (iv) with respect to Employment Contracts as set forth in Section 6.3.9; or

                4.16.5     discontinued the Retention Program with respect to any Continuing Employee; or

                4.16.6     acquired, directly or indirectly, substantially all of the assets of, or a controlling equity interest in, any Person, which assets or equity interests do not constitute Retained Assets, or entered into any commitment to do the same; or

                4.16.7     incurred any Indebtedness other than Indebtedness (i) consisting of intercompany Indebtedness that will not be an obligation of the Company as of the Closing, (ii) incurred in the ordinary course of business consistent with past practice, such as trade payables and accruals, or (iii) incurred in connection with actions permitted to be taken under Section 6.3; or

                4.16.8     prepaid any expense, except for any such prepayments (i) made in the ordinary course of business or (ii) not greater than $250,000 in any specific case or $500,000 in the aggregate outside the ordinary course of business; or

                4.16.9     agreed to take (or cause to be taken) any actions described in Sections 4.16.1 through 4.16.8.

           4.17     Title to Assets. The Company has good title to all assets purported to be owned by it and used solely in the Business, free and clear of all Encumbrances, except for Permitted Encumbrances (provided that no representation or warranty is made or deemed to be made hereby with respect to any Retained Assets). Other than as contemplated by this Agreement, the Related Agreements, any Acquired Lease or any Material Contract, no material property improvements (including leasehold improvements), material equipment or other material tangible assets owned by the Company and used solely in the Business (and not constituting a Retained Asset) are subject to any commitment or other arrangement for their sale or use by any Affiliate of Seller or DEI or third parties.

           4.18     Labor Matters.

                4.18.1     Except as set forth on TDS Schedule 4.18, in connection with the Business, (i) the Company is not a party to any labor agreement with respect to the Continuing Employees with any labor organization, group or association and (ii) since January 1, 2003, the Company has not experienced any attempt by a labor organization to organize or represent any of the Continuing Employees. In connection with the Business, the Company is in compliance in all material respects with all applicable Laws respecting employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board arising out of the Company's activities with respect to the Business and, to the Knowledge of DEI and Seller, there are no facts that would give rise thereto. There is no labor strike or labor disturbance pending or, to the Knowledge of DEI and Seller, threatened against the Company in connection with the Business. The Company has not experienced any material work stoppage in connection with the Business since January 1, 2003.

                4.18.2     There are no collective bargaining agreements currently in effect that cover any Employees of the Business or any retired Employees of the Business other than the Agreement dated as of August 1, 2004 between DEI and Office and Professional Employees International Union Local No. 140 (the "OPEIU Agreement"). None of the Employees of the Business who are covered by the OPEIU Agreement either as of the date of this Agreement or as of the Closing Date are Continuing Employees.

           4.19     No Other Agreements to Sell. Neither Seller nor DEI nor their Affiliates have any legal obligation, absolute or contingent, to any Person other than Buyer to sell the Shares and the Membership Units or to enter into any agreement with respect thereto.

           4.20     Payments. During the twelve (12) month period immediately preceding the date hereof, to the Knowledge of DEI and Seller, neither the Company nor any of its officers or directors has, directly or indirectly, in connection with the Business, made any material payment to any supplier of the Company or any officer, director, partner, employee or agent of any such supplier or any governmental official that, when made, was illegal under applicable Law.

           4.21     Bank Accounts. TDS Schedule 4.21 sets forth a list of each bank in which the Company maintains an account or safe deposit box and the corresponding number of each such account or safe deposit box.

           4.22     DWS. As of the date hereof, DWS has fixed assets with a book value of at least One Hundred Million Dollars ($100,000,000).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer represents and warrants to DEI and Seller as follows:

           5.1     Organization; Capitalization.

                5.1.1     Organization and Authority of USA Purchaser. USA Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. USA Purchaser has the requisite power and authority to (a) execute and deliver this Agreement and the documents and instruments contemplated hereby, (b) perform and comply with all of the terms, conditions and covenants to be performed and complied with by it hereunder and thereunder and (c) own its properties and assets and carry on its business as contemplated by this Agreement and the License and Conduct of Business Agreement. USA Purchaser is wholly owned by TCP and was newly formed for the sole purpose of entering into and consummating the transactions contemplated by this Agreement, and USA Purchaser has and will have no assets or operations other than acting as a holding company for New TDS LLC and the Membership Units and the indirect parent company for Canadian Purchaser.

                5.1.2     Incorporation and Authority of New TDS LLC and New TDS Canada.

                      (a)     New TDS LLC. New TDS LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. New TDS LLC has the requisite power and authority to (i) execute and deliver the documents and instruments contemplated hereby, (ii) enter into, perform its obligations in connection with and consummate the TDS USA Merger, and (iii) own its properties and assets and carry on its business as contemplated by this Agreement and the License and Conduct of Business Agreement and as intended to be conducted following the TDS USA Merger. New TDS LLC is wholly owned by USA Purchaser and was newly formed for the sole purpose of serving as the parent for Canadian Purchaser and entering into and consummating the TDS USA Merger and acting as a licensee under the License and Conduct of Business Agreement, and New TDS LLC has and will have no assets or operations other than, following the TDS USA Merger, those associated with the Business.

                     (b)      New TDS Canada. New TDS Canada is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of New Brunswick. As of the Closing Date, New TDS Canada (i) will have the requisite power and authority to (A) execute and deliver the documents and instruments contemplated hereby, (B) enter into, perform its obligations in connection with and consummate the Canada Reincorporation and (C) own its properties and assets and carry on its business as contemplated by this Agreement and the License and Conduct of Business Agreement and as intended to be conducted following the Canada Reincorporation; and (ii) will be a wholly owned subsidiary of Canadian Purchaser, newly formed for the sole purpose of entering into and consummating the Canada Reincorporation and acting as licensee under the License and Conduct of Business Agreement. New TDS Canada has and will have no assets or operations other than, following the Canada Reincorporation, those associated with the Business.

                5.1.3     Incorporation and Authority of Canadian Purchaser. Canadian Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Canadian Purchaser has the requisite power and authority to (a) execute and deliver this Agreement and the documents and instruments contemplated hereby, (b) perform and comply with all of the terms, conditions and covenants to be performed and complied with by it hereunder and thereunder and (c) own its properties and assets and carry on its business as contemplated by this Agreement and the License and Conduct of Business Agreement. Canadian Purchaser is a wholly owned subsidiary of New TDS LLC that was newly formed for the sole purpose of entering into and consummating the transactions contemplated by this Agreement, and Canadian Purchaser has and will have no assets or operations other than acting as a holding company for New TDS Canada and the Shares.

                5.1.4     Incorporation and Authority of TCP. TCP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. TCP has the requisite power and authority to (a) execute and deliver the Acquisition Agreement Guarantee and the documents and instruments contemplated thereby, (b) perform and comply with all of the terms, conditions and covenants to be performed and complied with by TCP thereunder and (c) own its properties and assets and carry on its business as currently conducted.

                5.1.5     Capitalization; Outstanding Securities. The authorized capital of USA Purchaser consists of Ten (10) units of membership interest, all of which are outstanding. The authorized capital of New TDS LLC consists of Ten (10) units of membership interest, all of which are outstanding. The authorized capital of Canadian Purchaser consists of One Thousand (1,000) shares of common stock, all of which are outstanding. The authorized share capital of New TDS Canada consists of an unlimited number of common shares, of which One Hundred (100) are issued and outstanding. All Outstanding USA Purchaser Securities (a) are, and as of the Closing Date will be, solely owned by TCP, (b) have been, and as of the Closing Date will have been, duly authorized and validly issued, and (c) are, and as of the Closing Date will be, fully paid and non-assessable and held by TCP free and clear of all Encumbrances. All Outstanding New TDS LLC Securities (aa) are, and as of the Closing Date will be, solely owned by USA Purchaser, (bb) have been, and as of the Closing Date will have been, duly authorized and validly issued, and (cc) are, and as of the Closing Date will be, fully paid and non-assessable and held by USA Purchaser free and clear of all Encumbrances. All Outstanding Canadian Purchaser Securities (x) are, and as of the Closing Date will be, solely owned by New TDS LLC, (y) have been, and as of the Closing Date will have been, duly authorized and validly issued, and (z) are, and as of the Closing Date will be, fully paid and non-assessable and held by New TDS LLC free and clear of all Encumbrances. As of the Closing Date, all Outstanding New TDS Canada Securities (xx) will be solely owned by Canadian Purchaser, (yy) will have been duly authorized and validly issued, and (zz) will be fully paid and non-assessable and held by Canadian Purchaser free and clear of all Encumbrances. There are no outstanding options, warrants, rights or other Securities convertible into, or exercisable for, USA Purchaser Securities, Canadian Purchaser Securities, New TDS LLC Securities or New TDS Canada Securities. Buyer Schedule 5.1.5(a) sets forth a true and complete list of (i) all Outstanding TCP Securities as of the date hereof and (ii) to Buyer's Knowledge, the names of the beneficial holders of five percent (5%) or more of such Outstanding TCP Securities and the amount of Outstanding TCP Securities held by each such holder. All Outstanding TCP Securities (1) have been, and as of the Closing Date will have been, duly authorized and validly issued, and (2) are, and as of the Closing Date will be, fully paid and non-assessable. Except as set forth on Buyer Schedule 5.1.5(a), there are no outstanding options, warrants, rights or other Securities convertible into, or exercisable for, TCP Securities. The Outstanding TCP Securities as of the Closing Date and, to Buyer's Knowledge, the names of the beneficial holders of five percent (5%) or more of such Outstanding TCP Securities and the amount of Outstanding TCP Securities held by each such holder shall be as set forth on Buyer's Closing Capitalization Table delivered to DEI and Seller pursuant to Section 6.4.1. Except as set forth on Buyer Schedule 5.1.5(b), none of USA Purchaser, New TDS LLC or Canadian Purchaser has, and as of the Closing Date none of USA Purchaser, New TDS LLC, Canadian Purchaser or New TDS Canada will have, any direct or indirect Subsidiaries nor any other debt or equity investments in any other Person, and TCP does not have, and as of the Closing Date will not have, any direct or indirect Subsidiaries nor any other debt or equity investments in any other Person that will be engaged after the Closing in the Business in any manner.

                5.1.6     Buyer's Governing Documents. Buyer has heretofore delivered (or, in the case of the bylaws of New TDS Canada, will deliver prior to the Closing) to DEI and Seller true and complete copies of (i) the charter documents (articles or certificate of incorporation or other), bylaws, limited liability company agreements, operating agreements and securityholders agreements of each of USA Purchaser, New TDS LLC, Canadian Purchaser, New TDS Canada, TCP and any Parent Affiliate of TCP as in effect on the date hereof (or, in the case of the bylaws of New TDS Canada, as will be in effect on the Closing Date) and (ii) other governing documents or Contracts pertaining to the management or operation of USA Purchaser, New TDS LLC, Canadian Purchaser, New TDS Canada, TCP and/or TCP's Parent Affiliates or the ownership of any Securities thereof (collectively, "Buyer's Governing Documents"). There have been no amendments, restatements or modifications to Buyer's Governing Documents not delivered to DEI and Seller.

           5.2     Authorization; No Conflicts.

                5.2.1     Authorization. All necessary action on the part of each of USA Purchaser and Canadian Purchaser and each of its respective Affiliates, as applicable, has been duly and validly taken to authorize the execution, delivery and performance of this Agreement, the Related Agreements, the Acquisition Agreement Guarantee, the TCP Guaranty and Commitment, and any other agreements and instruments to be executed and delivered by it in connection herewith. This Agreement and the Acquisition Agreement Guarantee have been duly executed and delivered by Buyer and TCP, respectively, and constitute the legally valid and binding obligations of Buyer and TCP, respectively, enforceable against Buyer and TCP, respectively, in accordance with their respective terms, and the Related Agreements and the TCP Guaranty and Commitment, when executed and delivered by Buyer and/or its Affiliates who are parties thereto, will constitute the legally valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws and legal and equitable principles affecting, limiting or relating to creditors rights generally, and general principles of equity, including unconscionability, reasonableness and good faith and fair dealing. The Membership Unit Acquisition and the Share Acquisition have been duly approved by all necessary action on the part of each of USA Purchaser and Canadian Purchaser, including, as applicable, approval of TCP, as the sole member of USA Purchaser, and the Board of Directors of Canadian Purchaser.

                5.2.2     No Conflicts. Provided that, prior to the Closing, (a) the Permits required to be obtained from any Governmental Entity listed on TDS Schedule 4.8.2 (including, without limitation, any required approval under the Investment Canada Act) are obtained, (b) any required filings under the Hart-Scott-Rodino Act have been made and the applicable waiting period thereunder shall have expired or been terminated, and (c) any consents, waivers, filings, authorizations or other approvals as may be required under applicable Law have been obtained, then neither the execution, delivery and performance by Buyer and/or any of its Affiliates, as applicable, of this Agreement, the Related Agreements, the Acquisition Agreement Guarantee, the TCP Guaranty and Commitment, or any other agreements or instruments to be executed and delivered by them in connection herewith or therewith nor the consummation of the transactions contemplated hereby or thereby will: (i) violate any provision of Buyer's or any such Affiliate's articles, charter, bylaws, operating agreement or similar organizational or governing documents; (ii) violate any Law to which Buyer or any such Affiliate is subject that would have a material adverse effect on Buyer's or any such Affiliate's ability to perform its obligations hereunder or thereunder; (iii) violate any material Contract to which Buyer or any such Affiliate is a party or is subject, including, without limitation, the Wells Fargo Credit Facility, the Toronto-Dominion Facility and the Merchant Services Agreement; or (iv) result in the imposition of any material Encumbrance against Buyer or any such Affiliate or any of their respective properties. Without limiting the foregoing, Buyer hereby represents and warrants to DEI and Seller that (x) the Company and the Business to be Transferred to Buyer (including the Acquired Stores and all properties, assets, rights, liabilities and obligations relating to the conduct and operation of the Business and such Acquired Stores) shall not be subject to or in any manner encumbered by the Wells Fargo Credit Facility or the Toronto-Dominion Facility and shall not constitute collateral or any other security interest thereunder, and (y) the Company and the Business to be Transferred to Buyer (including the Acquired Stores) shall not be subject to any provisions of the Merchant Services Agreement (including such provisions as may relate to promotion of TCP's private label credit card or related credit card program, the issuance, sponsorship, marketing or acceptance of, or other participation with respect to, any other private label or co-branded credit card, or the use or sharing of customer lists or similar information).

           5.3     Legal Proceedings. There is no Action pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Affiliates or any of their respective properties or assets that has or might reasonably be expected to have a material adverse effect on the respective abilities of Buyer or any of its Affiliates to perform their respective obligations under this Agreement, the Related Agreements, the Acquisition Agreement Guarantee, or the TCP Guaranty and Commitment, as applicable, or the transactions contemplated hereby or thereby.

           5.4     Buyer's Financing and Liquidity. Buyer Schedule 5.4 sets forth, as of the date hereof, (a) a true and complete list of Buyer's and TCP's anticipated sources of funds (other than those set forth on Buyer Schedule 5.1.5(a)) to acquire the Membership Units and the Shares and pay all other amounts required to be paid by Buyer and/or TCP under this Agreement, the Related Agreements, the Acquisition Agreement Guarantee and the TCP Guaranty and Commitment, including the identity of each such source and, if available, the approximate amount expected to be funded by each such source and a summary of the material terms and conditions on which Buyer and/or TCP expect to obtain such funds, and (b) Buyer's and TCP's good faith estimate of their internal and external sources of liquidity for a period of two (2) years following the Closing Date, including a reasonably detailed description of the provider and, if available, the type, material terms and amount of each such source of liquidity. Buyer and TCP will have available, on the Closing Date, the Working Capital Deferred Delivery Date, the Subsequent Closing Date and the date on which final payments are due under Section 2.3.2(c), sufficient funds to enable them to consummate the Membership Unit Acquisition and the Share Acquisition and pay all other amounts required to be paid by them as of the Closing Date, the Working Capital Deferred Delivery Date, the Subsequent Closing Date and the date on which final payments are due under Section 2.3.2(c), respectively, under this Agreement, the Related Agreements, the Acquisition Agreement Guarantee and the TCP Guaranty and Commitment. The funds used by Buyer and TCP to consummate the Membership Unit Acquisition and the Share Acquisition and pay such other amounts shall have been drawn under the Company Credit Facility or contributed, provided or otherwise made available to Buyer or TCP as set forth on Buyer's Closing Capitalization Table delivered to DEI and Seller pursuant to Section 6.4.1. As of the Closing Date, Buyer's Liquidity Plan and the sources of liquidity identified therein shall be as reported to DEI and Seller pursuant to Section 6.4.2.

           5.5     No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person or firm engaged by or acting on behalf of Buyer or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement, the Related Agreements, the Acquisition Agreement Guarantee, the TCP Guaranty and Commitment or the transactions contemplated hereby or thereby is or will be entitled to any broker's or finder's or similar fees or other commission as a result of this Agreement, the Related Agreements, the Acquisition Agreement Guarantee, the TCP Guaranty and Commitment or such transactions, except for any fee that may become payable to Peter J. Solomon Company, for which Buyer shall have sole responsibility.

           5.6     Investment Representations. Buyer understands that the Membership Units and the Shares have not been registered under the Securities Act and are being offered and transferred under an exemption from registration contained in the Securities Act based in part upon the following representations of Buyer: (i) Buyer is an "accredited investor" within the meaning of Regulation D under the Securities Act; (ii) Buyer is acquiring the Membership Units and the Shares for Buyer's own account for investment purposes only, and not with a view towards their distribution in violation of the Securities Act or applicable "blue sky" laws of any state; and (iii) by reason of its business or financial experience, Buyer has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement.

           5.7     Non-Canadian; Non-Resident of Canada. Neither USA Purchaser nor Canadian Purchaser is a Canadian within the meaning of the Investment Canada Act, and each of USA Purchaser and Canadian Purchaser is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

ARTICLE VI
COVENANTS WITH RESPECT TO CONDUCT OF DEI, SELLER,
COMPANY AND BUYER PRIOR TO CLOSING

          From the date hereof through and including the Closing Date (or, to the extent specifically provided in this Article VI, including, without limitation, Section 6.7, following the Closing Date), Buyer, DEI and Seller will, and DEI and/or Seller will cause the Company to, comply with the applicable terms and provisions of this Article VI.

           6.1     Access; Books and Records.

                6.1.1     Upon reasonable notice given in accordance with this Agreement from Buyer to DEI and Seller, DEI and Seller will authorize and permit Buyer and its Representatives (and other Persons acting on behalf of Buyer (including Buyer's lenders) that (i) sign a confidentiality agreement with DEI and/or its Affiliates on terms substantially the same as those contained in the Confidentiality Agreement and (ii) are approved by DEI and Seller in their respective business judgment) to have reasonable access during normal business hours, in such manner as will not interfere with the conduct of the business of the Company and subject to the indemnification obligations set forth in Section 6.1.3, to all of the Company's books, records, Tax Returns (other than consolidated or combined Tax Returns that include the income and activities of entities other than the Company, unless and only to the extent that DEI and Seller determine in their respective sole discretion that any portion thereof relates solely to the income and activities of TDS USA or TDS Canada and it is practical to provide such limited portion to Buyer) and other information pertaining to the Business as Buyer may from time to time reasonably request, and, at Buyer's expense, to make copies of such books, records and other documents, and to discuss the Business with the officers, accountants and counsel of the Company as reasonably requested by Buyer, and, upon at least three (3) Business Days' written notice from Buyer to DEI and Seller, to enter, inspect and investigate the Acquired Stores. DEI and Seller hereby agree and acknowledge that pursuant to and in accordance with the preceding sentence, they shall, upon request by Buyer, provide access to the following specific information pertaining to the Business (provided that (a) DEI or Seller has the appropriate personnel to extract, collect and transmit such specific information and (b) any incremental costs incurred by DEI or its Affiliates to extract, collect and transmit such specific information shall be paid by Buyer within ten (10) Business Days after presentation of an invoice therefor), and Buyer acknowledges that any analysis of such information shall be performed by Buyer and not by DEI or its Affiliates: (i) monthly and weekly data, by department, regarding units and cartons of merchandise shipped by or on behalf of the Company during the full twelve (12) months most recently completed prior to the date hereof and (ii) monthly and weekly data, by department, regarding units and cartons of merchandise received by the Company during the full twelve (12) months most recently completed prior to the date hereof. Any information provided to or on behalf of Buyer or any Person acting on its behalf pursuant to this Section 6.1 will be subject to the provisions of Section 11.9.

                6.1.2     Neither Buyer nor any Person acting on its behalf shall make any contact with the vendors, suppliers, landlords or employees (other than any Seller Consent Officer) of the Company or any of its Affiliates or other parties to any Contract or Lease with the Company or any of its Affiliates or conduct any environmental sampling or invasive or destructive testing, except with the express prior written consent of one (1) of the Seller Consent Officers (whether such written consent has been given prior to, or is given after, the date hereof), which consent (i) may relate either to a particular communication or to a process by which certain communications may occur, (ii) may be granted or withheld in the sole discretion of the applicable Seller Consent Officer, and (iii) may be provided by any Seller Consent Officer via email or in any other written format; provided, however, that Seller and DEI shall permit Buyer to communicate with Employees and landlords and vendors of the Company in the presence, or with the participation, of a duly authorized representative of DEI or any of its Affiliates. Nothing herein will obligate DEI, Seller or the Company to take actions that would violate the terms of any applicable Law or any Contract or Lease to which the Company or any of its Affiliates is a party or by which the Company, any of its Affiliates or the assets of the Company or any of its Affiliates are bound.

                6.1.3     Buyer shall defend (either with counsel satisfactory to DEI, or at the option of DEI, DEI and its Affiliates may conduct their own defense at Buyer's sole cost and expense), indemnify and hold DEI and its Affiliates harmless from and against any and all Loss arising directly or indirectly from, out of or based on Buyer's exercise of its rights under this Section 6.1, whether by Buyer itself or by any Person acting on Buyer's behalf.

           6.2     Financial Statements; Updates to TDS Schedules; Post-Closing Merchandise Plan.

                6.2.1     Financial Statements. DEI or Seller will furnish to Buyer (i) within ten (10) Business Days after the last day of each fiscal month of the Company, monthly unaudited combined balance sheets and statements of operations of the Business for the preceding fiscal month of the Company, which shall be prepared in the ordinary course of business consistent with past practice (except, in the case of past practice, as disclosed therein with respect to any particular item(s)) but shall not necessarily be prepared in accordance with GAAP or Modified GAAP, and (ii) within fifteen (15) Business Days after the last day of each fiscal quarter of the Company, quarterly unaudited combined balance sheets, statements of operations and cash flows of the Business for the preceding fiscal quarter of the Company, which shall fairly present the financial condition and results of operation of the Business and shall be prepared in all material respects in conformity with Modified GAAP during the periods covered (except, in the case of Modified GAAP, as disclosed therein with respect to any particular item(s)).

                6.2.2     Updates to TDS Schedules. No later than five (5) Business Days prior to the Closing Date, DEI and Seller shall be entitled to deliver to Buyer an amendment of any portion of the TDS Schedules that relate to the representations and warranties of DEI and Seller under this Agreement to reflect any additions thereto that occurred or were discovered between the date of this Agreement and the Closing Date (any such additions, the "Supplemental Disclosure Items"). Each of DEI, Seller and Buyer acknowledges and agrees that (i) subject to subparagraph (ii) below, the Supplemental Disclosure Items shall be deemed to be incorporated into such TDS Schedules effective as of the date of this Agreement as if actually set forth therein on the date of this Agreement solely for purposes of determining whether the condition contained in subparagraph (a) of Section 8.2.1 has been satisfied; (ii) if any Supplemental Disclosure Item relates to an action or omission on the part of DEI or Seller that would constitute a breach of Section 6.3, 6.7, 7.4.1(ii) or 7.4.4, the addition of such Supplemental Disclosure Item to the TDS Schedules shall not be deemed to cure such breach; and (iii) the indemnification obligations of DEI and Seller with respect to the Supplemental Disclosure Items shall be determined pursuant to Section 10.2.1(ix) rather than Section 10.2.1(i).

                6.2.3      Post-Closing Merchandise Plan.

                      (a)     Preparation of Draft Post-Closing Merchandise Plan. In order to better ensure that the Business is not diminished or wasted during the period prior to the Closing Date, DEI and Seller shall prepare (or shall cause to be prepared) one (1) or more formalized merchandise plans setting forth information relating to merchandise categories and styles, assortment and manufacturers to be employed by the Company, and the budget therefor, that relate or may relate to any period after the Closing Date and that affect or may affect the Business to be acquired by Buyer pursuant to this Agreement (each such formalized merchandise plan, a "Draft Post-Closing Merchandise Plan"). DEI and Seller shall deliver (or shall cause to be delivered) to Buyer, upon preparation thereof, each such Draft Post-Closing Merchandise Plan. If and when a Draft Post-Closing Merchandise Plan becomes a Final Post-Closing Merchandise Plan pursuant to subparagraph (b) or (c) below, then DEI and Seller shall, subject to the provisions contained in this Section 6.2.3, cause the Company to comply in all material respects with such Final Post-Closing Merchandise Plan.

                      (b)     Final Post-Closing Merchandise Plans and Changes to Final Post-Closing Merchandise Plans Prior to Buyer's Election Under Subparagraph (c). Unless and until Buyer makes the election specified in subparagraph (c) of this Section 6.2.3 (which election shall be invalid during any period in which any filing or matter under the Hart-Scott-Rodino Act is pending) in the manner provided therein, the provisions of this subparagraph (b) shall apply.

                           (i)     Final Post-Closing Merchandise Plans. DEI and Seller shall consult with Buyer regarding the contents of each Draft Post-Closing Merchandise Plan and shall consider in good faith any recommendations made by Buyer (which recommendations must be made within five (5) Business Days following Buyer's receipt of any Draft Post-Closing Merchandise Plan) with respect to the contents thereof (including, without limitation, those recommendations set forth in subparagraph (d) below); provided, that DEI and Seller shall, in their respective sole discretion, make any final determinations regarding any changes to or modifications of the contents, or other any other component or element, of such Draft Post-Closing Merchandise Plan. Following consultation with Buyer regarding a Draft Post-Closing Merchandise Plan and after any changes or modifications to such Draft Post-Closing Merchandise Plan are made by DEI and Seller in their respective sole discretion, a Draft Post Closing Merchandise Plan shall become a "Final Post-Closing Merchandise Plan."

                           (ii)     Material Changes to Final Post-Closing Merchandise Plans. In the event that DEI, Seller or the Company propose to make any material changes to a Final Post-Closing Merchandise Plan, or to materially deviate from any of the terms thereof, in each case, in the ordinary course of business, DEI and Seller shall consult with Buyer regarding any such changes to, or deviations from, a Final Post-Closing Merchandise Plan and shall consider in good faith any recommendations made by Buyer with respect to such proposed changes or deviations; provided, that DEI and Seller shall, in their respective sole discretion, make any final determinations regarding any such changes to, or deviations from, a Final Post-Closing Merchandise Plan. If DEI, Seller or the Company propose to make any material changes to a Final Post-Closing Merchandise Plan, or to cause or permit the Company to materially deviate from the terms thereof, other than any such changes or deviations that are in the ordinary course of business (as to which the preceding sentence shall apply), DEI and Seller shall, in each case, obtain the prior approval of Buyer thereto (which approval shall not be unreasonably withheld, conditioned or delayed and which approval shall be granted or denied within two (2) Business Days after request thereof by DEI and Seller).

                      (c)     Final Post-Closing Merchandise Plans and Changes to Final Post-Closing Merchandise Plans After Special Election by Buyer. Buyer may elect to have the provisions of this subparagraph (c) apply in lieu of the provisions of subparagraph (b). If Buyer desires to elect the provisions of this subparagraph (c), Buyer shall give written notice of such election to DEI and Seller, and the provisions of this subparagraph (c) shall become effective on the fifth (5th) Business Day following receipt of such notice by DEI and Seller (provided, that, such election shall be invalid during any period in which any filing or matter under the Hart-Scott-Rodino Act is pending).

                           (i)     Final Post-Closing Merchandise Plans. Buyer shall have the right to approve each Draft Post-Closing Merchandise Plan, which approval shall not be unreasonably withheld, conditioned or delayed and, in any event, shall be approved or disapproved within five (5) Business Days of submission; provided, that, in the event that Buyer designates one (1) or more manufacturers to be used in connection with any such Draft Post-Closing Merchandise Plan that was not originally included in such Draft Post-Closing Merchandise Plan (each, a "Buyer Designated Manufacturer"), then (x) the Company shall not be required to use such Buyer Designated Manufacturer (A) if such Buyer Designated Manufacturer was on the list of disapproved manufacturers maintained by DEI and its Affiliates in the ordinary course of business prior to Buyer's designation of such manufacturer as a Buyer Designated Manufacturer or (B) if doing so would materially impair the Company's ability to implement the Draft Post-Closing Merchandise Plan or its ability to operate the Business, including, without limitation, as a result of such Buyer Designated Manufacturer's refusal to enter into the Company's standard vendor's memorandum of understanding or manufacturer's agreement or to comply with the Company's standard code of conduct for manufacturers or such Buyer Designated Manufacturer's inability to meet the Company's quality standards, and (y) if the Company uses such Buyer Designated Manufacturer, Buyer shall have the indemnification and reimbursement obligations set forth under Section 6.2.3 (c)(iii)(B). Upon approval by Buyer thereof, a Draft Post-Closing Merchandise Plan shall become a "Final Post-Closing Merchandise Plan."

                           (ii)     Changes to Final Post-Closing Merchandise Plans. In the event that DEI, Seller or the Company propose to make any material changes to a Final Post-Closing Merchandise Plan, or to materially deviate from any of the terms thereof, DEI and Seller shall, in each case, obtain the prior approval of Buyer thereto (which approval shall not be unreasonably withheld, conditioned or delayed and which approval shall be granted or denied within two (2) Business Days after request thereof by DEI and Seller); provided, that, for purposes of this provision, the following changes to, or deviations from, a Final Post-Closing Merchandise Plan shall be considered immaterial and shall not require approval by Buyer pursuant to this subparagraph (c)(ii): (A) any changes to the budget under such Final Post-Closing Merchandise Plan of up to three percent (3%) more or three percent (3%) less than the total dollar amount provided therein (provided, that on the sixtieth (60th) day following the date hereof, the foregoing percentages shall automatically be increased to five percent (5%)) and (B) any changes in the types or categories of SKUs under such Post-Closing Merchandise Plan affecting up to three percent (3%) of the total SKUs reflected in such Post-Closing Merchandise Plan (provided, that on the sixtieth (60th) day following the date hereof, the foregoing percentage shall automatically be increased to five percent (5%)).

                           (iii)     Indemnification; Reimbursement. Except for, and only to the extent of, any Loss resulting directly from the breach of any obligations of DEI, Seller and/or their Affiliates owed to any Buyer Designated Manufacturer, Buyer shall defend, indemnify, pay, reimburse and hold DEI, Seller and each of their Affiliates and the officers, directors, agents, representatives, employees, successors and assigns of each, forever harmless from and against any and all Loss (which, in the case of the following subparagraph (B), shall be deemed to include lost profits, notwithstanding any other provision of this Agreement to the contrary) imposed on or incurred or suffered by such Person arising directly or indirectly from, out of or based on (A) any Action asserted against DEI, Seller or their Affiliates relating to, arising out of, or resulting from, Buyer's election to make effective the provisions of this subparagraph (c) of this Section 6.2.3 or Buyer's exercise of its approval rights over the matters set forth in this subparagraph (c) of this Section 6.2.3, and (B) if the Closing does not occur and the transactions contemplated by this Agreement are not consummated, the Company's use of any Buyer Designated Manufacturer in connection with any Final Post-Closing Merchandise Plan, including, without limitation, any such Loss relating to, arising out of or resulting from (1) any failure of such Buyer Designated Manufacturer to deliver merchandise manufactured pursuant to such Final Post-Closing Merchandise Plan in accordance with the terms of any purchase order issued by the Company or its Affiliates, (2) any failure of products manufactured by such Buyer Designated Manufacturer pursuant to such Final Post-Closing Merchandise Plan to comply with the specifications therefor provided by the Company or its Affiliates to such Buyer Designated Manufacturer, (3) any and all product liability arising from any merchandise manufactured by such Buyer Designated Manufacturer pursuant to such Final Post-Closing Merchandise Plan, including, without limitation, any alleged deficiency or inadequacy in any instructions, warnings, labels or other materials included with any such merchandise, the fitness of any such merchandise for its intended use by consumers, any defect in design, material or workmanship of such merchandise, any misbranding, adulteration or unsafe feature of such merchandise, any failure of such merchandise to comply with any applicable Laws, any breach of the Company's standard vendor's memorandum of understanding or manufacturer's agreement or code of conduct for manufacturers, and any misuse of any name, brand, trademark, trade name, trade dress, logo, symbol, character, patent, copyrighted work, trade secret or other proprietary designation or intellectual property of the Company or its Affiliates by such Buyer Designated Manufacturer in connection with such merchandise, and (4) any injury to person or property or illness or death allegedly resulting from the foregoing subparagraph (3); provided, that, Buyer shall be subrogated to the rights of DEI, Seller and their Affiliates with respect to any Loss indemnified, paid or reimbursed by Buyer pursuant to this subparagraph (B) of this Section 6.2.3(c)(iii). The obligations of Buyer under this Section 6.2.3(c)(iii) shall survive the expiration or termination of this Agreement indefinitely.

                     (d)      Recommendations as to Contents of Draft Post-Closing Merchandise Plans. In connection with any recommendations, approvals or disapprovals of Buyer regarding the contents of any Draft Post-Closing Merchandise Plan pursuant to subparagraph (b) or (c) of this Section 6.2.3, Buyer shall be entitled to make recommendations regarding (i) the types and quantities of SKUs to be ordered pursuant to such Draft Post-Closing Merchandise Plan and new products or new SKUs, regardless of whether any such product or SKU is contained in the Draft Post-Closing Merchandise Plan, (ii) prospective manufacturers of products contained in the Draft Post-Closing Merchandise Plan or new products recommended by Buyer, provided that Buyer acknowledges and agrees that each manufacturer of products for the Company must be a manufacturer that has entered into the Company's standard vendor's memorandum of understanding and standard manufacturer's agreement, including a standard manufacturer's code of conduct, in a form satisfactory to DEI in its sole discretion, none of which may consist of a manufacturer with an existing, exclusive manufacturing relationship with any of Buyer or its Affiliates or DEI, Seller or any of their respective Affiliates, and (iii) the cost to be incurred by the Company that Buyer believes to be reasonable in connection with the manufacture of any particular products by any prospective manufacturer. In addition, upon Buyer's reasonable request, DEI and Seller shall provide product designs, samples and specifications to Buyer with respect to a limited selection of SKUs or product categories as determined by DEI in its sole discretion, and Buyer shall be permitted to provide such product designs, samples and specifications to any manufacturer approved in accordance with this Section 6.2.3(d) in connection with obtaining a price estimate for the manufacture of the applicable products.

                      (e)     Retail Pricing Information. Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree and acknowledge that (i) no Draft Post-Closing Merchandise Plan or Final Post-Closing Merchandise Plan shall contain any information relating to retail pricing for Softlines, (ii) none of DEI, Seller or the Company shall have any obligation to provide Buyer with any information relating to retail pricing for Softlines, (iii) Buyer shall not, in connection with any recommendations, approvals or disapprovals of Buyer regarding the contents of any Draft Post-Closing Merchandise Plan or Final Post-Closing Merchandise Plan pursuant to subparagraph (b) or (c) of this Section 6.2.3, be entitled to make any recommendations relating to retail pricing for Softlines, and (iv) Buyer shall not be entitled to disapprove a Draft Post-Closing Merchandise Plan, or any changes to or deviations from a Final Post-Closing Merchandise Plan, in each case, pursuant to subparagraph (b) or (c) of this Section 6.2.3, based on any issue relating to retail pricing information for Softlines (or the lack thereof).

           6.3     Conduct of Business. Unless otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), except as otherwise contemplated by this Agreement (including, without limitation, Sections 2.1, 6.7, 6.9 and 6.10) and except as may be required by applicable Law and except for any of the following actions that do not affect or relate to the Business (which actions shall not be prohibited by this Section 6.3), DEI and Seller will not permit the Company to:

                6.3.1     (i) prepay any expense, except any such prepayments (A) made in the ordinary course of business or (B) not greater than $250,000 in any specific case or $500,000 in the aggregate made outside of the ordinary course of business or (ii) conduct the Business except in the ordinary course; or

                6.3.2     agree to incur any obligation or liability of the Business outside of the ordinary course of business that individually calls for payment by the Company of more than $250,000 in any specific case or $750,000 in the aggregate, other than under any Material Contracts, Employment Contracts, Leases or Retained Asset Agreements; or

                6.3.3     enter into any new lease or sublease or take assignment of any lease or sublease that would become an Acquired Lease, other than as contemplated by Section 6.7 or unless it expires prior to the Closing Date or it is on a month-to-month basis that is terminable by giving notice only; or

                6.3.4     renew, extend, amend or modify any Acquired Lease other than in the ordinary course of business, consistent with past business practices, or as contemplated by Section 6.7, except that (i) any Month-to-Month Acquired Leases may continue on a month-to-month basis and (ii) any Acquired Lease may be extended up to, but not beyond, January 31, 2005 without the consent of Buyer; or

                6.3.5     Transfer any of the Acquired Leases; or

                6.3.6     Transfer any non-Lease assets of the Business, except for (i) distributions or other Transfers of the Retained Assets to DEI, Seller or their Affiliates, (ii) distributions or dividends of cash and/or cash equivalents to DEI, Seller or their Affiliates, (iii) Transfers of cash and/or cash equivalents to DEI, Seller or their Affiliates to pay intercompany loans or other intercompany debt, (iv) Transfers of Disney Dollars or Disney Theme Park Passports to DEI, Seller or their Affiliates and (v) other distributions or Transfers of property (A) in the ordinary course of business or (B) not greater than $250,000 in any specific case or $1,000,000 in the aggregate outside the ordinary course of business; or

                6.3.7     make any capital expenditure commitments (other than New Capital Expenditure Requirements) with respect to the Business of more than $650,000 individually or $2,000,000 in the aggregate; or

                6.3.8     grant any increase in the salary or benefits of any Continuing Employees, other than (i) regularly scheduled salary or benefit increases in the ordinary course of business, (ii) increases in salary and benefits in the ordinary course of business in connection with promotions and/or increases of responsibilities or duties, (iii) payment or agreement to pay regularly scheduled bonuses in the ordinary course of business, and (iv) with respect to Employment Contracts as set forth in Section 6.3.9; or

                6.3.9     except as otherwise provided in Section 6.3.8, renew, renegotiate amend or extend any Employment Contract with a Continuing Employee (other than any renewal, renegotiation, amendment or extension of the existing terms of any Employment Contract that does not provide for an increase of more than twenty-five percent (25%) in existing compensation) or enter into or assume or acquire any new employment contract that provides for annualized compensation to any single individual in excess of $125,000; or

                6.3.10     except as otherwise provided in Section 6.3.9 (i) hire or otherwise appoint any persons holding titles of vice president (or a more senior position or title), district managers or general managers or (ii) except for cause or any legal requirement, terminate or otherwise dismiss any Key Employees (for purposes of clarification, this Section 6.3.10 shall not prohibit DEI or its Affiliates (other than the Company) from hiring any Key Employee who voluntarily applies for or otherwise voluntarily solicits employment with DEI or any such Affiliate of DEI); or

                6.3.11     except as otherwise provided in Section 6.3.8, 6.3.9, 7.4.4 or 7.4.5, adopt or amend any bonus, profit-sharing, incentive, severance or other Employee Benefit Plan, Contract or commitment for the benefit of any Continuing Employees, except as otherwise required under applicable Law; or

                6.3.12     discontinue the Retention Program with respect to any Continuing Employee; or

                6.3.13     amend the articles of organization, operating agreement, articles of incorporation or bylaws of TDS USA or TDS Canada or make any change in the authorized, issued or outstanding membership interests, capital stock (or shares) or any other equity Security of TDS USA or TDS Canada; Transfer, or purchase, redeem, retire or otherwise acquire, any of the membership interests in or shares of, or any Security convertible into capital stock (or shares), membership interests or other equity Securities of, TDS USA or TDS Canada; or grant or issue any stock option or warrant relating to, right to acquire, or Security convertible into, shares of capital stock (or shares), membership interests or other equity Security of TDS USA or TDS Canada; or

                6.3.14     acquire, directly or indirectly, substantially all of the assets of, or a controlling equity interest in, any Person, or enter into any commitment to do the same; or

                6.3.15     incur any Indebtedness (other than Indebtedness (i) consisting of intercompany Indebtedness that will not be an obligation of the Company as of the Closing, (ii) incurred in the ordinary course of business consistent with past practice, such as trade payables and accruals, or (iii) incurred in connection with actions permitted to be taken under this Section 6.3); or

                6.3.16     enter into or amend any Material Contract; or

                6.3.17     agree to take (or cause to be taken) any actions prohibited by this Section 6.3.

In addition, from the date hereof to the Closing Date or the earlier expiration or termination of this Agreement, DEI shall not, nor shall it permit its Affiliates to, (i) open for the first time, within a five (5) mile radius of any Acquired Store, an Outlet Store focused principally on the sale of consumer products that bear, feature or incorporate Disney Branded Properties comparable to the merchandise offered in the Stores; (ii) enter into any Contract that, if existing prior to the date of this Agreement, would have constituted a License Encumbrance Agreement, an Existing Restricted Name Agreement or a Company License Agreement Restriction Agreement; or (iii) enter into a DTR License with a Specialty Retail Store without complying with the restrictions contained in Section 6.2.2 of the License and Conduct of Business Agreement, as if it were the first contract year thereunder and the Company were the "Licensee" thereunder, subject to the exclusions contained in Section 6.2.4 of the License and Conduct of Business Agreement, and DEI further acknowledges and agrees that any such DTR License entered into from the date hereof to the Closing Date shall be taken into account in determining the compliance of TDS Franchising and its Affiliates with the provisions of Section 6.2.2 of the License and Conduct of Business Agreement, as applicable.

           6.4     Capitalization, Financing and Liquidity of Buyer and TCP.

                6.4.1     Capitalization and Financing. No later than five (5) Business Days prior to the Closing Date, Buyer shall deliver to DEI and Seller a list setting forth (a) all Outstanding TCP Securities as of the Closing Date, (b) to Buyer's Knowledge, the names of the beneficial holders of five percent (5%) or more of such Outstanding TCP Securities and the amount of Outstanding TCP Securities held by each such beneficial holder, and (c) if applicable, Buyer's and TCP's anticipated sources of other funds to acquire the Membership Units and the Shares and pay all other amounts required to be paid by Buyer and/or TCP under this Agreement, the Related Agreements, the Acquisition Agreement Guarantee and the TCP Guaranty and Commitment, including the identity of each such source, the amount to be funded by each such source and a summary of the material terms and conditions on which Buyer or TCP will obtain such funds (such list, "Buyer's Closing Capitalization Table"). Buyer's Closing Capitalization Table shall, with respect to the information required under subparagraphs (a) and (b) of this Section 6.4.1, show changes to such information from the information set forth on Buyer Schedule 5.1.5(a) and, with respect to the information required under subparagraph (c) of this Section 6.4.1, show changes to such information from the information set forth on Buyer Schedule 5.4. As of the Closing Date, Buyer's Closing Capitalization Table as so delivered to DEI and Seller shall remain true, correct and accurate. As of the Closing Date, neither Buyer nor TCP shall accept or use, nor permit its Affiliates to accept or use, any funds contributed, provided or otherwise made available to Buyer, TCP or any of its Affiliates by any Disqualified Person, directly or indirectly, in connection with the acquisition of the Membership Units or the Shares or the payment of other amounts required to be paid by Buyer and/or TCP under this Agreement, the Related Agreements, the Acquisition Agreement Guarantee and the TCP Guaranty and Commitment. To the extent the information in Buyer's Closing Capitalization Table differs in any material respect from that set forth on Buyer Schedule 5.1.5(a) or Buyer Schedule 5.4, Buyer's Closing Capitalization Table shall be subject to the approval of DEI and Seller in their respective sole discretion.

                6.4.2     Liquidity Plan. No later than five (5) Business Days prior to the Closing Date, Buyer shall deliver to DEI and Seller a list setting forth, as the following will exist as of the Closing Date, Buyer's good faith estimate of its and TCP's internal and external sources of liquidity for a period of two (2) years following the Closing Date, including a reasonably detailed description of the provider, type, material terms and amount of each such source of liquidity ("Buyer's Liquidity Plan"). Buyer's Liquidity Plan shall show changes to such information from the information set forth on Buyer Schedule 5.4. As of the Closing Date, Buyer's Liquidity Plan as so delivered to DEI and Seller shall remain true, correct and accurate. Neither Buyer nor TCP shall accept or use, nor permit its Affiliates to accept or use, any funds contributed, provided or otherwise made available to Buyer, TCP or any of its Affiliates by any Disqualified Person, directly or indirectly, in connection with Buyer's Liquidity Plan or otherwise in connection with the Business. To the extent the information in Buyer's Liquidity Plan differs in any material respect from that set forth on Buyer Schedule 5.4, Buyer's Liquidity Plan shall be subject to the approval of DEI and Seller in their respective sole discretion.

                6.4.3     Buyer's Governing Documents. Buyer hereby agrees to make (or, as applicable, to cause its Affiliates to make) all amendments, modifications or other changes to Buyer's Governing Documents (regardless of whether such documents were provided to DEI and Seller prior to the date hereof pursuant to Section 5.1.6) necessary to cause all of Buyer's Governing Documents to comply in all respects with the provisions of the License and Conduct of Business Agreement. Not later than ten (10) Business Days prior to the Closing Date, Buyer shall deliver to DEI and Seller drafts of all of Buyer's Governing Documents, as revised (as applicable) to comply in all respects with the provisions of the License and Conduct of Business Agreement. DEI and Seller shall have the right to review and comment on all provisions of Buyer's Governing Documents, which comments shall be considered by Buyer in good faith, and the final versions of all of Buyer's Governing Documents (regardless of whether such documents were provided to DEI and Seller prior to the date hereof pursuant to Section 5.1.6) shall be subject to the approval of DEI and Seller in their respective sole discretion. As of the Closing Date, Buyer's Governing Documents as approved by DEI and Seller in their respective sole discretion pursuant to this Section 6.4.3 shall remain true, correct and accurate.

           6.5     Notification of Certain Matters. DEI and Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to DEI and Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty by such party contained in this Agreement to be untrue or inaccurate (a) in the case of DEI and Seller in a manner that would cause a Material Adverse Event (provided, that, any representation or warranty of DEI and Seller contained herein that is already qualified by "materiality" or "Material Adverse Event" shall be deemed to be not so qualified for purposes of this Section 6.5, so that there will be no duplication between such qualifier contained within such representation or warranty and the "Material Adverse Event" qualifier in this clause) or (b) in the case of Buyer, in any material respect (provided, that, any representation or warranty of Buyer contained herein that is already qualified by "materiality" shall be deemed not to be so qualified for purposes of this Section 6.5, so that there will be no duplication between such qualifier contained within such representation or warranty and the "in any material respect" qualifier contained in this clause) and (ii) any failure of such party to comply with or satisfy, in any material respect, any covenant or condition to be complied with or satisfied by it under this Agreement.

           6.6     Permits and Consents.

                6.6.1     Permits. DEI, Seller and Buyer each agree to cooperate and use their commercially reasonable efforts to obtain (and will promptly prepare all registrations, filings, applications, requests and notices relating to) all Permits that may be necessary to consummate the transactions contemplated by this Agreement.

                6.6.2     Consents. To the extent that the Consent of a third Person with respect to any Material Contract or Employment Contract is required in connection with the transactions contemplated by this Agreement, DEI, Seller and Buyer shall use their commercially reasonable efforts (other than the expenditure of money or, unless otherwise agreed to by the parties hereto or otherwise permitted by this Agreement, any amendment or modification of any such Contract) to obtain such Consent prior to the Closing Date.

                6.6.3     Effect of Failure to Obtain Permits or Consents. The failure by DEI, Seller or Buyer to obtain one (1) or more Permits or Consents of third Persons with respect to any Material Contracts or Employment Contracts in connection with the transactions contemplated hereby shall not constitute a breach of this Agreement by DEI, Seller or Buyer for any purpose (including, without limitation, for purposes of Sections 9.1.2, 9.1.3, 9.1.4 and 9.1.5), and, except as set forth in Section 8.1.2, no such failure by DEI, Seller or Buyer shall relieve any party of its obligation to effect the Closing as contemplated herein.

           6.7     Lease Matters.

                6.7.1      Landlord Consents.

                     (a)      Cooperation to Obtain Consents. To the extent the Consent of a third Person with respect to any Lease is required in connection with the transactions contemplated by this Agreement (as indicated on the Acquired Stores Schedule), DEI and Seller shall, and shall cause their Affiliates to, and Buyer shall, use their commercially reasonable efforts to obtain such Consent prior to the Closing Date, with the scheduling, organizing and conducting of all negotiations in connection therewith to be determined by DEI and Buyer in good faith consultation and cooperation with one another, provided, that Buyer shall use its best efforts to ensure that no substantive communications or negotiations pertaining to any such Lease or Consent shall occur between Buyer or any of its Affiliates and any Landlord without either (A) the participation of a duly authorized representative of DEI or any of its Affiliates or (B) the express prior written consent of one (1) of the Seller Consent Officers (whether such written consent has been given prior to, or is given after, the date hereof), which consent (i) may relate either to a particular communication or to a process by which certain communications may occur, (ii) may be granted or withheld in the business judgment of the applicable Seller Consent Officer, and (iii) may be provided by any Seller Consent Officer via email or in any other written format. Without limiting the foregoing, Buyer's cooperation hereunder shall include promptly delivering to DEI all information regarding Buyer, TCP and their respective Affiliates, Subsidiaries, officers, directors and employees as may be reasonably requested by, and upon reasonable notice making its and TCP's officers, directors and employees available to, DEI, Seller, the Landlords and/or their respective lenders. If at any time prior to the Closing Date either party obtains Knowledge that any of the Acquired Stores has been or will be leased by the Landlord to an unrelated third party, the party obtaining such Knowledge shall promptly inform the other party thereof.

                     (b)      Lease Amendments and New Leases. In the event that, in connection with obtaining any Consent that is required with respect to any Lease in connection with the transactions contemplated by this Agreement (as indicated on the Acquired Stores Schedule), it becomes necessary for TDS USA, TDS Canada and/or Buyer or its Affiliates to renew, extend, amend or modify any Acquired Lease or to enter into any new lease or sublease or take assignment of any lease or sublease for an Acquired Store (for purposes of this Section 6.7.1, each such new or assigned lease or sublease for an Acquired Store is referred to as a "New Lease") or to agree to do any of the foregoing, each such New Lease or renewal, extension, amendment or modification of an Acquired Lease shall be subject to the consent of each of DEI and Buyer, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (A) DEI acknowledges and agrees that, if any such New Lease or renewal, extension, amendment or modification of an Acquired Lease shall by its terms not take effect unless and until the Closing Date shall have occurred, Buyer and its Affiliates shall consult with DEI in connection with such New Lease or renewal, extension, amendment or modification of an Acquired Lease, but DEI's consent shall not be required with respect thereto and Buyer may cause New TDS LLC to enter into such New Lease or renewal, extension, amendment or modification, to be effective contingent upon the consummation of the transactions contemplated hereby, (B) Buyer acknowledges that it does not possess the authority to enter into, or to cause New TDS LLC or any of Buyer's Affiliates to enter into, any New Lease or renewal, extension, amendment or modification of an Acquired Lease that would become effective prior to the Closing Date, and (C) Buyer acknowledges and agrees that it shall not in any event withhold its consent to any New Lease or any renewal, extension, amendment or modification of any Acquired Lease on the grounds that such New Lease or renewal, extension, amendment or modification would:

                           (i)     (A) with respect to Core Stores only, establish (in the case of a New Lease) or extend, amend or modify (in the case of a renewal, extension, amendment or modification of an Acquired Lease) the term of such New Lease or Acquired Lease, so long as (x) with respect to a number of Core Stores not exceeding ten percent (10%) of the total number of Core Stores, such term does not extend for more than ten (10) years after the Closing Date (but with no minimum length of term requirement) and (y) with respect to the remainder of the Core Stores, such term extends for at least seven (7) years and for not more than ten (10) years after the Closing Date; and (B) with respect to Non-Core Stores, establish (in the case of a New Lease) or extend, amend or modify (in the case of a renewal, extension, amendment or modification of an Acquired Lease) the term of such New Lease or Acquired Lease, so long as (x) with respect to a number of Non-Core Stores not exceeding ten percent (10%) of the total number of Non-Core Stores, such term does not extend for more than five (5) years after the Closing Date (but with no minimum length of term requirement) and (y) with respect to the remainder of the Non-Core Stores, the term shall be subject to the consent of each of DEI and Buyer, such consent not to be unreasonably withheld, conditioned or delayed, as provided above in this Section 6.7.1(b);

                           (ii)     impose or increase base rent and/or percentage rent (or any comparable rent payment under a different name) due under such New Lease or Acquired Lease after the Closing (the amount of such new base rent and/or percentage rent, the "New Rent Requirements" and the Acquired Stores leased pursuant to the New Leases and/or Acquired Leases under which New Rent Requirements are imposed or increased pursuant to this Section 6.7.1(b), the "New Rent Acquired Stores"), so long as the aggregate annual amount of base rent and percentage rent payable under all New Leases and Acquired Leases for the New Rent Acquired Stores (with any such percentage rent to be an amount calculated using the Lease Sales Amount for each such New Rent Acquired Store and the applicable percentage rent formula under such New Lease or Acquired Lease as if it had been in effect in Fiscal Year 2003) does not exceed an amount equal to one hundred thirty percent (130%) of (A) the sum of the Lease Base Rent Amounts for such New Rent Acquired Stores, plus (B) the sum of the Lease Percentage Rent Amounts for such New Rent Acquired Stores; provided, that, with respect to Non-Core Stores, the foregoing provisions of this subparagraph (ii) of this Section 6.7.1(b) shall only apply to a number of Non-Core Stores not exceeding ten percent (10%) of the total number of Non-Core Stores, and, with respect to the remainder of the Non-Core Stores, the New Rent Requirements shall be subject to the consent of each of DEI and Buyer, such consent not to be unreasonably withheld, conditioned or delayed, as provided above in this Section 6.7.1(b); and/or

                           (iii)     impose or increase capital expenditure requirements under such New Lease or Acquired Lease after the Closing (the amount of such new capital expenditure requirements, the "New Capital Expenditure Requirements"), so long as (A) such New Lease or Acquired Lease has a term of at least seven (7) years, (B) any New Capital Expenditure Requirements associated with any required renovation, remodel or build-out of an Acquired Store do not exceed $650,000 for any single Acquired Store and (C) the Company shall have a period of not less than one (1) year after the Closing Date to complete any required renovation, remodel or build-out of such Acquired Store.

                      (c)     Consent Fees. In the event that, in connection with obtaining any Consent that is required with respect to any Lease in connection with the transactions contemplated by this Agreement (as indicated on the Acquired Stores Schedule), any third party shall require, or condition its Consent upon, payment of a Consent Fee, DEI and Seller shall determine in their respective sole discretion whether to pay such Consent Fee and, if DEI and Seller determine to pay such Consent Fee, the payment thereof shall be the sole responsibility of DEI and/or Seller; provided, that, Buyer shall have the right, in its sole discretion, as provided in Section 6.7.2(a)(i), to pay any such Consent Fee within five (5) Business Days after DEI provides notice to Buyer that DEI and Seller have elected not to pay such Consent Fee.

                      (d)     Release from U.K. Lease Guarantees. DEI and Seller shall use, and shall cause their Affiliates to use, commercially reasonable efforts to facilitate the release of TDS USA from the U.K. Lease Guarantees, provided, that, such efforts shall not include providing substitute guarantors, security deposits, stand-by letters of credit or other credit enhancement devices in connection therewith. If TDS USA is not released from any U.K. Lease Guarantees prior to the Closing, DEI and Seller shall indemnify and hold Buyer and its Affiliates harmless from and against any and all Loss arising directly or indirectly from, out of or based on the U.K. Lease Guarantees.

                6.7.2     Changes to Acquired Stores Schedule and Disney Retained Stores Schedule.

                     (a)     Deletions from Acquired Stores Schedule. In the event that (i) any third Person, with respect to any Acquired Lease for which the Consent of such Person is required hereunder (as indicated on the Acquired Stores Schedule), conditions its Consent upon terms that are not acceptable to DEI or Seller in its respective business judgment (unless either (1) such terms consist of the payment of a penalty, fee or other charge that, within five (5) Business Days after notice thereof from DEI to Buyer, Buyer elects, in its sole discretion, to cause TCP to pay on behalf of DEI or Seller or (2) such terms consist of changes to the applicable Lease that would not be obligations of DEI, Seller or their Affiliates following the Closing and, within five (5) Business Days after notice thereof from DEI to Buyer, Buyer has consented thereto in accordance with Section 6.7.1(b)), (ii) any Acquired Lease expires pursuant to its terms prior to the Closing Date and the Company is not able to continue its tenancy thereunder on a month-to-month basis upon terms that are acceptable to DEI or Seller in its respective business judgment, including, without limitation, the absence of any penalty, fee or other charge, including incremental, additional holdover rent (unless, within five (5) Business Days after notice thereof from DEI to Buyer, Buyer elects, in its sole discretion, to cause TCP to pay any such penalty, fee or other charge, including incremental, additional holdover rent, on behalf of DEI or Seller), or (iii) DEI or Seller otherwise determines that any particular Acquired Lease should not be included among the assets of the Company in connection with the Membership Unit Acquisition and/or the Share Acquisition because, in DEI's or Seller's judgment in its respective sole discretion, it has become impractical for any other reason to obtain the Consent of the Landlord thereunder, then DEI and Seller shall have the right (x) in the case of subparagraph (i) or (iii) above, to amend the Acquired Stores Schedule to remove therefrom the Store leased under such particular Lease and, unless added to the Deferred Stores Schedule pursuant to Section 6.7.3(a), amend the Disney Retained Stores Schedule to add thereto the Store leased under such particular Lease and (y) in the case of subparagraph (ii) above, to amend the Acquired Stores Schedule to remove therefrom the Store leased under such particular Lease and to terminate operations at such Store. Stores that are removed from the Acquired Stores Schedule and added to the Disney Retained Stores Schedule pursuant to this Section 6.7.2(a) are referred to herein as "Non-Transferable Stores," and Stores that are removed from the Acquired Stores Schedule as a result of the circumstances described in subparagraph (ii) above are referred to herein as "Expired Lease Stores." Nothing in this Section 6.7.2(a) shall limit the rights of DEI and Seller to add any Stores removed from the Acquired Stores Schedule as a result of the circumstances described in subparagraph (i) or (iii) above to the Deferred Stores Schedule pursuant to Section 6.7.3(a) rather than to the Disney Retained Stores Schedule pursuant to this Section 6.7.2(a), and any election as to the schedule to which any particular Acquired Store shall be added shall be made by DEI and Seller in their respective sole discretion.

                     (b)      Effective Date of Amendments to Acquired Stores Schedule or Disney Retained Stores Schedule; Termination of Certain Leases.

                           (i)     On the Monday of each week, beginning on the Monday following the first full week after the date hereof, DEI and Seller shall give written notice to Buyer of any amendments to be made to the Acquired Stores Schedule or the Disney Retained Stores Schedule pursuant to this Section 6.7.2 during the preceding week. Any such amendments to the Acquired Stores Schedule or the Disney Retained Stores Schedule shall automatically become effective on the third (3rd) Business Day following the giving of such written notice by DEI and Seller to Buyer (provided, that (i) if the Closing Date falls on a day that is before the third (3rd) Business Day following the giving of any such notice pursuant to this Section 6.7.2(b), then any such amendments to the Acquired Stores Schedule or the Disney Retained Stores Schedule shall automatically become effective on the date that is two (2) Business Days before the Closing Date and (ii) DEI and Seller shall be entitled to give Buyer a final written notice pursuant to this Section 6.7.2(b) on the date that is two (2) Business Days before the Closing Date, and any such amendments to the Acquired Stores Schedule or the Disney Retained Stores Schedule contained in such notice shall automatically become effective on such date). Notwithstanding anything herein to the contrary, the failure by DEI or Seller to give any written notice to Buyer pursuant to this Section 6.7.2(b) shall not constitute a breach of this Agreement by DEI or Seller for any purpose (including, without limitation, for purposes of Sections 9.1.3, 9.1.4 and 9.1.5).

                           (ii)     DEI and Seller shall be entitled to terminate (and/or to cause TDS USA or TDS Canada, as applicable, to terminate) any Disney Retained Lease; provided, that, in the event that a Signing Date Acquired Store that is a Core Store is added to the Disney Retained Stores Schedule pursuant to this Section 6.7.2, DEI and Seller shall not terminate (or permit TDS USA or TDS Canada to terminate) the Lease relating to such Store or terminate operations at such Store until the tenth (10th) Business Day following the effective date of the amendment to the Disney Retained Stores Schedule pursuant to which such Store is added to the Disney Retained Stores Schedule (or, if earlier, on the date that is two (2) Business Days before the Closing Date) and, upon Buyer's request, DEI shall consult with Buyer during such time period regarding obtaining any required Consent under the Lease for such Core Store rather than terminating such Lease (provided, that, DEI shall have no obligation whatsoever to gree to any terms proposed by Buyer).

                           (iii)     DEI and Seller shall not terminate (and shall not permit TDS USA or TDS Canada, as applicable, to terminate) any Lease that is not a Disney Retained Lease without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that, the foregoing shall not otherwise limit any other rights of DEI or Seller under this Agreement (including, without limitation, under this Section 6.7.2).

                      (c)     Effect of Failure to Obtain Lease Consents. Provided that DEI and Seller shall have complied with their obligation to exercise commercially reasonable efforts to obtain the Consents required with respect to the Leases in connection with the transactions contemplated hereby (as indicated on the Acquired Stores Schedule) pursuant to Section 6.7.1(a), the failure by DEI or Seller to obtain one (1) or more Consents with respect to any Lease or Leases in connection with the transactions contemplated hereby shall not constitute a breach of this Agreement by DEI or Seller for any purpose (including, without limitation, for purposes of Sections 9.1.3, 9.1.4 and 9.1.5), and, except as set forth in Sections 8.2.2 and 8.3.2, no such failure by DEI or Seller shall relieve any party of its obligation to effect the Closing as contemplated herein.

                 6.7.3     Subsequent Closing for Deferred Leases.

                      (a)     Deferred Leases. In the event that, upon satisfaction or waiver of all of the conditions set forth in Article VIII (including the conditions set forth in Sections 8.2.2 and 8.3.2 with respect to the minimum number of Consent Required Core Stores), any Consents of third Persons required to be obtained in connection with the transactions contemplated by this Agreement pursuant to the terms of any particular Acquired Leases (as indicated on the Acquired Stores Schedule) have not been obtained, the Closing shall occur in accordance with the provisions of Section 3.1, provided, that (a) the Acquired Stores Schedule shall be amended (but not earlier than two (2) Business Days before the Closing Date) to remove therefrom the Store(s) leased under such particular Lease(s) and such Store(s) shall be added to the Deferred Stores Schedule (unless previously transferred to the Disney Retained Stores Schedule pursuant to Section 6.7.2(a)), and (b) in addition to the Retained Assets, Seller shall cause TDS USA to distribute to Seller in connection with the LLC Distribution, and DEI shall cause TDS Canada to Transfer to Canadian Transferee in connection with the Canadian Transfer, those Acquired Leases as to which Consents of third Persons are required to be, but as of the date that is two (2) Business Days before the Closing Date have not been, obtained (such Acquired Leases are referred to herein as "Deferred Leases") and all properties, assets, rights, liabilities and obligations relating to the conduct and operation of the Business pertaining to the Deferred Stores.

                      (b)     Subsequent Closing Period. In the event there are Deferred Leases upon the Closing, during the period commencing on the Closing Date and ending on the earlier to occur of (i) the date that is four (4) months after the Closing Date and (ii) the date on which all Consents required from third Persons with respect to the Deferred Leases, if any, shall have been obtained (such period, if applicable, the "Subsequent Closing Period," provided, that, there shall be no Subsequent Closing Period if there are no Deferred Leases upon the Closing), DEI, Seller and Buyer shall continue to use their commercially reasonable efforts to obtain any Consents required from third Persons with respect to the Deferred Leases in connection with the transactions contemplated by this Agreement (as indicated on the Acquired Stores Schedule) as set forth in and in accordance with the terms of Section 6.7.1 (including Section 6.7.1(b)); provided, that if at any time during the Subsequent Closing Period DEI or Seller determines, in its respective sole discretion, that obtaining a Consent for any particular Deferred Lease has become impractical, then, upon five (5) Business Days written notice from DEI to Buyer (during which period DEI shall, upon Buyer's request, consult with Buyer regarding such Deferred Lease), DEI and Seller may cease pursuing such Consent. When the requisite Consents with respect to any Deferred Lease have been obtained, the Deferred Stores Schedule shall be amended to remove therefrom the Store leased under such particular Deferred Lease and such Store shall be added to the Approved Deferred Stores Schedule. Within two (2) Business Days after the end of each calendar month during the Subsequent Closing Period and within five (5) Business Days after the last day of the Subsequent Closing Period, DEI and Seller shall give written notice to Buyer of any Deferred Leases with respect to which the requisite Consents have been obtained and of any amendments to the Approved Deferred Stores Schedule pursuant to this Section 6.7.3 (all such Deferred Leases as to which such Consents are obtained, collectively, the "Approved Deferred Leases").

                      (c)     Approved Deferred Stores Schedule and Subsequent Closing Balance Sheet. No later than fifteen (15) Business Days after the last day of the Subsequent Closing Period, DEI and Seller shall deliver to Buyer (i) the Approved Deferred Stores Schedule, (ii) DEI's and Seller's good faith estimated unaudited balance sheet reflecting the assets and liabilities of Seller and Canadian Transferee relating solely to the Approved Deferred Stores, including, without limitation, the Approved Deferred Leases and Store-Related Assets and Liabilities, as of the Subsequent Closing Date (the "Subsequent Closing Balance Sheet"), and (iii) a letter certifying as to DEI's and Seller's good faith calculation of the Estimated Subsequent Closing Working Capital Adjustment Amount. The Subsequent Closing Balance Sheet shall be prepared in substantially the same manner and form as the Pro Forma Balance Sheet (including the application of Modified GAAP), except for adjustments made to limit the Subsequent Closing Balance Sheet to the Approved Deferred Stores in accordance with the Store Adjustment Methodology.

                      (d)     Subsequent Closing; Deliveries. The closing with respect to all Approved Deferred Leases (the "Subsequent Closing") will take place as soon as reasonably practicable, and in any event within five (5) Business Days, following the delivery by DEI and Seller to Buyer of the Approved Deferred Stores Schedule, the Subsequent Closing Balance Sheet and any other items required by Section 6.7.3(c). At the Subsequent Closing:

                           (i)     Seller shall deliver, and DEI shall cause Canadian Transferee to deliver, to Buyer the Deferred Lease Assignment and Assumption Agreement (which shall include a bring-down to the Subsequent Closing Date of the representations and warranties contained in subparagraphs (a), (b), (c), (d) and (f) of Section 4.6.1 with respect to the Approved Deferred Stores only), Transferring the Approved Deferred Leases and Store-Related Assets and Liabilities to TDS USA and/or TDS Canada, as applicable, duly executed by Seller and Canadian Transferee;

                           (ii)     Buyer shall deliver to Seller and Canadian Transferee the Deferred Lease Assignment and Assumption Agreement, duly executed by TDS USA and/or TDS Canada, as applicable; and

                           (iii)     any Deferred Stores that are not Approved Deferred Stores as of the Subsequent Closing Date shall be deemed to be Disney Retained Stores.

                6.7.4     Survival of Section 6.7. The provisions of this Section 6.7 shall survive the Closing until the Subsequent Closing Date or, if no Subsequent Closing occurs, until expiration of the Subsequent Closing Period.

           6.8     Regulatory Filings and Deliveries.

                6.8.1     Hart-Scott-Rodino Act. DEI, Seller and Buyer will, or, as applicable, will cause their respective ultimate parent entities to, promptly make any and all filings required to be made under the Hart-Scott-Rodino Act in connection with the transactions contemplated hereby, to the extent not already made. DEI, Seller and Buyer shall furnish to each other such necessary information and reasonable assistance as the other may request in connection with its preparation of necessary filings or submissions under the provisions of the Hart-Scott-Rodino Act. The parties hereby acknowledge that, as of the date hereof, each has received notice that early termination of the waiting period under the Hart-Scott-Rodino Act has been granted with respect to the transactions contemplated by this Agreement.

                6.8.2     Investment Canada Act. Buyer will, or, as applicable, will cause its Affiliates to, promptly make any and all filings required to be made under the Investment Canada Act in connection with the transactions contemplated hereby. Buyer will, or, as applicable, will cause its Affiliates to, cooperate and negotiate reasonably and in good faith with Heritage Canada and comply with all reasonable requests of Heritage Canada. Upon Buyer's request, Seller, DEI and TDS Canada will provide reasonable cooperation to Buyer in connection with filings under the Investment Canada Act and in connection with any reasonable requests of Heritage Canada, provided that Buyer shall reimburse DEI, Seller and TDS Canada, as applicable, for any out-of-pocket expenses (excluding fees and expenses of attorneys and any filing fees under the Investment Canada Act, which are addressed in Section 11.12) reasonably incurred by DEI, Seller or TDS Canada, as applicable, in connection with providing such cooperation to Buyer.

                6.8.3     Competition Act. DEI, Seller and Buyer agree and acknowledge that the transactions contemplated hereby are not "pre-notifiable" under the Competition Act.

                6.8.4     Franchise Information. At least twenty (20) Business Days prior to the Closing Date, DEI and/or Seller shall deliver to Buyer (a) the Uniform Franchise Offering Circular pertaining to TDS USA and (b) the information pertaining to TDS Canada that is necessary to comply with Canadian franchise Law applicable to TDS Canada and, at least five (5) Business Days prior to the Closing Date, Buyer shall deliver to DEI and Seller a written letter, in form and substance reasonably satisfactory to DEI and Seller, confirming that Buyer and its Affiliates have had at least ten (10) Business Days to review and ask questions regarding such Uniform Franchise Offering Circular and such information pertaining to TDS Canada.

           6.9     Retained Asset Agreements.

                6.9.1     General. TDS USA and/or TDS Canada are currently parties to certain Contracts that constitute a portion of, or relate directly and primarily to, the Retained Assets (collectively, the "Retained Asset Agreements"), including, without limitation, the following: (i) the Agreement among TDS USA, Retail Networks Co., Ltd. ("RNC") and Oriental Land Co., Ltd. ("OLC") with respect to the operation of The Disney Store Japan ("TDS Japan") dated April 1, 2002 (as amended, the "TDSJ License Agreement"); (ii) the Information Technology Services Agreement among TDS USA, RNC and OLC dated April 1, 2002 (as amended, the "TDSJ IT Services Agreement"); (iii) the Amended and Restated Credit Card Program Agreement between TDS USA and Monogram Credit Card Bank of Georgia ("Monogram") dated as of February 11, 1994 (as amended, the "Monogram Agreement"); (iv) the Buying Agency Agreement among TDS USA, Disney Worldwide Services, Inc. ("DWS"), Disneyland Merchandise Importing ("DLMI"), Walt Disney Parks and Resorts, LLC ("WDPR") and Li & Fung (Trading) Limited ("Li & Fung") entered into as of October 1, 2001 (as amended, the "Li & Fung Agreement"); (v) the Buying Agency Agreement among TDS USA, DWS and NAP, Inc. ("NAP") dated April 8, 2003 (as amended, the "NAP Agreement"); (vi) the Buying Agency Agreement among TDS USA, DWS, DLMI, WDPR and Ocean Sky International Enterprise Limited ("Ocean Sky") dated as of August 27, 2002 (as amended, the "Ocean Sky Agreement"); (vii) the Standard Chartered Facility; and (viii) the other Contracts set forth on TDS Schedule 1.1(d). For purposes of clarification, the Retained Asset Agreements consisting of Contracts pertaining to Disney Information Technology or Non-IT Intellectual Property are separately addressed in Sections 4.7 and 7.8.

                6.9.2     Pre-Closing Obligations Regarding Certain Retained Asset Agreements. DEI and Seller agree that they shall use their commercially reasonable efforts (other than the expenditure of money or, except as DEI or Seller may determine in its respective sole discretion, the amendment or modification of any of the following Retained Asset Agreements) to do the following prior to the Closing:

                      (a)     with respect to the TDSJ License Agreement and the TDSJ IT Services Agreement, assign TDS USA's obligations thereunder to DEI or one of its Affiliates (other than the Company) and obtain the Consent of RNC and OLC to such assignment;

                      (b)     with respect to the Monogram Agreement, (i) assign TDS USA's obligations thereunder to DEI or one of its Affiliates (other than the Company) and obtain the Consent of Monogram to such assignment, and (ii) cause TDS USA to enter into a Monogram Participation Agreement to be effective as of the Closing Date (and DEI and Seller shall provide a copy thereof to Buyer);

                      (c)     with respect to the Li & Fung Agreement, amend such agreement so that TDS USA is no longer a party thereto and, to the extent reasonably requested by Buyer, arrange for an introduction of Buyer to Li & Fung in order to enable Buyer, TDS USA and/or TDS Canada to enter into a new agreement with Li & Fung pertaining to the Business; and

                      (d)     with respect to the NAP Agreement, the Ocean Sky Agreement and the Standard Chartered Facility, amend each such agreement so that TDS USA is no longer a party thereto.

                6.9.3     Other Retained Asset Agreements. DEI and Seller agree that they shall use their commercially reasonable efforts (other than the expenditure of money or, except as DEI or Seller may determine in its respective sole discretion, the amendment or modification of any of the Retained Asset Agreements) prior to the Closing to obtain any Consent or take such other action as may be necessary to distribute to Seller in connection with the LLC Distribution or Transfer to Canadian Transferee in connection with the Canadian Transfer any other Retained Asset Agreements not specifically referenced in Section 6.9.2 or to assign any such other Retained Asset Agreements to DEI or any of its Affiliates (other than the Company).

                6.9.4     Effect of Failure to Assign or Amend Retained Asset Agreements. The parties agree that the failure by DEI or Seller to assign, distribute, amend or obtain any Consent required under any Retained Asset Agreement in connection with the transactions contemplated hereby shall not constitute a breach of this Agreement by DEI or Seller for any purpose (including, without limitation, for purposes of Sections 9.1.3, 9.1.4 and 9.1.5), and no such failure by DEI or Seller shall relieve Buyer of its obligation to effect the Closing as contemplated herein. The parties further agree that, if any Retained Asset Agreements are not distributed to Seller in connection with the LLC Distribution, Transferred to Canadian Transferee in connection with the Canadian Transfer or assigned to DEI or any of its Affiliates (other than the Company) as of the Closing Date, the parties shall be required to perform their respective obligations with respect to such Retained Asset Agreements as set forth under Section 7.5 (provided that, in such event, DEI or Seller shall provide Buyer with a copy of any such Retained Asset Agreement).

           6.10     Participation Agreements.

                6.10.1     General. DEI and/or its Affiliates (other than the Company) are currently parties to certain Contracts in which TDS USA and/or TDS Canada participate or under which TDS USA and/or TDS Canada are third party beneficiaries or otherwise derive benefit (collectively, the "Participation Agreements"), including, without limitation, the American Express Card Service Agreement dated September 12, 2003 between American Express Travel Related Services Company, Inc. ("Amex") and DWS (as amended, the "Amex Agreement"), the Canada Mastercard Agreement, the ValueLink Agreement and the Disney Supply Chain Arrangements.

                6.10.2     Negotiations Regarding the Amex Agreement, the Canada Mastercard Agreement and Other Credit and Charge Card Agreements. DEI and Seller agree that, prior to the Closing, Buyer shall be entitled, in its sole discretion, to negotiate with (i) Amex with respect to an agreement pursuant to which the Company would be entitled to accept Amex credit and charge cards following the Closing, (ii) Bank of Montreal (or another servicing bank) with respect to an agreement pursuant to which the Company would be entitled to accept Mastercard credit and charge cards in Canada following the Closing and/or (iii) subject to Section 6.11.9 and DEI and Seller's determination of the status of SunTrust and the SunTrust Agreement thereunder, one (1) or more additional servicing banks with respect to one (1) or more agreements pursuant to which the Company would be entitled to accept Visa, Mastercard, Discover or other major credit or charge cards in the United States or Canada following the Closing (as and to the extent necessary to ensure that the Company will be in a position to accept such credit and charge cards), provided that, in the case of each of subparagraphs (i), (ii) and (iii) of this Section 6.10.2: (A) such agreement shall become effective only after the Closing, (B) Buyer shall provide DEI with each draft of such agreement that is distributed between the parties thereto (redlined to reflect changes therein) and shall consider in good faith any comments made by DEI with respect to such drafts, and (C) Buyer shall not, and shall not permit the Company or its Affiliates to, enter into such agreement unless the final version thereof has been approved in writing by DEI in its business judgment, such approval or disapproval to be communicated to Buyer within five (5) Business Days after such final version is provided to DEI (provided, that such approval shall be in DEI's sole discretion with respect to any terms or conditions that relate to any matters that may, as determined by DEI in its sole discretion, be expected to violate, constitute a default under or breach in any material respect, or, even if not constituting an actual violation, default or breach, may be expected to materially conflict with or impair the rights, benefits or value accruing to DEI or its Affiliates under or in connection with, this Agreement, the License and Conduct of Business Agreement, any other Related Agreement, the TCP Guaranty and Commitment, the Intellectual Property of DEI or any of its Affiliates, and/or any material Contract to which any of DEI or its Affiliates is a party or under which any of DEI's or its Affiliates' properties or assets are bound, including, without limitation, Contracts and strategic alliances between DEI or its Affiliates and Visa USA, Bank One, N.A. and/or their respective Affiliates).

                6.10.3     ValueLink Agreement. DEI and Seller agree that they shall use their commercially reasonable efforts (other than the expenditure of money or, except as DEI or Seller may determine in its respective sole discretion, the amendment or modification of the ValueLink Agreement) to cause TDS USA (and, as applicable as determined by DEI in its sole discretion, TDS Canada) to enter into a ValueLink Participation Agreement to be effective as of the Closing Date (and DEI and Seller shall provide a copy thereof to Buyer).

                6.10.4     No Rights Under Participation Agreements. Buyer acknowledges and agrees that, following the Closing, except as set forth in Section 6.11.3 with respect to the Disney Supply Chain Arrangements and subject to Section 6.10.3, the Company shall not be entitled to any rights, interests, benefits or other participation under any of the Participation Agreements, all of which shall be solely for the benefit of, and solely the obligations of, DEI and its Affiliates (other than the Company), and following the date hereof, DEI and/or its Affiliates shall be entitled, in their respective sole discretion, except as otherwise provided in Section 6.10.2, to negotiate amendments, restatements or other modifications to any of the Participation Agreements in order to terminate TDS USA's and/or TDS Canada's rights, interests, benefits and participation thereunder, and Buyer hereby consents to such amendments, restatements or other modifications to such Participation Agreements.

                6.10.5     Effect of Failure to Assign or Amend Participation Agreements. The parties agree that the failure by DEI, Seller or their Affiliates to amend, restate, modify, enter into, assign or obtain any Consent required under any Participation Agreement in connection with the transactions contemplated hereby shall not constitute a breach of this Agreement by DEI or Seller for any purpose (including, without limitation, for purposes of Sections 9.1.3, 9.1.4 and 9.1.5), and no such failure by DEI or Seller shall relieve Buyer of its obligation to effect the Closing as contemplated herein.

           6.11     Certain Transactions and Agreements.

                6.11.1     Company Bank Accounts; Powers of Attorney.

                      (a)     (i) Prior to the Closing, DEI and/or Seller shall use their commercially reasonable efforts to remove effective as of the Closing Date, as an authorized signatory with respect to TDS Canada's bank account # **, held at the Bank of Montreal (the "Bank of Montreal Account"), any Person that is so authorized and (ii) to the extent not done prior to the Closing despite the exercise of their commercially reasonable efforts, following the Closing, as soon as reasonably practicable following Buyer's or the Company's request, DEI and/or Seller shall remove, effective immediately, as an authorized signatory with respect to the Bank of Montreal Account, any Person that is so authorized and that is not a Continuing Employee. Buyer shall cooperate with DEI and Seller as reasonably requested by DEI or Seller to arrange for the designation of substitute authorized signatories with respect to the Bank of Montreal Account. Buyer acknowledges and agrees that it shall have no right to or interest in the Bank of Montreal Account or any amounts held therein prior to the Closing Date.

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

                      (b)     Prior to the Closing, DEI and/or Seller shall use their commercially reasonable efforts to change, effective as of the Closing Date, the owner or holder of each bank account owned or held in the name of TDS USA and/or TDS Canada (other than the Bank of Montreal Account) to DEI or one of its Affiliates (other than TDS USA or TDS Canada). Such bank accounts shall include, without limitation, all savings, checking, deposit, credit and similar accounts and any safe deposit box owned by or held in the name of TDS USA or TDS Canada (other than the Bank of Montreal Account). Following the Closing, as soon as reasonably practicable following Buyer's or the Company's request, DEI and/or Seller shall change such ownership of any such bank account to the extent not done prior to the Closing despite the exercise of their commercially reasonable efforts. Buyer shall cooperate with DEI and Seller as reasonably requested by DEI or Seller to arrange for such change in ownership to DEI or its designated Affiliate (other than TDS USA or TDS Canada) following the Closing. Buyer acknowledges and agrees that it shall have no right to or interest in any of such accounts or any amounts held therein.

                      (c)     Prior to the Closing, DEI and/or Seller shall use their commercially reasonable efforts to terminate effective as of the Closing Date, and following the Closing, as soon as reasonably practicable following Buyer's or the Company's request, DEI and/or Seller shall terminate (to the extent not done prior to the Closing despite the exercise of their commercially reasonable efforts) effective immediately, any power of attorney given by the Company in favor of DEI, Seller and/or their employees, officers, directors or Affiliates, other than any such power of attorney that is contained in this Agreement, the Related Agreements, the Pre-Closing Transaction Contracts (other than any Pre-Closing Transaction Contract that was not provided to Buyer prior to the Closing in violation of Section 2.1) or any other Contracts entered into in connection therewith.

                6.11.2     Letters of Credit Relating to Inventory Orders. The parties acknowledge and agree that (a) DEI or its Affiliates (other than the Company) shall be responsible for any obligations incurred under letters of credit issued pursuant to a Trade LC Facility in connection with, or as a payment mechanism for, inventory purchase orders issued by the Company on or prior to the Closing Date ("Pre-Closing Inventory Orders"), and (b) the Company, as a Subsidiary of Buyer, (i) shall be solely responsible for issuing or causing the issuance of, and for any and all obligations under, letters of credit issued in connection with, or as a payment mechanism for, Post-Closing Inventory Orders and Non-LC Purchase Orders, and DEI and its Affiliates shall not have any responsibility or liability therefor, (ii) shall not under any circumstances issue, or cause to be issued, under any Trade LC Facility (and the Company shall have no right to cause to be issued under any Trade LC Facility), any letters of credit for Post-Closing Inventory Orders or Non-LC Purchase Orders and (iii) if the Closing occurs, shall indemnify and hold DEI and its Affiliates (other than the Company) harmless from any Loss incurred in connection with any Post-Closing Inventory Orders and/or any Non-LC Purchase Orders and/or any letters of credit issued in connection therewith.

                6.11.3     Disney Umbrella Freight Services. To the extent requested by the Company after the Closing, DEI or its Affiliates (other than the Company) shall continue to provide to the Company the Disney Umbrella Freight Services until the forty-fifth (45th) day following the Closing Date or, if earlier, the date following the Closing selected by Buyer (the "Freight Services Termination Date"). After the Freight Services Termination Date, DEI and its Affiliates shall cease to provide any such Disney Umbrella Freight Services to the Company, and Buyer or the Company shall be solely responsible for procuring any required, comparable replacement services for the Company. Any unpaid invoices for Disney Umbrella Freight Services existing as of the Closing and any invoices for Disney Umbrella Freight Services received by the Company after the Closing shall by paid by DEI within thirty (30) days following submission thereof by the Company to DEI (provided, that, the Company shall promptly submit such invoices to DEI and shall not increase DEI's liability thereunder through any delay or negligence on the part of the Company).

                6.11.4     **.

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

                6.11.5     Certain Pre-Closing Expenses. No later than ten (10) Business Days following DEI's submission of an invoice or other comparable request for reimbursement to Buyer, whether or not the Closing shall occur, Buyer shall pay directly to DEI (and not to the Company) an amount equal to all costs and expenses incurred by the Company or its Affiliates for those activities or items set forth on TDS Schedule 6.11.5, or such portion thereof as is set forth on such schedule. Any such costs and expenses incurred by the Company or its Affiliates following the Closing Date in respect of such activities shall be borne solely by the Company and/or TCP, as the case may be, and none of DEI or its Affiliates shall have any liability or responsibility therefor. This covenant shall survive any expiration or termination of this Agreement indefinitely. If, following the Closing, DEI or any of its Affiliates becomes subject to an audit or other governmental investigation or proceeding relating to or in connection with any Form I-9 that has been provided to Buyer in connection with the payment of expenses for activities or items set forth on TDS Schedule 6.11.5, then, within five (5) Business Days after DEI's request, Buyer or its Affiliates (as applicable) shall, at their sole cost and expense, provide to DEI or its designated Affiliate an original of any and all such Forms I-9.

                6.11.6     Company Credit Facility; Supporting LCs.

                      (a)     Buyer shall at its sole cost and expense, establish on or prior to the Closing (and have in place as of the Closing) the Company Credit Facility in accordance with the terms and provisions of this Section 6.11.6, which credit facility, as of the Closing (i) shall provide for the issuance of letters of credit in connection with, or as a payment mechanism for, Post-Closing Inventory Orders and Non-LC Purchase Orders and (ii) shall comply with all of the terms and provisions of this Agreement, the License and Conduct of Business Agreement, any other Related Agreement and the TCP Guaranty and Commitment. Buyer hereby represents and warrants that, prior to the date hereof, DEI and Seller have been provided with initial drafts of all material Contracts to be entered into by Buyer or its Affiliates (including the Company, as a Subsidiary of Buyer) in connection with the Company Credit Facility. Buyer shall, from and after the date hereof, provide DEI and Seller with each new or revised draft of all Contracts to be entered into by Buyer or its Affiliates (including the Company, as a Subsidiary of Buyer) or any other Person in connection with the Company Credit Facility that is distributed between the parties thereto (if applicable, redlined to reflect changes therein). In the event that any such new or revised draft Contract relating to the Company Credit Facility reflects modifications, whether direct or indirect, to any DEI Related Provision that have been requested by Buyer or its Affiliates, Wells Fargo or its Affiliates, any lender under the Company Credit Facility or any Person other than DEI, Seller and their Affiliates, then (i) DEI and Seller shall have the right to review and comment on such modifications, which comments shall be considered by Buyer and its Affiliates in good faith, and (ii) the final version of each DEI Related Provision shall be subject to the prior written approval of DEI and Seller in their respective business judgment, such approval or disapproval to be communicated to Buyer within five (5) Business Days after such final versions are provided to DEI; provided that DEI and Seller acknowledge and agree that they have approved the versions of the DEI Related Provisions contained in the Pre-Signing Company Drafts, subject to their right to comment on and approve any direct or indirect modifications thereof that may be proposed by any Person (other than DEI, Seller and their Affiliates). Buyer hereby agrees to use all of its commercially reasonable efforts, and to cause its Affiliates to use all of their commercially reasonable efforts, to resolve or cause the resolution of (including, without limitation, using all of their commercially reasonable efforts to negotiate with the applicable bank or banks and/or their respective Representatives), any issues arising out of or resulting from the exercise by DEI and Seller of their approval rights under this Section 6.11.6 relating to DEI Related Provisions. For purposes of clarification, to the extent DEI's and Seller's approval is required in accordance with the preceding sentences of this Section 6.11.6(a), any credit facility established by Buyer for and on behalf of the Company that is not approved by DEI and Seller in accordance with and as and to the extent provided in this Section 6.11.6 or that does not otherwise comply with the other terms and provisions of this Agreement (including, without limitation, the other terms and provisions of this Section 6.11.6), or that does not comply with all of the terms and provisions of the License and Conduct of Business Agreement, any other Related Agreement and the TCP Guaranty and Commitment, shall not be considered the "Company Credit Facility" for purposes of this Agreement and shall be deemed a breach of this Agreement, the License and Conduct of Business Agreement, any such other Related Agreements and the TCP Guaranty and Commitment. Upon the Closing, subject to satisfaction of the provisions of this Section 6.11.6(a), DEI agrees that it shall cause TDSF to execute and deliver to Wells Fargo, as agent under the Company Credit Facility, the Designation of Secured Lender Under License Agreement included as part of Annex H hereto.

                      (b)     Buyer may, at its sole option, cause the Company Credit Facility (i) to provide for the issuance of Supporting LCs and (ii) to allow for the payment from the proceeds of borrowings thereunder of the Estimated Closing Working Capital Adjustment Amount pursuant to and in accordance with Section 3.3.1. If, as of the Closing, the Company Credit Facility provides for the issuance of Supporting LCs, then Buyer may elect to cause one (1) or more Supporting LCs (which shall be in form and substance approved by DEI and Seller in their respective business judgment) to be issued as of the Closing and, if Buyer so elects, then: (i) Buyer shall notify DEI and Seller at least ten (10) Business Days prior to the Closing Date of its election to have Supporting LCs issued as of the Closing and shall, at least three (3) Business Days prior to the Closing Date, provide DEI and Seller with evidence satisfactory to DEI and Seller in their respective business judgment, that such Supporting LCs will be issued as of the Closing; (ii) Buyer shall, at least ten (10) Business Days prior to the Closing Date, provide DEI and Seller with initial drafts of such Supporting LCs and any related Contracts (to the extent not already reviewed and approved by DEI and Seller pursuant to subparagraph (a) of this Section 6.11.6), and shall, thereafter, provide DEI and Seller with each revised draft of any such Supporting LC and related Contract that is distributed between the parties thereto (redlined to reflect changes therein), and DEI and Seller shall have the right to review and comment on all drafts of such Supporting LCs and Contracts, which comments shall be considered by Buyer in good faith, and all final terms and provisions of such Supporting LCs and Contracts shall be subject to the prior written approval of DEI and Seller in their respective business judgment; and (iii) DEI and Seller shall notify Buyer, at least five (5) Business Days prior to the Closing Date, of (A) the number of outstanding letters of credit issued (but not drawn) pursuant to a Trade LC Facility as of such date in connection with, or as a payment mechanism for, Buyer Ordered Inventory, and the total outstanding obligations relating to Buyer Ordered Inventory as of such date under each such letter of credit, and (B) the estimated Disney Umbrella Freight Services Amounts as of such date. The estimates provided by DEI and Seller pursuant to the preceding subparagraph (iii) of this Section 6.11.6(b) shall not be binding on DEI, Seller or the Company in connection with their preparation of the Closing Balance Sheet, the parties acknowledging and agreeing that such estimates may increase or decrease in connection with the preparation of the Closing Balance Sheet.

                      (c)     If any Supporting LCs that have been approved in writing by DEI and Seller as provided in this Section 6.11.6 are issued as of the Closing, then (if applicable), (i) Buyer Ordered Inventory shall exclude any such inventory with respect to which a Supporting LC has been issued as of the Closing pursuant to and in accordance with this Section 6.11.6 in an amount sufficient to support payment of the entire liability under the issued but undrawn letter of credit under the Trade LC Facility that relates to or covers the inventory that would otherwise be classified as Buyer Ordered Inventory and (ii) the Disney Umbrella Freight Services Amounts shall exclude any such amounts in respect of which a Supporting LC has been issued as of the Closing pursuant to and in accordance with this Section 6.11.6. Following the Closing, DEI and its Affiliates shall be entitled to draw immediately upon demand under any Supporting LC in an amount equal to any amount DEI or its Affiliates is required to pay for any Buyer Ordered Inventory or Disney Umbrella Freight Services if such payment is not reimbursed by the Company within three (3) Business Days after demand for such reimbursement by DEI or its Affiliates to the Company (accompanied by copies of a bill of lading and/or invoice referred to in the next sentence). Notwithstanding the foregoing, and for purposes of clarification, any and all Supporting LCs must provide that DEI and its Affiliates shall be entitled to draw thereunder immediately upon demand without presenting any documentation or other evidence of the right to payment thereunder other than a bill of lading and/or invoice that relate to the Buyer Ordered Inventory or an invoice that relates to the Disney Umbrella Freight Services covered by the applicable Supporting LC, together with a signed statement of an officer of DEI or one of its Affiliates that, to the knowledge of such officer, the Company has failed to reimburse DEI or its Affiliates for such payment. In the event that, following the Closing, any Supporting LC becomes unenforceable and/or DEI or any of its Affiliates is unable to collect for any reason any part of the payments owed to it under such Supporting LC, then (i) Buyer shall pay to DEI, within one (1) Business Day following DEI's demand therefor, all amounts owed to DEI under such Supporting LC and, until all such amounts are indefeasibly paid in full to DEI, Buyer shall be and remain liable for all such amounts and (ii) Buyer shall reimburse DEI or any of its Affiliates, upon demand, for any and all costs and expenses incurred by DEI or its Affiliates in connection with the collection of payments due and owing to such Person under such Supporting LC. Upon reimbursement (including through a draw on a Supporting LC) of a payment made by DEI or its Affiliates with respect to Buyer Ordered Inventory, the applicable bill of lading, if and to the extent assignable, shall be assigned to the Company (if such bill of lading is not issued in the name of the Company but is instead issued in the name of DEI or any of its Affiliates).

                6.11.7     Wells Fargo Credit Facility. Buyer hereby represents and warrants that, prior to the date hereof, DEI and Seller have been provided with initial drafts of all material Contracts to be entered into by Buyer or its Affiliates (including the Company, as a Subsidiary of Buyer) in connection with the Wells Fargo Credit Facility. Buyer shall, from and after the date hereof, provide DEI and Seller with each new or revised draft of all Contracts to be entered into by Buyer or its Affiliates (including the Company, as a Subsidiary of Buyer) or any other Person in connection with the Wells Fargo Credit Facility that is distributed between the parties thereto (if applicable, as redlined to reflect changes therein). In the event that any such new or revised draft Contract relating to the Wells Fargo Credit Facility reflects modifications, whether direct or indirect, to any DEI Related Provision that have been requested by Buyer or its Affiliates, Wells Fargo or its Affiliates, any lender under the Wells Fargo Credit Facility or any Person other than DEI, Seller and their Affiliates, then (i) DEI and Seller shall have the right to review and comment on such modifications, which comments shall be considered by Buyer and its Affiliates in good faith, and (ii) the final version of each DEI Related Provision shall be subject to the prior written approval of DEI and Seller in their respective business judgment, such approval or disapproval to be communicated to Buyer within five (5) Business Days after such final versions are provided to DEI; provided that DEI and Seller acknowledge and agree that they have approved the versions of the DEI Related Provisions contained in the Pre-Signing Wells Draft, subject to their right to comment on and approve any direct or indirect modifications thereof that may be proposed by any Person (other than DEI, Seller and their Affiliates). Buyer hereby agrees to use all of its commercially reasonable efforts, and to cause its Affiliates to use all of their commercially reasonable efforts, to resolve or cause the resolution of (including, without limitation, using all of their commercially reasonable efforts to negotiate with Wells Fargo and/or its Representatives), any issues arising out of or resulting from the exercise by DEI and Seller of their approval rights under this Section 6.11.7 with respect to DEI Related Provisions. For purposes of clarification, to the extent DEI's and Seller's approval is required in accordance with the preceding sentences of this Section 6.11.7, any Contract relating to the Wells Fargo Credit Facility that is not approved by DEI and Seller in accordance with and as and to the extent provided in this Section 6.11.7 or that does not otherwise comply with the other terms and provisions of this Agreement (including, without limitation, the other terms and provisions of this Section 6.11.7), or that does not comply with all of the terms and provisions of the TCP Guaranty and Commitment, the License and Conduct of Business Agreement or any other Related Agreement, shall be deemed a breach of this Agreement, the TCP Guaranty and Commitment, the License and Conduct of Business Agreement and/or any such other Related Agreements.

                6.11.8     Distribution Center Observers.

                      (a)     From and after the date hereof and pursuant to and in accordance with this Section 6.11.8, Buyer shall be entitled to designate up to but not more than three (3) persons that are either employees of Buyer or its Affiliates or employees of Buyer's Representatives, which persons must be approved in advance by DEI and Seller in their respective business judgment pursuant to subparagraph (b) of this Section 6.11.8, to be present on site at the Distribution Center (each such person, a "DC Observer"). The role of each DC Observer shall be limited solely to that of observation, and no DC Observer shall have any other rights or benefits by virtue of such person's designation as a DC Observer. None of the DC Observers shall (i) in any manner, interfere with the conduct of the business of the Company (or, from and after the Closing, the business of DEI or any of its Affiliates) or (ii) have any rights of oversight with respect to any of the employees of the Company (or, from and after the Closing, any employees of DEI or its Affiliates) or any right to instruct, for any reason or in any manner, such employees. Each DC Observer shall at all times during which such person is a DC Observer remain an employee of Buyer or one of its Affiliates or Representatives, and as between Buyer and DEI and its Affiliates, Buyer shall be solely responsible for paying all costs related to or arising in connection with each DC Observer, including, without limitation, any employment-related costs. In addition, Buyer shall indemnify and hold harmless DEI and its Affiliates for any Loss incurred by any of them in connection with, or as a result of (i) the exercise of Buyer's rights under this Section 6.11.8 and/or (ii) the designation, placement, removal or replacement of any person as a DC Observer.

                      (b)     If Buyer elects to exercise its rights to designate one (1) or more DC Observers, Buyer shall give prior written notice thereof to DEI and Seller, which notice shall state: (i) that Buyer is electing to exercise its rights pursuant to this Section 6.11.8, (ii) the name of the person or persons designated as a DC Observer, and (iii) the position held by each such person at Buyer or the applicable Affiliate or Representative of Buyer. DEI and Seller shall, as soon as practicable after receipt of such notice, inform Buyer of their approval or disapproval of Buyer's designee or designees, and, upon approval of a designee by DEI and Seller in their respective business judgment, such designee shall become a DC Observer. In the event that any designee of Buyer is disapproved by DEI and/or Seller, Buyer shall be entitled to select a replacement designee, and shall repeat the procedures outlined in this subparagraph (b) until a designee is approved by DEI and Seller in accordance with this Section 6.11.8. Buyer, DEI and Seller shall each have the right, in their respective sole discretion, to remove any person from the role of DC Observer, for any reason or no reason at all. In the event that Buyer removes any person from the role of DC Observer or any person resigns from the role of DC Observer, Buyer shall give written notice of such removal or resignation to DEI and Seller. In the event that DEI or Seller removes any person from the role of DC Observer, DEI or Seller, as applicable, shall give written notice of such removal to Buyer. Neither DEI nor any of its Affiliates shall have any responsibility or liability for or in connection with the removal of any person from the role of DC Observer, whether such removal is effected by Buyer, DEI, Seller or their respective Affiliates or Representatives. If, upon removal or resignation of any person from the role of DC Observer, Buyer elects to designate a replacement DC Observer, then such replacement shall be designated pursuant to and in accordance with the provisions of this Section 6.11.8 (including, without limitation, this subparagraph (b)).

                      (c)     Buyer's rights pursuant to this Section 6.11.8 to designate one (1) or more DC Observers and to have such DC Observers present on-site at the Distribution Center shall terminate upon the termination of the Transitional Distribution Services Agreement, and from and after such date, Buyer shall have no right to have any of its employees or the employees of its Affiliates or Representatives present at the Distribution Center.

                6.11.9     SunTrust Agreement. DEI and Seller agree that if, and from and after the date on which, DEI and Seller determine that SunTrust (or its successor) has refused to provide a Consent under the SunTrust Agreement to the transactions contemplated by this Agreement, notwithstanding compliance by Buyer, DEI and Seller with Section 6.6.2 (with DEI to provide Buyer with written notice of such inability to obtain a Consent within five (5) Business Days of such determination), then Buyer shall be entitled, in its sole discretion, to negotiate with SunTrust (or another servicing bank) prior to the Closing, with respect to an agreement pursuant to which the Company would be entitled to accept Mastercard and Visa credit and charge cards in the United States following the Closing, subject to the terms and conditions of subparagraphs (A), (B) and (C) of Section 6.10.2. The parties agree that the failure by DEI or Seller to obtain the Consent of SunTrust (or, as applicable, its successor) under the SunTrust Agreement in connection with the transactions contemplated hereby shall not constitute a breach of this Agreement by DEI or Seller for any purpose (including, without limitation, for purposes of Sections 9.1.3, 9.1.4 and 9.1.5), and no such failure by DEI or Seller shall relieve Buyer of its obligation to effect the Closing as contemplated herein.

                6.11.10     Company Plans. DEI and Seller shall terminate the Company Plans (or, as applicable, shall cause the Company Plans to be terminated) prior to the Closing.

                6.11.11     Certain Transactions by TCP. In the event that any Affiliate of TCP (i) becomes an "Affiliate Guarantor" as defined in and pursuant to the terms of the TCP Guaranty and Commitment or (ii) becomes bound by the obligations, restrictions or provisions pertaining to TCP under the TCP Guaranty and Commitment pursuant to the terms and conditions contained in the definition of "TCP" under the TCP Guaranty and Commitment (assuming, for purposes of this Section 6.11.11, that the TCP Guaranty and Commitment had been executed and delivered and was in effect as of the date hereof) (any such Affiliate of TCP described in subparagraphs (i) and (ii), an "Obligor"), Buyer shall promptly thereafter provide written notice to DEI and Seller of such event, and the obligation of the parties to execute and deliver (or cause their Affiliates to execute and deliver) certain documents as set forth in Section 6.16 shall apply to the execution and delivery of the TCP Guaranty and Commitment (or, as applicable, a guarantee of the obligations of TCP thereunder) by such Obligors.

                6.11.12     Certain Employee Cards and Other Property. Buyer hereby agrees and acknowledges that, prior to the Closing, the Company or its Affiliates shall be entitled to collect, from any and all of the Continuing Employees, the following items that were issued to or otherwise granted to such Continuing Employees prior to the Closing (collectively, the "Disney Issued Property"): (i) all identification cards issued by the Company or its Affiliates, (ii) all business cards given to the Continuing Employees identifying the Continuing Employees as employees of the Company or its Affiliates, (iii) all employee credit or charge cards, benefit cards, and/or other payment instruments issued by the Company or its Affiliates, including, without limitation, "Silver Passes" for Theme Parks of the Company or its Affiliates, Disney's Visa Card, procurement cards and telephone calling cards, and (iv) all vehicles identified in item 21 of TDS Schedule 1.1(d). To the extent that prior to the Closing the Company or its Affiliates do not collect all of the Disney Issued Property from the Continuing Employees, Buyer shall, from and after the Closing, provide reasonable assistance to DEI and its Affiliates, and shall cooperate with them, to procure the return of all such Disney Issued Property from the Continuing Employees to DEI and its Affiliates. From and after the Closing, Buyer shall indemnify and hold DEI and its Affiliates harmless from any Loss incurred by any of them in connection with the use of any Disney Issued Property after the Closing by any of the Continuing Employees.

           6.12     Solvency Opinion. DEI, Seller and/or one or more of their Affiliates shall obtain an opinion, addressed to DEI and Seller, from Jefferies & Company, Inc., or if such firm is unable to render such opinion, such other firm as DEI or Seller shall select in its respective sole discretion, regarding the solvency of TDS USA following the consummation of the transactions contemplated by this Agreement, the form and content thereof to be satisfactory to DEI and Seller in their respective business judgment. DEI and Seller shall provide a copy of such solvency opinion to Buyer. DEI and Seller, on the one hand, and Buyer, on the other hand, shall each be responsible for paying one-half of all fees, expenses and costs of the firm rendering such solvency opinion incurred in connection with obtaining such solvency opinion, provided, that Buyer shall not be required to pay more than One Hundred Thousand Dollars ($100,000) of such fees, expenses and costs.

           6.13     Company Audit. At least five (5) Business Days prior to the Closing, DEI and Seller shall cause to be prepared and delivered to Buyer the combined balance sheets of TDS USA and TDS Canada as of September 27, 2003 and June 26, 2004 and the related combined statements of operations and retained earnings and of cash flows of TDS USA and TDS Canada for each of the two (2) fiscal years ended September 28, 2002 and September 27, 2003, respectively, and the nine (9) months ended June 26, 2004, which shall be prepared in accordance with GAAP and audited by PWC (collectively, the "TDS Audited Financial Statements"). TCP shall have the right to include such TDS Audited Financial Statements in its current report on Form 8-K filed with the SEC relating to the transactions contemplated hereby and in any other reports or registration statements filed by TCP with the SEC. DEI and Seller, on the one hand, and Buyer, on the other hand, shall each be responsible for paying one-half of the auditor fees and reasonable and documented out-of-pocket auditor expenses incurred in connection with such audit, provided, that Buyer shall not be required to pay more than Two Hundred Fifty Thousand Dollars ($250,000) of such fees and expenses.

           6.14     No Competing Offers.

                6.14.1     Neither DEI nor Seller shall, nor shall either of them authorize or permit the Company or their respective Affiliates or any of the officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives of DEI, Seller, the Company or their respective Affiliates to, contact any person for the purpose of soliciting any Competing Offer, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such Competing Offer; provided, that, if the Board of Directors of TWDC determines in good faith and based on advice of its financial advisor and after consultation with outside legal counsel that a Competing Offer that did not result from a breach of this Section 6.14.1 is or might reasonably be considered to be a Superior Proposal, DEI, Seller, the Company and their Affiliates may (a) furnish information with respect to the Company, DEI, Seller and their Affiliates to any Person under a customary confidentiality agreement, which shall not be less favorable to DEI and Seller in any material respect than the Confidentiality Agreement, (b) participate in discussions and negotiations regarding such Competing Offer and (c) if the Board of Directors of TWDC determines in good faith and based on advice of counsel that such Competing Offer is a Superior Proposal and that, in order for such Board of Directors to comply with its fiduciary duties, it is required to cause the acceptance of such Competing Offer by DEI and/or its Affiliates, accept such Superior Proposal, enter into a letter of intent or understanding (whether or not binding) and/or binding definitive agreements therefor and terminate this Agreement under Section 9.1.6, provided, that, prior to taking any such action under this subparagraph (c) of this Section 6.14.1, TWDC shall have provided Buyer with at least three (3) Business Days written notice of its intention to do so and of the material economic terms of such Superior Proposal.

                6.14.2     DEI and Seller shall promptly advise Buyer in writing of the identity of any Person who makes a Competing Offer as to which DEI or its Affiliates intend to engage in any of the activities described in subparagraphs (a), (b) or (c) of Section 6.14.1.

           6.15     Transitional Services Agreements; Bifurcation of License and Conduct of Business Agreement; Operating Manual; Additional Documents to be Prepared Prior to Closing.

                6.15.1     Transitional Services. Buyer, on the one hand, and DEI and Seller, on the other hand, hereby agree to provide to each other (or, as applicable, to cause their Affiliates to so provide) the transitional services described in subparagraphs (a)-(d) (inclusive) of this Section 6.15.1. Such transitional services shall be provided during the period beginning on the Closing Date and ending on the date specified in the applicable transitional services agreement.

                      (a)     DEI and/or its Affiliates, on the one hand, and Buyer, the Company and/or their Affiliates, on the other hand, shall provide to each other certain administrative services and DEI or its Affiliates shall provide certain office facilities to the Company, in each case on a transitional basis and in accordance with the terms set forth on TDS Schedule 6.15.1(i) (the "Transitional Administrative Services Agreement").

                      (b)     DEI and/or its Affiliates shall provide the Company with certain inventory distribution services through the Distribution Center operated by the Company prior to the Closing on a transitional basis and in accordance with the terms set forth on TDS Schedule 6.15.1(ii) (the "Transitional Distribution Services Agreement").

                      (c)     DEI and/or its Affiliates, on the one hand, and Buyer, the Company and/or their Affiliates, on the other hand, shall provide to each other certain Information Technology services on a transitional basis and in accordance with the terms set forth on TDS Schedule 6.15.1(iii) (the "Transitional Information Technology Services Agreement").

                      (d)     The Company shall operate the Deferred Stores (including any Approved Deferred Stores) and the Disney Retained Stores (other than the Flagship Stores) from and after the Closing Date and, as applicable, conduct the closure thereof, in each case in accordance with the terms set forth on TDS Schedule 6.15.1(iv) (the "Transitional Disney Retained Stores Agreement").

                6.15.2     Bifurcation of License and Conduct of Business Agreement. Prior to the Closing, at the election of DEI and Seller (to be exercised in their respective sole discretion), DEI, Seller and Buyer shall negotiate in good faith and in a commercially reasonable manner and as expeditiously as practicable to bifurcate the License and Conduct of Business Agreement into two (2) separate Contracts, one consisting of a License Agreement pertaining primarily to the Intellectual Property licensed by TDS Franchising to the Company thereunder and the royalties arising therefrom, and the other consisting of a Conduct of Business Agreement pertaining primarily to the operation of the Stores by the Company thereunder. DEI and Seller shall take the lead in drafting and revising such bifurcated Contracts. Both parties agree that, in connection with such bifurcation, they shall in good faith maintain the relationship of the parties thereunder as if it were a single Contract (e.g., as appropriate, including cross-termination and other comparable provisions to ensure that the bifurcation of the combined Contract does not alter the nature of the relationship between the parties thereunder), and that the resulting bifurcated Contracts shall, taken together, not contain, reflect or create any change to the respective rights and obligations of the parties that would have existed among the parties to the combined Contract if it were not so bifurcated. In addition, in connection with such bifurcation, the parties may elect to relocate portions of the bifurcated License Agreement and Operating Agreement into schedules or exhibits thereto as the parties deem reasonable and appropriate. In the event that the License and Conduct of Business Agreement is bifurcated prior to the Closing in the manner provided in this Section 6.15.2, then all references in this Agreement to the License and Conduct of Business Agreement shall be deemed to be references to the bifurcated Contract in which the applicable provisions reside or, if applicable, to both such Contracts, and the obligations of the parties to execute and deliver (or to cause their Affiliates to execute and deliver) certain documents as set forth in Section 6.16 shall apply to both the License Agreement and the Conduct of Business Agreement.

                6.15.3     Operating Manual. The Operating Manual contemplated by the License and Conduct of Business Agreement shall be substantially in the form attached hereto as TDS Schedule 6.15.3.

                6.15.4     Additional Documents. Prior to the Closing, DEI, Seller and Buyer shall negotiate and complete in good faith and in a commercially reasonable manner and as expeditiously as practicable the terms and conditions of any additional agreements, documents and instruments as DEI or Seller shall determine are reasonably necessary, desirable or appropriate in order to consummate the transactions contemplated by this Agreement, which agreements, documents and instruments shall be subject to the mutual approval of the parties in their respective business judgment, except as to matters pertaining to any Intellectual Property of DEI or its Affiliates, which shall be subject to the approval of DEI in its sole discretion and the approval of Buyer in its business judgment. DEI and Seller shall take the lead in drafting and revising any and all such agreements, documents and instruments.

           6.16     Execution and Delivery of Documents. Provided that the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement as set forth in Article VIII (other than Sections 8.2.3 and 8.3.5) have been satisfied or waived, on the Closing Date, each of DEI and Buyer shall, or shall cause their respective Affiliates to, execute and deliver the documents necessary to satisfy the condition set forth in Section 8.2.3 (in the case of DEI) or Section 8.3.5 (in the case of Buyer).

           6.17     Independent Directors. Prior to the Closing, Buyer, DEI and Seller shall jointly select two (2) Persons meeting the requirements of "Independent Directors" as defined in the License and Conduct of Business Agreement who shall be willing to serve as directors (or in a comparable capacity in the case of any limited liability company or other Entity) and shall be elected as directors (or to comparable positions in the case of any limited liability company or other Entity) of (i) Buyer, TDS USA (or, as applicable, New TDS LLC) and each of their respective Subsidiaries (other than TDS Canada) on the Closing Date immediately following the consummation of the Membership Unit Acquisition and the Share Acquisition and (ii) TDS Canada (or, as applicable, its successor) within twenty (20) Business Days following the Closing Date or, if and only if the Canada Reincorporation is delayed beyond the twentieth (20th) Business Day following the Closing as a result of an action taken, or failed to be taken, in error on or prior to the Closing by DEI or its Affiliates and having the effect specifically described in the first sentence of Section 2.6.2, then on the Canada Reincorporation Date.

           6.18     Initial Equity Investment. At least two (2) Business Days prior to the Closing, Buyer shall have, or shall otherwise have available to it, the Fifty Million Dollars ($50,000,000) of equity capital in the form of cash or cash equivalents that is required to be invested in TDS USA immediately following the consummation of the Membership Unit Acquisition and the Share Acquisition pursuant to Section 7.13, and Buyer shall on such date that is two (2) Business Days prior to the Closing provide DEI and Seller with evidence of the foregoing in a form reasonably satisfactory to DEI and Seller.

ARTICLE VII
CONTINUING COVENANTS

           7.1     Tax Matters.

                7.1.1     Tax Returns. DEI or Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by or with respect to the Company that relate to taxable periods ending on or before the Closing Date, including all such Tax Returns that are required to be filed after the Closing Date. Buyer shall, upon request, cause the Company to execute any such Tax Returns required to be executed by the Company in a timely manner prior to filing by DEI or Seller. DEI or Seller shall timely pay all Taxes due under such returns to the extent the amount thereof exceeds the amount of Taxes accrued or otherwise reflected as a Current Liability on the Final Closing Balance Sheet and/or the Final Subsequent Closing Balance Sheet, and Buyer shall, or shall cause the Company to, timely pay all Taxes due under such returns up to the amount of Taxes accrued or otherwise reflected as a Current Liability on the Final Closing Balance Sheet and/or the Final Subsequent Closing Balance Sheet. Buyer shall not amend or refile any Tax Return with respect to the Company for any period ending on or before the Closing Date without the prior written consent of DEI, which consent may be granted or withheld in DEI's sole discretion. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed with respect to the Company that relate to taxable periods ending after the Closing Date, including all Tax Returns for taxable periods that begin before the Closing Date and end after the Closing Date, and Buyer shall, or shall cause the Company to, timely pay all Taxes due under such returns; provided, however, that, to the extent the amount of Taxes attributable to periods before and including the Closing Date (but excluding Taxes attributable to transactions following the Closing and outside of the ordinary course of business) exceeds the amount of Taxes accrued or otherwise reflected as a Current Liability on the Final Closing Balance Sheet and/or the Final Subsequent Balance Sheet, DEI or Seller shall pay Buyer an amount equal to the amount of such excess at least ten (10) Business Days prior to the later of the time that (a) Buyer is required to pay such taxes and (b) Buyer provides DEI and Seller with a copy of such returns and its determination of the portion of such Taxes attributable to the taxable period ending on the Closing Date.

                7.1.2     Cooperation on Tax Matters. Buyer, DEI and Seller shall, and Buyer shall cause the Company to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns under Section 7.1.1 and any audit, litigation, or other proceeding with respect to Taxes (a "Tax Proceeding"). Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such Tax Proceeding and the availability of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, DEI and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations or, in the case of TDS Canada, the expiration of any period during which a recognized document assessing liability for Tax may be issued by a Governmental Entity (and, to the extent notified by Buyer, DEI or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer, DEI or Seller, as the case may be, shall allow the other party to take possession of such books and records to the extent they would otherwise be destroyed or discarded. Each of Buyer, DEI and Seller shall bear its respective costs and expenses in connection with any Tax Proceeding; provided, that, (i) if such Tax Proceeding relates solely to the period after the Closing Date, Buyer shall reimburse DEI and Seller, as applicable, for any out-of-pocket expenses (including, without limitation, fees and expenses of attorneys and other professionals) reasonably incurred by DEI or Seller, as applicable, in connection therewith and (ii) if such Tax Proceeding relates solely to the period before the Closing Date, DEI or Seller shall reimburse Buyer for any out-of-pocket expenses (including, without limitation, fees and expenses of attorneys and other professionals) reasonably incurred by Buyer in connection therewith. Any information obtained under this Section 7.1.2 or under any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be subject to Section 11.9.

                7.1.3     Transaction Taxes. Any sales, use, transfer, documentary, registration and other similar taxes (including related penalties (civil or criminal), additions to tax and interest) imposed by any Governmental Entity with respect to the transactions (other than the Pre-Closing Transactions) contemplated by this Agreement ("Transaction Taxes") shall be paid by the party having primary liability therefor under applicable Law (or, if Seller and DEI, on the one hand, and Buyer, on the other hand, share primary liability under applicable Law, then such Transaction Tax shall be shared equally). Seller and/or DEI shall be required to pay any Taxes imposed by any Governmental Entity with respect to the Pre-Closing Transactions. The party required to pay any Transaction Tax shall provide written notice to the other party of the payment of and/or a written response to such other party upon any request for information regarding the status of any Transaction Taxes. Such paying party shall also be responsible for (i) administering the payment of such Transaction Taxes, (ii) defending or pursuing any proceedings related thereto, and (iii) paying any expenses related thereto. Such paying party shall give prompt written notice to the other party of any proposed adjustment or assessment of any Transaction Taxes or of any examination of the transactions contemplated hereby in a sales, use, transfer or similar tax audit. Neither party shall negotiate a settlement or compromise of any Transaction Taxes for which the other party has liability under applicable Law without the prior written consent of such other party, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to the Approved Deferred Stores, within twenty (20) Business Days following the Subsequent Closing Date, Buyer shall cause the Company to (a) provide DEI and Seller with a copy of a valid seller's permit (or equivalent retailer's license) in all states where the Approved Deferred Stores are located and in which the Company is engaged or will be engaged in the business of selling retail merchandise and (b) certify that the inventory property of the Approved Deferred Stores will be sold at retail.

                7.1.4     Tax Refunds. Any Tax refunds (including any refund of an overpayment of Tax and any right to a Tax refund that is credited against any Tax due for a period ending after the Closing) received by TDS USA, TDS Canada or Buyer after the Closing that are attributable to Taxes paid (or overpaid) with respect to income, activities or operations of TDS USA or TDS Canada for periods ending on or before the Closing Date, including, without limitation, those refunds listed on TDS Schedule 7.1.4, shall be paid by the Company and/or Buyer (as applicable) to DEI and its Affiliates within five (5) Business Days after such refund is received. From and after the Closing, DEI and its Affiliates shall be responsible for obtaining and pursuing all such Tax refunds described in the preceding sentence, and the cooperation provisions of Section 7.1.2 shall apply to any such claim for a Tax refund as if such claim constituted a Tax Proceeding.

           7.2     Other Cooperation.

                7.2.1     Buyer. After the Closing, Buyer will, and will cause the Company to, afford to DEI, Seller and their Affiliates and to their accountants, counsel and other Representatives, reasonable access during normal business hours upon reasonable prior notice to the books and records of the Company and the employees of Buyer and the Company (or any successors thereto). DEI, Seller and their Affiliates and Representatives may, at the expense of DEI or Seller, make copies of such books and records.

                7.2.2     Seller and DEI. After the Closing (or as applicable, the Subsequent Closing), to the extent permitted by applicable Law (including, without limitation, privacy regulations), and to the extent not covered by Section 7.2.3, DEI and Seller will (i) deliver and will cause their Affiliates to deliver to Buyer the books and records relating solely to the Business (and not in any manner relating to the Intellectual Property of DEI, Seller or their Affiliates or any other matters specifically addressed in the License and Conduct of Business Agreement) that were not delivered to Buyer at or prior to the Closing (or the Subsequent Closing, as applicable) and that were not, as of the Closing Date (or the Subsequent Closing Date, as applicable), located at the premises that were transferred to Buyer on such date or within the portion of the Corporate Headquarters that the Company continues to occupy following the Closing and (ii) afford Buyer and its Affiliates and Representatives reasonable access, during normal business hours upon at least five (5) Business Days' advance written notice, to pre-Closing financial information relating solely to the Business (and not in any manner (A) relating to the Intellectual Property of DEI, Seller or their Affiliates or any other matters specifically addressed in the License and Conduct of Business Agreement or (B) combined with any financial information of DEI, Seller or their Affiliates) that is readily available (without diligence or expenditure of money) and in the possession and control of DEI, Seller and their Affiliates and not already delivered to Buyer pursuant to the preceding subparagraph (i).

                7.2.3     Records Relating to Transition Services. At any time up to ninety (90) days following the Closing Date, Buyer may, by written notice to DEI and Seller, request any books, records or other information related to the services to be provided by Seller or its Affiliates under the Transitional Administrative Services Agreement, the Transitional Distribution Services Agreement and the Transitional Information Technology Services Agreement that Buyer reasonably believes will be required following the Closing in connection with the transition of the functions performed under such agreements to the Company. DEI and Seller shall, during the period beginning on the Closing Date and ending on the Transition Services Termination Date, provide, or cause their Affiliates to provide, to Buyer such books, records and other information that are so requested, provided, that, (i) such books, records and other information are readily available to DEI, Seller or their Affiliates, (ii) the disclosure of such books, records and other information to Buyer and its Affiliates is not restricted or prohibited by Contract or applicable Law (including, without limitation, privacy regulations), and (iii) following the Closing, the Company shall, within twenty (20) Business Days after receipt of an invoice therefor from DEI or Seller, via wire transfer of same day funds to an account designated by DEI or Seller, reimburse DEI, Seller and their Affiliates for all costs incurred by them in connection with the provision of such books, records and other information, plus an amount equal to fifteen percent (15%) of such costs. Buyer and its Affiliates shall have no audit rights with respect to such reimbursable costs or the calculation thereof under this Section 7.2.3, but Seller shall provide Buyer with a certification of such costs executed by an officer of Seller or one of its Affiliates; provided, that, notwithstanding such certification, Buyer shall not be entitled to receive any supporting documentation, invoices, receipts, bills, calculations or other evidence with respect to the determination of such costs nor shall Buyer be entitled to any inspection, audit or comparable rights with respect to such certification or the determination of such costs, the foregoing limitations to apply whether any demand or request is made by Buyer pursuant to the terms hereof or in connection with any dispute or controversy that may arise hereunder and any attempted discovery thereof in connection with such dispute or controversy, whether by way of document production, interrogatories, depositions or other discovery method. Notwithstanding anything to the contrary contained in this Section 7.2, to the extent that the books, records and other information referred to in this Section 7.2.3 are not requested by written notice from Buyer to DEI and Seller at least thirty (30) days prior to the Closing Date, DEI and Seller shall not be required to provide to Buyer any such books, records or other information if (i) neither DEI nor Seller has the necessary, desirable or appropriate personnel to extract, collect or otherwise transmit such information to Buyer or (ii) the provision of such books, records or other information is otherwise impracticable for DEI and/or Seller (in the case of each of subparagraphs (i) and (ii) as determined by DEI in its sole discretion).

           7.3     Effect of Due Diligence and Related Matters. USA Purchaser and Canadian Purchaser each represents that it is a sophisticated Entity that was advised by knowledgeable counsel and financial and accounting advisors and, to the extent it deemed necessary, other advisors in connection with this Agreement and has conducted its own independent review and evaluation of the Company and the Business. Accordingly, USA Purchaser and Canadian Purchaser each covenants and agrees that (i) there are no representations or warranties by or on behalf of DEI, Seller or their Affiliates or Representatives except for those expressly set forth in this Agreement and the Related Agreements, and, except as stated herein or therein, it has not relied and will not rely upon any document or written or oral information (including, without limitation, any projections or other financial data) furnished to or discovered by it or its Representatives, including, without limitation, the Confidential Information Memorandum dated September 2003 furnished to TCP, Buyer or their Representatives and any projections, financial data or other information contained therein, and (ii) to the fullest extent permitted by Law, the rights and obligations of USA Purchaser and Canadian Purchaser with respect to the transactions contemplated hereby will be solely as set forth in this Agreement and the Related Agreements.

           7.4     Continuing Employee Matters.

                7.4.1     Employees of Business. Each of DEI, Seller and Buyer acknowledges and agrees that (i) all Continuing Employees will remain employees of the Company immediately following the consummation of the Membership Unit Acquisition, the Share Acquisition and the other transactions contemplated hereby, and (ii) following the date hereof and prior to the Closing Date, TDS Schedule 7.4.1 shall not be modified without the prior written consent of DEI, Seller and Buyer (to be granted or denied in their respective business judgment), except to the extent necessary to reflect (a) the voluntary termination of employment by any Continuing Employee listed on TDS Schedule 7.4.1, (b) the involuntary termination of employment of any Continuing Employee listed on TDS Schedule 7.4.1 not in violation of Section 6.3 or for cause or any other legal requirement, (c) the hiring of any employee by the Company not in violation of Section 6.3 or (d) any change in the position of any Continuing Employee listed on TDS Schedule 7.4.1 not in violation of Section 6.3. Buyer represents and warrants to DEI and Seller that TDS Schedule 7.4.1 includes the following Employees and only the following Employees: (i) all Employees located at the Corporate Headquarters who have received an Employee Offer Letter, except for any such Employee who received an Employee Offer Letter but either rejected it or whose employment with the Company was terminated prior to the date of this Agreement or is to be terminated prior to the Closing Date, whether voluntarily or involuntarily, and (ii) all Employees located at the Corporate Headquarters who shall, if any such Employee has not as of the date hereof received an Employee Offer Letter, receive an Employee Offer Letter on or prior to the Closing. Subject to applicable Law, DEI and Seller shall ensure that any Person who is not a Continuing Employee is no longer employed by the Company upon the Closing Date, and DEI and Seller shall indemnify and hold Buyer and its Affiliates harmless from and against any and all Loss arising directly or indirectly from, out of or based on the termination by TDS USA or TDS Canada of any such Person who is not a Continuing Employee. Buyer acknowledges that certain of the Continuing Employees currently are employed by the Company pursuant to visa petitions, and Buyer acknowledges and agrees that, from and after the Closing, the Company shall be solely responsible for compliance by the Company and such Employees with all applicable immigration Laws, including, without limitation, Laws pertaining to appropriate work authorizations.

                7.4.2     Obligations to Continuing Employees; Cessation of Benefits Under Disney Plans. From and after the Closing, Buyer and its Affiliates shall be subject to the obligations with respect to the Continuing Employees as set forth in the License and Conduct of Business Agreement. Buyer acknowledges and agrees that, from and after the Closing, for purposes of the Disney Plans, the Continuing Employees shall be treated as employees whose employment with the Company has been terminated; provided, however, that DEI and Seller or their insurers shall be responsible for all expenses incurred prior to the Closing by any Continuing Employee that are reimbursable under any Employee Benefit Plan.

                7.4.3     COBRA Continuation Coverage. From and after the date hereof and after the Closing Date, DEI and Seller shall be solely responsible (apart from COBRA premiums required to be paid by or with respect to "qualified beneficiaries" as such term is defined in COBRA) for any and all COBRA continuation coverage costs, liabilities and obligations with respect to any employees of the Company who, as of the date hereof or at any time before the Closing, have lost coverage under any Employee Benefit Plan sponsored or maintained by DEI or its ERISA Affiliates or to which DEI or its ERISA Affiliates are obligated to contribute, which is subject to COBRA, as a result of a "qualifying event" (as defined in COBRA) that occurred on or before the Closing Date.

                7.4.4     Retention Program for Continuing Employees. DEI and Seller shall be solely responsible for all liabilities and obligations arising under the Retention Program incurred in respect of periods ending on or before December 31, 2004. In the event that the Closing Date does not occur on or before December 31, 2004, DEI and Seller shall, at Buyer's sole cost and expense, cause the Retention Program to remain in effect with respect to the Continuing Employees that are, as of the date hereof, covered under the terms of the Retention Program until the earlier to occur of (i) the Closing Date and (ii) February 15, 2005 (the "Extension Date"). No later than ten (10) Business Days following submission by DEI or any of its Affiliates of an invoice or other comparable request for reimbursement to Buyer, Buyer shall pay directly to DEI or such Affiliates an amount equal to any and all costs and expenses incurred by DEI or its Affiliates in respect of or in connection with the Retention Program for such Continuing Employees from January 1, 2005 through and including the Extension Date.

                7.4.5     Retention Program for Transition Employees. DEI, Seller and Buyer hereby agree and acknowledge that a retention program (the "Transition Retention Program") relating to certain current employees of the Company that will, following the Closing, be employed and used by DEI or its Affiliates to provide transition services to the Company pursuant to the Transitional Administrative Services Agreement, the Transitional Distribution Services Agreement and the Transitional Information Technology Services Agreement (such employees, as they exist as of the Closing Date, the "Transition Employees"), has been (or, as applicable, will be) established by DEI or its Affiliates pursuant to and in accordance with the letter agreement (the "Transition Letter Agreement"), dated August 27, 2004, between TCP and DEI. In consideration for establishing the Transition Retention Program, subject to the occurrence of the Closing hereunder, USA Purchaser hereby agrees to cause, and shall cause, TDS USA (or, as applicable, New TDS LLC) to pay DEI, by wire transfer of immediately available funds pursuant to wire instructions delivered by DEI to USA Purchaser, an amount equal to Two Million Dollars ($2,000,000) (the "Retention Payment") on the earlier of the date (the "Transition Services Termination Date") that is (x) ninety (90) days following the Closing Date and (y) March 1, 2005. In addition, Buyer, DEI and Seller hereby agree and acknowledge that (i) DEI shall consult, in good faith, with TCP regarding the payments to be made to Transition Employees pursuant to, and other financial components of, the Transition Retention Program; provided, however, that the final determination of the amount of payments to be made to Transition Employees pursuant to, and all other components of, the Transition Retention Program shall be made by DEI in its sole discretion; (ii) the Retention Payment will be paid by USA Purchaser to DEI regardless of the actual costs and expenses incurred by DEI or its Affiliates in connection with the Transition Retention Program; (iii) none of DEI or its Affiliates shall have any duty or obligation to account to Buyer or its Affiliates for the use of any part of the Retention Payment by DEI or its Affiliates (provided, that, DEI hereby agrees that, unless there is a departure of any one (1) or more of the Transition Employees prior to the Transition Services Termination Date, it shall allocate, or, as applicable, shall cause its Affiliates to allocate, the entire amount of the Retention Payment for use in connection with the Transition Retention Program or other costs and expenses associated with and incurred by DEI or its Affiliates for providing the transition services described in this Section 7.4.5 to the Company); and (iv) neither Buyer nor any of its Affiliates shall have any audit rights with respect to the Transition Retention Program or the payments made, or other benefits granted, thereunder.

                7.4.6     Closing Date Payroll. DEI or one of its Affiliates shall, with respect to the Continuing Employees, issue on the Closing Date or as soon as reasonably practicable thereafter, a final payroll check to each Continuing Employee for the period through and including the Closing Date. All payroll checks for periods ending after the Closing Date shall be issued by the Company, as a Subsidiary of Buyer.

                7.4.7     Employee Indemnification Agreement. The parties hereby acknowledge and agree and, by executing the Acquisition Agreement Guarantee TCP acknowledges and agrees, that nothing contained in this Agreement shall modify, limit or restrict in any manner whatsoever the obligations of TCP under the Employee Indemnification Agreement.

                7.4.8     No Third Party Beneficiaries. Nothing in this Section 7.4 or elsewhere in this Agreement will be deemed to make any Continuing Employee or other employee of the Company a third party beneficiary of this Agreement.

           7.5     Post-Closing Obligations Regarding Retained Asset Agreements and Participation Agreements.

                7.5.1     In the event that, as of the Closing Date, any Retained Asset Agreements have not been distributed to Seller in connection with the LLC Distribution, Transferred to Canadian Transferee in connection with the Canadian Transfer or assigned to DEI or any of its Affiliates (other than the Company), then, from and after the Closing Date, with respect to each such Retained Asset Agreement: (a) each of DEI, Seller and Buyer, in good faith cooperation with each other and with DEI taking the lead in such negotiations, shall, and Buyer shall cause the Company to, use commercially reasonable efforts to negotiate and complete the assignment to DEI or any of its Affiliates of such Retained Asset Agreement in the manner contemplated by Sections 6.9.2 and 6.9.3, unless and until such assignment is completed or it becomes evident, in DEI's business judgment, that such assignment is not reasonably practicable without undue cost or delay; (b) for so long as such Retained Asset Agreement remains unassigned, Buyer shall, and shall cause the Company and their respective Affiliates to, (i) take such actions and execute such documents as may be reasonably necessary, desirable or requested by DEI or Seller in order to ensure that DEI and its Affiliates shall enjoy their rights and perform their obligations pursuant to such Retained Asset Agreement, (ii) cooperate with DEI and Seller in good faith and using commercially reasonable efforts in connection with the enforcement and protection of the rights of DEI and its Affiliates under such Retained Asset Agreement, (iii) indemnify and hold DEI and Seller harmless from and against liabilities arising under such Retained Asset Agreement as a result of any action or omission by Buyer or any of its Affiliates other than actions or omissions taken or not taken, as the case may be, in accordance with the requirements of such Retained Asset Agreement or at the request of DEI, Seller and/or their Affiliates and (iv) unless otherwise agreed in writing by DEI in its sole discretion, not knowingly take any action that would be reasonably likely to result in any diminishment or elimination of any benefits, or increase in costs, under any such Retained Asset Agreement to DEI or its Affiliates, including any amendment or modification thereof (or, if such action is knowingly taken or done, use its commercially reasonable efforts to cure the same as soon as reasonably practicable); and (c) DEI and Seller shall indemnify and hold harmless Buyer from and against liabilities arising under such Retained Asset Agreement (except to the extent of Buyer's indemnity obligation under subparagraph (b)(iii) of this Section 7.5).

                7.5.2     In the event that, as of the Closing Date, TDS USA has not entered into a Monogram Participation Agreement and/or, as applicable, a ValueLink Participation Agreement, then, from and after the Closing Date, each of DEI, Seller and Buyer, in good faith cooperation with each other and with DEI taking the lead in such negotiations, shall use commercially reasonable efforts to negotiate and cause TDS USA (and, in the case of the ValueLink Agreement, as applicable as determined by DEI in its sole discretion, TDS Canada) to enter into (i) a Monogram Participation Agreement in the manner contemplated by Section 6.9.2, and/or (ii) a ValueLink Participation Agreement in the manner contemplated by Section 6.10.3, in the case of each of subparagraphs (i) and (ii), unless and until it becomes evident, in DEI's business judgment, that execution of such agreement is not reasonably practicable without undue cost or delay.

           7.6     Insurance. Buyer acknowledges and agrees that, as of the Closing Date, DEI, Seller and their Affiliates will terminate the coverage under all insurance policies and bonds applicable to the Company, the Business and/or any Employees prior to the Closing, other than any such insurance policy as to which the insurer is an unrelated third party (i.e., not DEI or an Affiliate of DEI) and as to which there are no insured parties other than the Company. After the Closing Date, the Company will not have, and DEI and Seller will indemnify the Company and Buyer against, any obligations under any such insurance policies and bonds that have been terminated. Following the Closing, Buyer shall be solely responsible for providing all insurance coverage for the Company and the Business, including to the extent required under the provisions of the License and Conduct of Business Agreement.

           7.7     Corporate Headquarters. DEI and Seller agree that they shall use their commercially reasonable efforts (other than the expenditure of money or, except as determined by DEI or Seller in its respective sole discretion, the amendment or modification of the Corporate Headquarters Lease) to assign TDS USA's obligations under the Corporate Headquarters Lease to DEI or one of its Affiliates (other than the Company) and to terminate the storage license for the related storage space prior to the Closing. If DEI and Seller are unable to so assign such obligations prior to the Closing, except as set forth in the Transitional Administrative Services Agreement (pursuant to which DEI or its Affiliates may grant the Company the right to occupy all or part of the Corporate Headquarters subject to and in accordance with the terms of such agreement) (a) DEI and Seller shall be solely responsible for, and shall indemnify and hold harmless the Company against, all obligations of the "Tenant" under the Corporate Headquarters Lease and (b) DEI and Seller shall provide a copy of the Corporate Headquarters Lease to Buyer.

           7.8     Non-IT Intellectual Property; Disney Information Technology. Buyer acknowledges and agrees that (a) as of the Closing, neither the Non-IT Intellectual Property nor the Disney Information Technology nor any rights thereto will be owned, licensed or controlled by the Company, (b) neither the Non-IT Intellectual Property nor the Disney Information Technology nor any rights thereto will be Transferred to Buyer in connection with the Membership Unit Acquisition or the Share Acquisition, and (c) effective as of the Closing Date, DEI, Seller and their Affiliates expect to, and may, terminate all existing arrangements with respect to the Company's use of the Non-IT Intellectual Property and the Disney Information Technology without any liability to DEI, Seller or their Affiliates and without payment to the Company. Accordingly, from and after the Closing Date, none of the Non-IT Intellectual Property or Disney Information Technology will be available to the Company except and only to the extent (if at all) provided under the License and Conduct of Business Agreement and the Transitional Information Technology Services Agreement, respectively. Notwithstanding the foregoing, the parties agree and acknowledge that (i) with respect to Disney Information Technology that as of the date hereof is held by TDS USA or TDS Canada, DEI and Seller shall use (or, as applicable, shall cause their Affiliates to use) their commercially reasonable efforts to obtain any Consents necessary for the Transfer of such Disney Information Technology and to Transfer prior to the Closing to DEI or one of its Affiliates (other than the Company) such Disney Information Technology, and (ii) to the extent that notwithstanding DEI's and Seller's use of commercially reasonable efforts to Transfer (or cause to be Transferred) such Disney Information Technology to DEI or one of its Affiliates (other than the Company), such Disney Information Technology cannot be Transferred to DEI or one of its Affiliates (other than the Company), as determined by DEI in its sole discretion, whether as a result of the failure to obtain a Consent to Transfer or otherwise, then such Disney Information Technology shall be deemed to be "Company Information Technology" for all purposes hereunder.

           7.9     Transitional Services. Buyer acknowledges and agrees that all Intercompany Agreements and Arrangements will be terminated prior to the Closing pursuant to, and to the extent set forth in, Section 2.1.4 without any liability to DEI, Seller or their Affiliates and without payment to the Company. Accordingly, from and after the Closing Date, none of DEI, Seller or their Affiliates will provide any administrative, support or other services (including, without limitation, payroll, product sourcing, supply chain, distribution, employee benefits, legal, accounting, treasury and tax planning services) to the Company except and only to the extent provided under Section 6.11.3 or under the Transitional Administrative Services Agreement or the Transitional Distribution Services Agreement.

           7.10     Management and Operation of Disney Retained Stores.

                7.10.1     Management by Buyer. From and after the Closing Date, Buyer shall (a) operate the Deferred Stores (including any Approved Deferred Stores) until the Subsequent Closing Date or, if no Subsequent Closing occurs, until expiration of the Subsequent Closing Period, and (b) operate the Disney Retained Stores (other than the Flagship Stores) until expiration or termination of the Transitional Disney Retained Stores Agreement, in each case as provided under the Transitional Disney Retained Stores Agreement.

                7.10.2     Closing of Deferred Stores and Disney Retained Stores. From and after the Closing Date, DEI and Seller shall have the right to close and cease operations at any Deferred Stores (subject to the provisions of Section 6.7.3(b)) and/or Disney Retained Stores. The closure of and cessation of operations at any such Store shall be conducted by the Company under the Transitional Disney Retained Stores Agreement in a commercially reasonable time and manner and in accordance with such reasonable instructions as DEI and/or its Affiliates shall specify. Buyer shall, and shall cause TDS USA and/or TDS Canada to, cooperate and comply with all such instructions in connection with such closure of and cessation of operations at any such Store.

           7.11     Actions by Canadian Competition Bureau. Buyer acknowledges and agrees that DEI, Seller and their Affiliates shall not be liable in any manner or have any obligation whatsoever, and that Buyer and its Affiliates shall not be entitled to indemnification or contribution from, or seek or exercise any other remedy against, DEI, Seller or any of their Affiliates, in each case with respect to any notice, determination or Action by the Canadian Competition Bureau challenging the transactions contemplated by this Agreement, except to the extent that any information provided by DEI, Seller and their Affiliates either (i) for delivery to the Canadian Competition Bureau or (ii) that included financial information about TDS Canada in support of the conclusion stated in Section 6.8.3, contains any material error or omission that results directly in liability to Buyer or its Affiliates under the Competition Act.

           7.12     Post-Closing Audit-Related Information. Following the Closing, upon reasonable notice from the Company to DEI and to the extent reasonably requested by Buyer or the Company, DEI and Seller will, within a reasonable period of time following the Company's request (and, with respect to the information described in subparagraph (i), not later than thirty (30) days after the Closing Date, with DEI and Seller acknowledging that such information in subparagraph (i) has already been requested by Buyer), (i) provide pro forma adjustments to the TDS Audited Financial Statements (along with such supporting documentation for such pro forma adjustments as may be reasonably requested by Buyer or the Company and readily available to DEI and Seller without additional diligence or expenditure of money) to reflect the deletion of the Retained Assets and the Retained Liabilities from such TDS Audited Financial Statements for the periods and as of the dates of such financial statements, (ii) provide (to the extent that such financial information has not already been provided pursuant to Section 6.2.1) combined, unaudited quarterly financial information of TDS USA and TDS Canada for the most recently completed four (4) fiscal quarters prior to the Closing Date, prepared in accordance with Modified GAAP, (iii) provide (to the extent that such financial information has not already been provided pursuant to Section 6.2.1) combined, unaudited monthly financial information of TDS USA and TDS Canada for each fiscal month included in the most recently completed fiscal year prior to the Closing Date (provided, that for purposes of clarification, such information referenced in this subparagraph (iii) shall not necessarily be prepared in accordance with GAAP or Modified GAAP and no representations or warranties shall be made, or deemed to be made, with respect to such information by or through the provision thereof), (iv) provide reasonable cooperation to Buyer and the Company in connection with the audit (including, without limitation, providing any management representation letters necessary for such audit with respect to any fiscal period ending on or prior to the Closing Date) of the combined balance sheets and the related combined statements of operations and retained earnings and cash flows of TDS USA and TDS Canada as of and for any periods beginning on or after October 1, 2003 and ending on or prior to the Closing Date, provided, that, Buyer or the Company (as applicable) shall have engaged PWC to conduct the audit of such financial statements and pays for all of the costs and expenses associated therewith, (v) authorize and request PWC to provide its consent to the filing of the TDS Audited Financial Statements (and any other financial statements audited by PWC and described in subparagraph (iv) of this Section 7.12) with the SEC to the extent required in connection with any filings with the SEC by the Company, TCP or their respective Affiliates in accordance with applicable Law and to issue a comfort letter or comparable instrument to the Company and its underwriters or investment bankers with respect to the TDS Audited Financial Statements (and any other financial statements audited by PWC and described in subparagraph (iv) of this Section 7.12) in connection with any offering of securities of the Company, TCP or their respective Affiliates not prohibited by the terms of the License and Conduct of Business Agreement, and (vi) authorize and request PWC to make available to Buyer and the Company all audit workpapers relating to the TDS Audited Financial Statements (and any other financial statements audited by PWC and described in subparagraph (iv) of this Section 7.12), provided that such audit workpapers will be made available to Buyer and the Company for review purposes only and Buyer and the Company shall not be permitted to make copies of such workpapers (except to the extent permitted by PWC in accordance with its customary business practices).

           7.13     Initial Equity Capital Investment. On the Closing Date, immediately following the consummation of the Membership Unit Acquisition and the Share Acquisition, Buyer shall, or shall cause TCP to, invest Fifty Million Dollars ($50,000,000) of equity capital in TDS USA in the form of cash or cash equivalents, representing the first half of the commitment of One Hundred Million Dollars ($100,000,000) contemplated by the TCP Guaranty and Commitment.

ARTICLE VIII
CONDITIONS OF ACQUISITION

           8.1     General Conditions. The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by the parties:

                8.1.1     Legal Proceedings. No Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity that prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement. No Governmental Entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Law of any jurisdiction and/or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time that otherwise would have been the Closing Date.

                8.1.2     Permits. With respect to the transactions contemplated by this Agreement, (i) any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated, and (ii) all Permits required to be obtained from any Governmental Entity (including, without limitation, any required approval under the Investment Canada Act) shall have been received or obtained.

           8.2     Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Buyer:

                8.2.1     Representations, Warranties and Covenants of DEI and Seller. (a) Except as would not constitute a Material Adverse Event, the representations and warranties of DEI and Seller herein contained shall be true and correct at the Closing Date with the same effect as though made at such time (except (i) that any representation or warranty of DEI and Seller contained herein that is already qualified by "materiality" or "Material Adverse Event" shall be deemed not to be so qualified for purposes of this Section 8.2.1, so that there will be no duplication between such qualifier contained within such representation or warranty and the "Material Adverse Event" qualifier contained in this subparagraph (a), (ii) for changes resulting from actions not prohibited under or that have been approved by Buyer in accordance with Section 6.3 and (iii) that any representation or warranty expressly made as of a particular date shall remain true and correct as of such date); (b) DEI and Seller shall have complied in all material respects with all covenants and conditions required by this Agreement to be complied with by them at or prior to the Closing Date; and (c) DEI and Seller shall have delivered to Buyer a certificate of DEI and Seller in form and substance reasonably satisfactory to Buyer, dated the Closing Date and signed by duly authorized officers of DEI and Seller, respectively, to the effect of the preceding subparagraphs (a) and (b).

                8.2.2     Minimum Number of Core Store Consents. The requisite Consents for Consent Required Core Stores having Lease Liabilities representing, in the aggregate, at least eighty-five percent (85%) of the Aggregate Lease Liability shall have been obtained.

                8.2.3     Related Agreements. Buyer shall have received the License and Conduct of Business Agreement, duly executed by DEI or the Affiliates of DEI who are parties thereto.

                8.2.4     TDS Audited Financial Statements. Buyer shall have received the TDS Audited Financial Statements.

                8.2.5     Legal Opinion of Counsel for DEI and Seller. Buyer shall have received legal opinions of counsel for DEI and Seller, Irell & Manella LLP and McCarthy Tétrault LLP, addressed to Buyer, in substantially the forms attached hereto as Annex E-1 and Annex E-2, respectively.

                8.2.6     Good Standing Certificates. Buyer shall have received certificates of good standing (or with respect to TDS Canada, a certificate of status) from the jurisdiction of incorporation or organization (as applicable) of, and with respect to, Seller, DEI, TDS USA and TDS Canada.

           8.3     Conditions to Obligations of DEI and Seller. The obligations of DEI and Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by DEI and Seller:

                8.3.1     Representations, Warranties and Covenants of Buyer. (a) The representations and warranties of Buyer herein contained shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time (except (i) that any representation or warranty of Buyer contained herein that is already qualified by "materiality" shall be deemed not to be so qualified for purposes of this Section 8.3.1, so that there will be no duplication between such qualifier contained within such representation or warranty and the "in all material respects" qualifier contained in this subparagraph (a) and (ii) that any representation or warranty expressly made as of a particular date shall remain true and correct as of such date); (b) Buyer shall have complied in all material respects with all covenants and conditions required by this Agreement to be complied with by it at or prior to the Closing Date; and (c) Buyer shall have delivered to DEI and Seller a certificate of Buyer in form and substance reasonably satisfactory to DEI and Seller, dated the Closing Date and signed by a duly authorized officer of Buyer, to the effect of the preceding subparagraphs (a) and (b).

                8.3.2     Minimum Number of Core Store Consents. The requisite Consents for Consent Required Core Stores having Lease Liabilities representing, in the aggregate, at least eighty-five percent (85%) of the Aggregate Lease Liability shall have been obtained; provided, that, if the foregoing minimum requirement has been satisfied and the Closing occurs prior to November 30, 2004 but there remain one (1) or more Deferred Leases with respect to which the parties will attempt to obtain Consents to Transfer during the Subsequent Closing Period and the Subsequent Closing occurs with respect to such Approved Deferred Lease, then Buyer agrees that it shall defend, indemnify and hold DEI, Seller, their respective Affiliates and the officers, directors, agents, representatives, employees, successors and assigns of DEI, Seller and their respective Affiliates, forever harmless from and against any and all Loss arising from and after the date of the Subsequent Closing imposed on, incurred or suffered by or asserted against any such indemnified Person arising directly or indirectly from, out of or based on any Approved Deferred Lease for which the Consent to Transfer was obtained after the Closing Date but on or prior to November 30, 2004, and such indemnification obligation shall survive indefinitely.

                8.3.3     Approval of Buyer's Capitalization, Financing, Liquidity and Governing Documents. DEI and Seller shall have received and approved Buyer's Closing Capitalization Table, Buyer's Liquidity Plan and Buyer's Governing Documents, if required pursuant to Sections 6.4.1, 6.4.2 and 6.4.3.

                8.3.4     Retained Asset Agreements. TDS USA and TDS Canada, as applicable, shall have distributed to Seller in connection with the LLC Distribution, Transferred to Canadian Transferee in connection with the Canadian Transfer or assigned to DEI or its Affiliates (other than the Company) each of the Retained Asset Agreements and shall have obtained all Consents of third parties necessary in connection therewith.

                8.3.5     Related Agreements and Other Documents. DEI and Seller shall have received the License and Conduct of Business Agreement, the TCP Guaranty and Commitment and the TCP Intercompany Services Agreement, each duly executed by the Company, TCP, Buyer or the Affiliates of Buyer who are parties thereto (including, in the case of the TCP Guaranty and Commitment, those Affiliates of Buyer who become Obligors).

                8.3.6     Independent Directors. There shall be two (2) Persons meeting the requirements of "Independent Directors" pursuant to Section 6.17 who have been selected by DEI, Seller and Buyer in accordance with Section 6.17 and with respect to which DEI and Seller shall have received (from such Persons in the case of the following subparagraphs (i) and (ii) and from Buyer in the case of the following subparagraphs (iii) and (iv)) evidence satisfactory to DEI and Seller in their respective business judgment that (i) with respect to Buyer, TDS USA (or, as applicable, New TDS LLC) and each of their respective Subsidiaries (other than TDS Canada), such Persons have agreed and, on the Closing Date immediately following the consummation of the Membership Unit Acquisition and the Share Acquisition, are prepared to serve as directors (or in a comparable capacity in the case of any limited liability company or other Entity) of such Entities, (ii) with respect to TDS Canada (or, as applicable, its successor), such Persons have agreed and are prepared to serve as directors of TDS Canada within twenty (20) Business Days following the Closing Date (or, if and only if the Canada Reincorporation is delayed beyond the twentieth (20th) Business Day following the Closing as a result of an action taken, or failed to be taken, in error on or prior to the Closing by DEI or its Affiliates and having the effect specifically described in the first sentence of Section 2.6.2, then on the Canada Reincorporation Date), (iii) on the Closing Date immediately following the consummation of the Membership Unit Acquisition and the Share Acquisition, Buyer, TDS USA, New TDS LLC and each of their respective Subsidiaries (other than TDS Canada) are prepared to elect such Persons as directors (or to comparable positions in the case of any limited liability company or other Entity) and (iv) within twenty (20) Business Days after the Closing Date (or, if and only if the Canada Reincorporation is delayed beyond the twentieth (20th) Business Day following the Closing as a result of an action taken, or failed to be taken, in error on or prior to the Closing by DEI or its Affiliates and having the effect specifically described in the first sentence of Section 2.6.2, then on the Canada Reincorporation Date) TDS Canada (or, as applicable, its successor) will be prepared to elect such Persons as directors (or to comparable positions in the case of any limited liability company or other Entity).

                8.3.7     Initial Equity Capital Investment. Buyer shall have delivered to DEI and Seller evidence satisfactory to DEI and Seller in their respective business judgment that, on the Closing Date, immediately following the consummation of the Membership Unit Acquisition and the Share Acquisition, Buyer or TCP will be in a position to make a Fifty Million Dollar ($50,000,000) investment of equity capital in TDS USA in the form of cash or cash equivalents pursuant to Section 7.13 of this Agreement and as contemplated by the TCP Guaranty and Commitment.

                8.3.8     Solvency Opinion. DEI and Seller shall have received an opinion satisfactory to DEI and Seller in their respective business judgment regarding the solvency of TDS USA following the consummation of the transactions contemplated by this Agreement pursuant to Section 6.12.

                8.3.9     WARN Act Compliance. With respect to the employees of the Company whose employment will be terminated by the Company on or prior to the Closing in connection with or as a result of the transactions contemplated hereby, the requirements of the Worker Adjustment and Retraining Notification Act shall have been satisfied as determined by DEI and Seller in their respective business judgment, including, without limitation, the giving of all required notices and the expiration and tolling of all applicable notice periods thereunder.

                8.3.10     Capitalization of TCP. As of the Closing Date, (i) no Disqualified Person who is the Largest TCP Stockholder or the Largest TCP Affiliate Stockholder shall own, beneficially or of record, more than nineteen percent (19%) of any tranche of outstanding voting TCP Securities or outstanding voting TCP Affiliate Securities; (ii) no Disqualified Person who is not the Largest TCP Stockholder or the Largest TCP Affiliate Stockholder shall own, beneficially or of record, more than twenty-five percent (25%) of any tranche of outstanding voting TCP Securities or outstanding voting TCP Affiliate Securities; and (iii) Disqualified Persons, taken together in the aggregate, without regard to whether any such Disqualified Person is or is not the Largest TCP Stockholder or the Largest TCP Affiliate Stockholder, shall not own, beneficially or of record, more than thirty-three percent (33%) of any tranche of outstanding voting TCP Securities or outstanding voting TCP Affiliate Securities.

                8.3.11     Virginia Franchise Qualification. DEI and Seller shall have received written notice from the applicable Governmental Entity that TDS Franchising has been qualified to grant a franchise of the Business under the applicable franchise regulations of the State of Virginia.

                8.3.12     Legal Opinion of Buyer's Counsel. DEI and Seller shall have received legal opinions of Buyer's counsel, Stroock & Stroock & Lavan LLP and Stikeman Elliot LLP, addressed to DEI and Seller, in substantially the forms attached hereto as Annex F-1 and Annex F-2, respectively.

                8.3.13     Good Standing Certificates. DEI and Seller shall have received certificates of good standing from the jurisdiction of incorporation or organization (as applicable) of, and with respect to, USA Purchaser and Canadian Purchaser.

ARTICLE IX
TERMINATION

           9.1      Termination of Agreement. This Agreement may be terminated at any time before the Closing as follows and in no other manner:

                9.1.1     Mutual Consent. By mutual consent in writing of Buyer, on the one hand, and DEI and Seller, on the other hand.

                9.1.2     Conditions to Buyer's Performance Not Met. By Buyer by written notice to DEI and Seller if any event occurs that would render impossible the satisfaction, on or before the Termination Date, of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 or 8.2; provided, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to Buyer if Buyer's actions or omissions resulted in such impossibility and Buyer's actions or omissions constitute a material breach of this Agreement.

                9.1.3     Conditions to DEI's and Seller's Performance Not Met. By DEI and Seller by written notice to Buyer if any event occurs that would render impossible the satisfaction, on or before the Termination Date, of one or more conditions to the obligations of DEI or Seller to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 or 8.3; provided, that the right to terminate this Agreement under this Section 9.1.3 shall not be available to DEI or Seller if the actions or omissions of DEI or Seller resulted in such impossibility and the actions or omissions of DEI or Seller constitute a material breach of this Agreement.

                9.1.4     Material Breach. By (i) Buyer if (A) it has not breached any of its representations, warranties or covenants under this Agreement in any material respect and (B) there has been a breach on the part of DEI or Seller in any of its representations or warranties set forth herein in a manner that would constitute a Material Adverse Event (except that any representation or warranty of DEI or Seller contained herein that is already qualified by "materiality" or "Material Adverse Event" shall be deemed not to be so qualified for purposes of this Section 9.1.4(i)(B), so that there will be no duplication between such qualifier contained within such representation or warranty and the "Material Adverse Event" qualifier set forth in this Section 9.1.4(i)(B)) or a breach on the part of DEI or Seller in any of its covenants set forth herein in any material respect, in either case that has not been cured within twenty (20) Business Days after receipt by DEI and/or Seller of notice (including a reasonably detailed description of such breach) from Buyer of an intention to terminate if such breach continues, or (ii) DEI and Seller if (X) they have not breached any of their representations or warranties under this Agreement in a manner constituting a Material Adverse Event (except that any representation or warranty of DEI or Seller contained herein that is already qualified by "materiality" or "Material Adverse Event" shall be deemed not to be so qualified for purposes of this Section 9.1.4(ii)(X), so that there will be no duplication between such qualifier contained within such representation or warranty and the "Material Adverse Event" qualifier set forth in this Section 9.1.4(ii)(X)) and they have not breached any of their covenants under this Agreement in any material respect and (Y) there has been a breach on the part of Buyer in any of its representations or warranties set forth herein in any material respect (except that any representation or warranty of Buyer contained herein that is already qualified by "materiality" shall be deemed not to be so qualified for purposes of this Section 9.1.4(ii)(Y), so that there will be no duplication between such qualifier contained within such representation or warranty and the "in any material respect" qualifier set forth in this Section 9.1.4(ii)(Y)) or a breach on the part of Buyer in any of its covenants set forth herein in any material respect, in either case that has not been cured within twenty (20) Business Days after receipt by USA Purchaser and/or Canadian Purchaser of notice (including a reasonably detailed description of such breach) from DEI or Seller of an intention to terminate if such breach continues.

                9.1.5     Outside Date. By DEI and Seller, on the one hand, or Buyer, on the other hand, if the Closing has not occurred by February 15, 2005 (the "Termination Date"); provided, that the right to terminate this Agreement under this Section 9.1.5 shall not be available to either such party if its actions or omissions resulted in the failure of the Membership Unit Acquisition or the Share Acquisition to occur on or before the Termination Date and such actions or omissions constitute a material breach of this Agreement.

                9.1.6     Superior Proposal. By DEI or Seller, if, prior to the Closing, DEI, Seller or their Affiliates enter into a definitive agreement for a Superior Proposal under Section 6.14; provided, that, in such instance, DEI and Seller shall pay to Buyer, within five (5) Business Days following the date on which DEI or Seller enters into such agreement, by wire transfer of immediately available funds to such account as Buyer shall designate in writing to DEI and Seller, an amount equal to Twenty Million Dollars ($20,000,000), plus the reasonable and documented out-of-pocket expenses (including, without limitation, legal, accounting, investment banking, consulting, travel and other reasonable and documented out-of-pocket expenses) of Buyer and its Affiliates incurred directly as a result of the negotiation and preparation of this Agreement and the transactions contemplated hereby.

           9.2     Effect of Termination.

                9.2.1     If this Agreement is terminated under any provision of Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, that no termination of this Agreement shall relieve any party of any liability for a breach of this Agreement or be deemed to constitute a waiver of any available right or remedy for any such breach.

                9.2.2     Notwithstanding anything to the contrary contained herein, the provisions of this Article IX and Article XI (other than Sections 11.3 and 11.8 thereof), shall be deemed to survive such termination of this Agreement.

ARTICLE X
INDEMNIFICATION

           10.1      Survival. The representations and warranties of each party will survive the Closing but will expire at 5:00 p.m. Los Angeles time on April 30, 2006; provided, that the Fundamental Representations other than the representations and warranties set forth in Section 4.4 will survive the Closing indefinitely and the representations and warranties set forth in Section 4.4 will survive the Closing until the earlier to occur of the expiration of any statute of limitations applicable thereto (or, in the case of TDS Canada, the expiration of any period during which a recognized document assessing liability for Tax may be issued by a Governmental Entity) and the final determination of any Tax matter referred to therein, provided, that, without the prior written consent of DEI in its sole discretion, Buyer shall not cause or permit the Company to provide, and the Company shall not provide, any Governmental Entity any waiver or extension of such time in respect of such period. Except as otherwise provided in this Agreement, all covenants, agreements and indemnities set forth in this Agreement shall survive the Closing indefinitely. No party will be responsible with respect to any Loss or indemnification with respect to any breach of such party's representations, warranties or covenants unless such party receives notice of the Loss or a potential Loss with respect to such breach before such representation, warranty or covenant expires in accordance with this Section 10.1. With respect to any such Loss as to which notice is received before the expiration of a particular representation, warranty or covenant, the party responsible for such representation, warranty or covenant will remain responsible for indemnification notwithstanding the subsequent expiration of such representation, warranty or covenant.

           10.2      Indemnification.

                 10.2.1      General Indemnity by DEI and Seller in Favor of Buyer. Subject to Sections 10.4 and 10.5, DEI and Seller, jointly and severally, shall defend, indemnify and hold Buyer and each of its Affiliates and the officers, directors, agents, representatives, employees, successors and assigns of each, forever harmless from and against any and all Loss imposed on, incurred or suffered by or asserted against the Persons hereby required to be indemnified (but not against any of the same to the extent that a Buyer Disqualifying Event was the cause of such Loss) arising directly or indirectly from, out of or based on (i) any breach of any representation or warranty made by DEI or Seller in Article IV, (ii) any failure by DEI or Seller to perform any covenant of DEI or Seller, respectively, set forth in this Agreement, including, without limitation, any indemnification obligations under Sections 6.7.1(d), 7.4.1, 7.5 and 7.7, (iii) any liability arising under or relating to the Retained Assets and the Retained Asset Agreements (except to the extent of Buyer's indemnification obligation under Section 7.5.1(b)(iii)), (iv) any liability arising under or relating to the U.K. Lease Guarantees, (v) the Indemnified Actions, (vi) any liability arising under or relating to the lease for any Store closed by the Company at any time prior to the Closing Date, (vii) any escheat liability of the Company under state unclaimed property laws with respect to matters arising prior the Closing (including, without limitation, sales of gift certificates and other transactions occurring prior to the Closing, regardless of when the obligation to file an unclaimed property report arises), (viii) any liability (A) relating to any employee or former employee of the Company that is not a Continuing Employee or (B) arising under or relating to any Employee Benefit Plan (including, without limitation, any Company Plans) sponsored or maintained by DEI or its ERISA Affiliates, or to which DEI or its ERISA Affiliates are obligated to contribute, with respect to service of employees of the Company performed before the Closing Date for the Company or for DEI or its ERISA Affiliates, (ix) the Supplemental Disclosure Items, (x) ** and (xi) any Actions asserted against either TDS USA or TDS Canada that arise directly from and relate solely to the incident reports set forth on TDS Schedule 10.2.1.

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

                 10.2.2       Tax Indemnity by DEI and Seller in Favor of Buyer. In addition to (but not in duplication of) the indemnification provided for in Section 10.2.1, each of DEI and Seller shall jointly and severally indemnify the Company and Buyer and hold them harmless from and against any Loss attributable to (i) Taxes (or the non-payment thereof) of or relating to the Company or its income, operations or assets for all taxable periods ending on or before the Closing Date, (ii) the portion allocable to the period through the Closing Date of any Taxes of or relating to the Company, its income, operations or assets for any taxable period that includes, but does not end on, the Closing Date, (iii) any liability of the Company under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign law) for income taxes of any entity other than the Company and (iv) Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

                 10.2.3       Employee Benefits Indemnity by DEI and Seller in Favor of Buyer. In addition to (but not in duplication of) the indemnification provided for in Section 10.2.1, each of DEI and Seller shall jointly and severally indemnify the Company and Buyer and hold them harmless from and against any Loss arising under or relating to any Employee Benefit Plan sponsored or maintained by DEI or its ERISA Affiliates, or to which DEI or its ERISA Affiliates are obligated to contribute, with respect to the participation in such Employee Benefit Plan (or actual or alleged improper failure to participate in such Employee Benefit Plan) of any individual other than an individual who is, or ever was, an Employee.

                 10.2.4       General Indemnity by Buyer in Favor of DEI and Seller. Subject to Sections 10.4 and 10.5, Buyer shall defend, indemnify and hold DEI, Seller and each of their Affiliates and the officers, directors, agents, representatives, employees, successors and assigns of each, forever harmless from and against any and all Loss imposed on, incurred or suffered by or asserted against the Persons hereby required to be indemnified (but not against any of the same to the extent that a Seller Disqualifying Event was the cause of such Loss) arising directly or indirectly from, out of or based on (i) any breach of any representation or warranty made by Buyer in Article V, (ii) any failure by Buyer to perform any covenant of Buyer set forth in this Agreement, including, without limitation, any indemnification obligations under Sections 6.1, 6.2.3(c)(iii), 6.11.2, 6.11.8, 6.11.12, 7.5 and 8.3.2, (iii) any liability arising under or relating to any notice, determination or Action by the Canadian Competition Bureau challenging the transactions contemplated by this Agreement (other than liability covered by the exception in Section 7.11) and (iv) from and after the Subsequent Closing Date, the Approved Deferred Leases, the Approved Deferred Stores and the Store-Related Assets and Liabilities.

           10.3      Indemnification Procedure. The indemnification obligations under this Agreement will be subject to the following procedures:

                 10.3.1       Either party seeking indemnification under this Agreement (the "Indemnified Party") shall give notice to the party required to provide indemnification hereunder (the "Indemnifying Party") promptly after the Indemnified Party has actual knowledge of any claim as to which indemnity may be sought hereunder, and the Indemnified Party shall permit the Indemnifying Party (at the expense of the Indemnifying Party), if it acknowledges in writing its liability with respect to defense costs, to assume the defense of any claim or litigation resulting therefrom; provided, that: (i) no such notice shall be required with respect to the Actions listed on Schedule 4.9; (ii) the Indemnified Party may participate in such defense, represented by counsel of the Indemnified Party's own choosing, but only at the Indemnified Party's own cost and expense, except with respect to any claim or litigation by or with a Governmental Entity involving or relating to any Tax matter; and (iii) the omission by the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and the Indemnifying Party is actually prejudiced or damaged as a result of such failure to give notice.

                 10.3.2      The Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to entry of any judgment or administrative order or enter into any settlement or a compromise that would bind the Indemnified Party if such judgment, administrative order, settlement or compromise (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such claim or litigation or (ii) would require any admission of wrongdoing on the part of the Indemnified Party.

                 10.3.3      In the event that the Indemnifying Party does not acknowledge in writing its indemnification obligation hereunder and accept the defense of any matter as above provided within ten (10) Business Days following the receipt of written notice of the Indemnified Party of any such matter, the Indemnified Party, without waiving any rights under this Article X, shall have the full right to defend against any such claim or litigation at the reasonable expense of the Indemnifying Party.

                 10.3.4      The amount of any indemnification payable by the Indemnifying Party to the Indemnified Party under this Article X will be reduced by (i) any insurance proceeds received by the Indemnified Party in connection with or related to the Loss or the circumstances giving rise to the Loss, (ii) any Tax credit, deduction, reduction or other comparable benefit accruing to or arising in favor of the Indemnified Party in accordance with GAAP that results from the Loss, and (iii) in the event Buyer is the Indemnified Party, the amount of any accrual or other liability (contingent or otherwise) reflected as a Current Liability on the Final Closing Balance Sheet and/or the Final Subsequent Closing Balance Sheet that relates to the Loss or the circumstances giving rise to the Loss.

           10.4      Basket. DEI and Seller, on the one hand, and Buyer, on the other hand, shall not be liable for any Loss with respect to any breach of its respective Operational Representations (except any Loss resulting directly from the Supplemental Disclosure Items covered by Section 10.2.1(ix)) arising from a claim from a third party (collectively, "Third Party Claims") or from a direct claim by one party against the other (collectively, "Direct Claims"), until the aggregate amount of all such Third Party Claims and Direct Claims arising from breaches of its respective Operational Representations for which such party would otherwise be responsible exceeds One Million Dollars ($1,000,000) (the "Basket"). If the aggregate amount of such Third Party Claims and Direct Claims arising from breaches of its respective Operational Representations for which DEI and Seller, on the one hand, or Buyer, on the other hand, is responsible exceeds the Basket, then DEI and Seller, on the one hand, or Buyer, on the other hand, will be responsible only for the amount of such Third Party Claims and Direct Claims that exceeds the Basket.

           10.5      Maximum Liability. DEI and Seller, on the one hand, and Buyer, on the other hand, shall not be liable for any Third Party Claims or Direct Claims arising from breaches of its respective Operational Representations (except any Loss resulting directly from the Supplemental Disclosure Items covered by Section 10.2.1(ix)) to the extent that the aggregate amount of all such Third Party Claims and Direct Claims against such party exceeds Twenty Million Dollars ($20,000,000).

ARTICLE XI
GENERAL

           11.1     Entire Agreement. The provisions contained herein (including any annexes, schedules and documents attached hereto or delivered herewith), in the Related Agreements and/or in any other letter agreement entered into in order to facilitate, but not to consummate, the transactions contemplated by this Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede and replace any and all previous agreements among the parties, whether written or oral, with respect to such subject matter. No statement or inducement with respect to the subject matter hereof by any party hereto or by any agent or representative of any party hereto that is not contained in this Agreement shall be valid or binding among the parties.

           11.2     Annexes and Schedules. The annexes and schedules to this Agreement, as designated herein and attached hereto or delivered separately under the terms hereof (including the TDS Schedules and the Buyer Schedules), shall each be deemed to form an integral part of this Agreement and to be incorporated herein as if herein set out in full. Capitalized terms used in the annexes and schedules (including the TDS Schedules and the Buyer Schedules) and not otherwise defined therein shall have the respective meanings ascribed to them in this Agreement. The inclusion of any information in any TDS Schedules shall not be deemed to be an admission or acknowledgment by any party that such information is required to be listed on such TDS Schedules or is material to or outside the ordinary course of the business of the Company.

           11.3     Further Assurances. Each party will use its commercially reasonable efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as reasonably practicable.

           11.4     Amendments. Except as otherwise provided herein, no provision of this Agreement may be modified, supplemented, or amended except by a written instrument duly executed by each of the parties hereto. Any such modifications, supplements or amendments shall not require additional consideration to be effective.

           11.5     No Assignment. Neither this Agreement nor any rights or obligations under it are Transferable (directly, indirectly, by operation of law, change of control (e.g., merger, consolidation, amalgamation, stock (or share) sale, sale of substantially all assets), pledge, hypothecation or otherwise) by either party without the prior written consent of the other party, which consent may be granted or withheld in each party's sole discretion.

           11.6     Effect of Headings. The headings and subheadings of the sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the agreements, terms, covenants or conditions of this Agreement in any manner.

           11.7     Counterparts; Facsimile Signatures. This Agreement and any other agreement or document delivered hereunder may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures to this Agreement and any other agreement or document delivered hereunder shall be effective.

           11.8     Publicity and Reports. DEI, Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no party shall issue, or permit its Affiliates to issue, any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior written consent of the other party; provided, that nothing herein will prohibit either party from issuing or causing publication of any press release, publicity statement or other public notice to the extent that such action is required by, or is determined to be advisable by such party in its business judgment under, applicable Law or the regulations of any securities exchange, securities trading system or similar regulatory body applicable to such party or its Affiliates.

           11.9     Confidentiality. Except as otherwise required by any applicable Law or any regulation of any securities exchange, securities trading system or similar regulatory body, Buyer, on the one hand, and DEI and Seller, on the other hand, agree not to disclose to any third party (other than to their Affiliates and their and their Affiliates' Representatives on a need-to-know basis only) or permit any third party to disclose or use (other than the right of DEI, Seller or Buyer or their Affiliates or their and their Affiliates' respective Representatives to use for purposes of this Agreement and the Related Agreements) any non-public, confidential or proprietary information (the "Confidential Information") that either party or its Affiliates or any of its or its Affiliates' Representatives makes available to the other party or its Affiliates or any of its or its Affiliates' Representatives in connection with this Agreement, including any Confidential Information disclosed by one party to the other party in connection with this Agreement at any time prior to the date hereof. Each of Buyer, on the one hand, and DEI and Seller, on the other hand, further agree not to use any such Confidential Information of the other in violation of any applicable securities Laws, including, without limitation, prohibitions thereunder pertaining to trading on material inside information. Such Confidential Information shall include the negotiations leading to this Agreement, the terms and conditions (including economic, legal and other terms) of this Agreement and any agreement referred to herein, information that one party may have caused to deliver to the other party that the delivering party has designated as "Confidential" or "Proprietary" or in like words or information that is generally treated as proprietary (such as financial and operational information), whether or not in written form and whether or not designated as confidential. Confidential Information shall not include information that: (i) is or becomes publicly known (other than as a result of a breach of this Agreement or any other legal duty by the receiving party, its Affiliates or its or its Affiliates' Representatives), (ii) is lawfully received by the receiving party from a third party on a non-confidential basis, which third party is not to the Knowledge of the receiving party bound in a confidential relationship with the disclosing party, or (iii) is generated independently by or for the receiving party without the use of Confidential Information of the disclosing party. If a receiving party, its Affiliates or its or its Affiliates' Representatives are requested or required to disclose any of the Confidential Information of a disclosing party in an investigatory, legal, regulatory or administrative proceeding, such receiving party will, to the extent possible, provide the disclosing party with prompt notice thereof and, except in the case of a Tax Proceeding, the disclosing party may seek a protective order or other appropriate remedy. If no such order or remedy is obtained, then the receiving party may, without liability hereunder, disclose in such proceeding that portion of the Confidential Information of the disclosing party that the receiving party's legal counsel has advised the receiving party it is legally required to disclose. Each of the parties hereto agrees that it shall be responsible for any disclosure of Confidential Information by its Affiliates and its and its Affiliates' Representatives that would constitute a breach of this Section 11.9. The provisions of, and the rights and obligations set forth in, this Section 11.9 shall be in addition to, and not in lieu of, the provisions, rights and obligations set forth in the Confidentiality Agreement, which Confidentiality Agreement shall remain in effect pursuant to its terms.

           11.10     No Third Party Beneficiaries. Nothing in this Agreement is intended, or shall be deemed to, confer any rights or benefits upon any Person other than the parties hereto or to make or render any such other Person a third-party beneficiary of this Agreement, except to the extent that an Affiliate of either party or any officers, directors, agents, representatives, employees, successors or assigns of a party or any of its Affiliates have any rights (including a right to be indemnified pursuant to Article X) under this Agreement.

           11.11     Notices. Unless otherwise specified herein, all notices, requests, demands, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered, or upon delivery when sent by express mail, courier or other recognized overnight mail or next day delivery service, charges prepaid, or three (3) Business Days following the date mailed when sent by registered or certified United States mail, postage prepaid, return receipt requested, or when deposited with a public telegraph company for immediate transmittal, charges prepaid, or when sent by facsimile, with a confirmation copy sent by recognized overnight mail or next day delivery, charges prepaid, addressed as follows:

          If to DEI and Seller, addressed to:

Disney Enterprises, Inc. 500 South Buena Vista Street Burbank, California 91521-1030 Facsimile: (818) 569-5146 Attention: General Counsel

           with copies (which shall not constitute notice) to:

The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521-1018
Facsimile: (818) 556-3889
Attention: Chief Financial Officer

and

Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, California 90067
Facsimile: (310) 203-7199
Attention: Peter Juzwiak, Esq.

          If to Buyer, addressed to:

Hoop Holdings, LLC Hoop Canada Holdings, Inc. c/o The Children's Place Retail Stores, Inc. 915 Secaucus Road Secaucus, New Jersey 08540 Facsimile: (201) 808-5637 Attention: General Counsel

           with copies (which shall not constitute notice) to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Facsimile: (212) 806-6006
Attention: Jeffrey S. Lowenthal, Esq.

and

The Children's Place Retail Stores, Inc.
915 Secaucus Road
Secaucus, New Jersey 08540
Facsimile: (201) 808-5637
Attention: Chief Financial Officer

or such other address or facsimile number as may be designated by either party hereto by written notice to the other in accordance with this Section 11.11.

           11.12     Expenses. Except as otherwise provided in this Agreement, including, without limitation, Sections 6.1, 6.8.2, 6.11.5, 6.12, 6.13, 7.1.2, 7.1.3, 7.2.3, 7.4.4, 7.4.5 and 7.12, each of DEI, Seller and Buyer shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby (including, without limitation, expenses incurred in connection with the activities and negotiations contemplated by Section 6.7), including the filing fees payable to Governmental Entities (provided, that each of DEI and Buyer shall pay one-half of any filing fees under the Hart-Scott-Rodino Act and the Investment Canada Act) and the fees, expenses and disbursements of their respective accountants and counsel.

           11.13     Interest. All arrearages in the payment of any sums due to either party hereto under the provisions of this Agreement shall bear interest from the due date until paid at the lesser of (i) the per annum amount that is equal to two percent (2%) plus the Prime Rate and (ii) the highest rate of interest then allowable pursuant to applicable Law.

           11.14     Waivers. No release, discharge or waiver of any provision hereof shall be enforceable against or binding upon either party hereto unless in writing and executed by a duly authorized officer of each of the parties hereto. Neither the failure to insist upon strict performance of any of the agreements, terms, covenants or conditions hereof, nor the acceptance of monies due hereunder with knowledge of a breach of this Agreement, shall be deemed a waiver of any rights or remedies that either party hereto may have or a waiver of any subsequent breach or default in any of such agreements, terms, covenants and conditions.

           11.15     Construction. This Agreement has been fully reviewed and negotiated by the parties hereto and their respective counsel. Accordingly, in interpreting this Agreement, no weight shall be placed upon which party hereto or its counsel drafted the provision being interpreted and prior drafts of this Agreement shall be disregarded and inadmissible as proof or indication of the intent of the parties or for any other purpose in the event of any other controversy regarding the meaning, construction or interpretation of this Agreement.

           11.16     Severability. If any term or provision of this Agreement shall be found to be void or contrary to applicable Law, such term or provision shall be deemed to be severable from the other terms and provisions hereof, but only to the extent necessary to bring this Agreement within the requirements of such Law, and the remainder of this Agreement shall be given effect as if the parties had not included the severed term herein; provided, that if the party that would be adversely affected by such severance demonstrates that a material inducement to its entering into this Agreement would be materially impaired, such party shall be entitled to seek an adjudication that this Agreement should be terminated on that ground.

           11.17     Dispute Resolution Procedures.

                11.17.1     Management Negotiations. In the event of any controversy, dispute or claim between DEI, Seller or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, arising out of or relating to this Agreement or any provisions hereof or the validity of this Agreement, the parties hereto agree that, prior to submitting such controversy, dispute or claim to the arbitration proceedings described below in this Section 11.17, it shall be submitted to the Chief Strategic Officer of TWDC and the Chief Executive Officer of Buyer (or, if no person holds either such title, a senior executive officer of such entity performing a similar function), who shall negotiate in good faith with one another for a period of not less than five (5) Business Days in an effort to resolve such controversy, dispute or claim.

                11.17.2     Arbitrable Disputes. All controversies, disputes and claims between DEI, Seller and/or their Affiliates, on the one hand, and Buyer and/or its Affiliates, on the other hand, arising out of or relating to this Agreement or any provision hereof or the validity of this Agreement that have not been resolved through the procedure set forth in Section 11.17.1 (collectively, "Arbitrable Disputes") must be resolved through binding arbitration administered by ADR Services (the "Arbitration Administrator") in accordance with the terms of this Section 11.17, or such other entity agreed upon by the parties hereto to administer the arbitration of an Arbitrable Dispute. Except as otherwise set forth in this Section 11.17, the U.S. Arbitration Act shall govern the interpretation and enforcement of, and proceedings pursuant to, the provisions of this Section 11.17.

                11.17.3     Applicability of California Procedural Law. Unless otherwise stipulated in writing or on the record before the Arbitrator or the Appellate Arbitrators, in either case by all of the parties involved in an Arbitrable Dispute (the "Arbitration Parties") or affected by the stipulation, all Arbitrable Disputes will be governed by California procedural law, including, but not limited to, the procedures set forth in the California Code of Civil Procedure, the California Civil Code, the California Evidence Code, and the California Rules of Court (but not including any local rules), except to the extent such procedures are inconsistent with the express terms of this Section 11.17. It is the intent of the Parties that all pleadings, discovery, motion practice, trial and appeal (including, but not limited to, the format, scope, and substance of, and time requirements applicable to, any filings) proceed as if the Arbitrable Dispute had been brought in the Superior Court of the State of California, except: (i) the Arbitrator and Appellate Arbitrators will be appointed in accordance with Section 11.17.5; (ii) the Arbitrator will serve as the finder of fact (and the parties waive any right to a jury); (iii) there will be no interlocutory appellate (e.g., writ) relief available; (iv) discovery will be limited to matters that are directly relevant to the issues in the arbitration unless, upon a finding of good cause by the Arbitrator, leave is granted to conduct discovery that is reasonably calculated to lead to the discovery of admissible evidence; and (v) as otherwise expressly provided for in this Section 11.17. The parties hereto agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under applicable Law or this Agreement, whichever expires earlier.

                11.17.4     Arbitration Complaints and Notices. Any arbitration complaint for an Arbitrable Dispute (a "Complaint") or notice of appeal from an arbitration judgment (an "Appeal Notice") hereunder shall be served on the Arbitration Parties pursuant to the notice provisions contained in Section 11.11 (in the case of notice to Affiliates of either party hereto, notice to such party shall be deemed sufficient for purposes hereof). For purposes of this Section 11.17, service of all pleadings and other papers, and the calculation of all time deadlines, shall be made in accordance with California procedural law (including any modifications thereto that the Arbitrator or Appellate Arbitrators may make in accordance with California procedural law). However, without any order by the Arbitrator or Appellate Arbitrators, the Arbitration Parties may agree in writing to extend or shorten any time deadline, which will be deemed effective upon written notice by the affected Arbitration Parties to the Arbitration Administrator and all other Arbitration Parties.

                11.17.5     Selection of Arbitrator and Appellate Arbitrators.

                      (a)     Within five (5) Business Days after service of a Complaint or an Appeal Notice, as the case may be, the Arbitration Parties will select their jointly agreed upon arbitrator or, in the case of an appeal, three (3) appellate arbitrators. The arbitrator shall be a former judge of the California Superior Court (or, if an insufficient number of such former judges are available to serve, former judges from the United States District Court for the Central District of California) and the appellate arbitrators shall be former judges of the California Court of Appeals (or, if an insufficient number of such former judges are available to serve, former judges from the California Superior Court who sat on the California Court of Appeals by designation, or, if an insufficient number of such former judges are available to serve, former judges from the California Superior Court who served on the bench for ten (10) years or more).

                      (b)     If the Arbitration Parties cannot agree upon an arbitrator or all three (3) appellate arbitrators within such time period, on the fifth (5th) Business Day thereafter, the Arbitration Parties will simultaneously exchange a list of five (5) proposed arbitrators or, in the case of an appeal, ten (10) proposed appellate arbitrators (the "Party Designations"). Any persons appearing on both Party Designations shall be designated as the arbitrator or the appellate arbitrators, selected in alphabetical order by last name. If for any reason a person so selected cannot or will not serve as arbitrator or appellate arbitrator, the next person common to both Party Designations in alphabetical order by last name shall be designated as the arbitrator or appellate arbitrator and so on until there are no more persons common to both Party Designations.

                      (c)     If the arbitrator or any appellate arbitrator remains to be selected following the procedures set forth in the preceding subparagraph (b), each Arbitration Party shall have the right to strike up to two names appearing on the other's Party Designation and, on the fifth (5th) Business Day following exchange of the Party Designations, shall notify the other Arbitration Party, in writing, of the names, if any, so stricken (the "Strike Notices").

                      (d)     Each party shall then rank each person remaining on both Party Designations in numerical order of preference (1 being the most preferred, 2 being next, and so on), and, on the second (2nd) Business Day following service of the Strike Notices, the Arbitration Parties shall simultaneously exchange their respective rankings (the "Priority Designations"). The person with the lowest combined total from the Priority Designations shall be designated as the arbitrator or, in the case of an appeal, the three (3) persons with the lowest combined totals from the Priority Designations shall be designated as the appellate arbitrators. Any ties will be broken by choosing the person first in alphabetical order by last name. If, for any reason, a person so selected cannot or will not serve as arbitrator or appellate arbitrator, the next person in order using the methodology prescribed in this Section 11.17.5 shall be designated as arbitrator or appellate arbitrator and so on until no more names appear on the Arbitration Parties' Priority Designations.

                      (e)     If there are no more names from which to select an arbitrator or appellate arbitrator on the parties' Priority Designations or if any party fails to comply with the selection procedures herein, the Arbitration Administrator shall provide a list of five (5) persons or, in the case of an appeal, ten (10) persons, all of whom shall be former judges complying with the requirements of Section 11.17.5(a). Each Arbitration Party may strike up to two (2) names from this list, and of those who are left the person whose name is first in alphabetical order by last name shall serve as arbitrator or, in the case of an appeal, the first three (3) persons in alphabetical order by last name shall serve as appellate arbitrators. The person selected pursuant to this Section 11.17.5 to serve as arbitrator is referred to herein as the "Arbitrator" and the persons selected pursuant to this Section 11.17.5 to serve as appellate arbitrators are referred to herein as the "Appellate Arbitrators."

                      (f)     Within two (2) Business Days after selection of the Arbitrator or the Appellate Arbitrators, the Arbitration Parties will inform the Arbitration Administrator, in writing and on a confidential basis, of the name and contact information of the Arbitrator or the Appellate Arbitrators.

                      (g)     If the Arbitrator or any Appellate Arbitrator becomes unable to serve for any reason, the next arbitrator or appellate arbitrator who would have been chosen pursuant to the procedure set forth in this Section 11.17.5 shall be selected or, if there is no such arbitrator or appellate arbitrator available as a result of such procedure, the Arbitration Parties shall repeat the procedure set forth in this Section 11.17.5 to select another arbitrator or appellate arbitrator.

                11.17.6     Arbitrator Neutrality. In order to serve as an Arbitrator or Appellate Arbitrator for a Arbitrable Dispute, the appointed Arbitrator or Appellate Arbitrator must be neutral with respect to the matters being arbitrated, the Arbitration Parties, and their counsel, consistent with California Code of Civil Procedure Section 170.1. The Arbitration Administrator is responsible for ensuring that appropriate disclosures are made by the Arbitrator and Appellate Arbitrators to achieve and maintain such neutrality. If there is a dispute over the neutrality of an appointed Arbitrator or Appellate Arbitrator, the dispute shall be resolved by the Arbitration Administrator.

                11.17.7     Emergency Relief. If an Arbitration Party is seeking emergency relief prior to the appointment of the Arbitrator, the parties hereto agree that the AAA Optional Rules for Emergency Measures of Protection shall apply, but that the Arbitration Administrator shall appoint an arbitrator to preside over the emergency proceedings (the "Emergency Arbitrator"). The Emergency Arbitrator shall have jurisdiction: (i) only until the selection of the Arbitrator in accordance with Section 11.17.5; and (ii) only over such matters requiring emergency relief.

                11.17.8     Arbitration Hearing/Arbitrator's Rulings, Statement of Decision and Judgment. Unless otherwise agreed among all Arbitration Parties and the Arbitrator, there shall be a record of all proceedings conducted in conjunction with any arbitration. The Arbitrator will be vested with the full powers of a judge of the Superior Court of the State of California and will have the right to award or include in the Arbitrator's award any relief that the Arbitrator deems proper in the circumstances, subject to the limitation on liability set forth in Section 11.19, including, without limitation, money damages (with interest on unpaid amounts from the date due) and specific performance, a temporary restraining order, a preliminary and/or permanent injunction or other equitable relief, provided, that the Arbitrator will not have the authority to declare any mark generic or otherwise invalid except to the extent necessary to rule on any claim of intellectual property infringement between the parties hereto (in which event such ruling shall be binding as between the parties hereto but such ruling shall not be binding as between either party hereto and any other Person). The Arbitrator shall issue rulings, a statement of decision, and a judgment as if the Arbitrator were a judge of the Superior Court of the State of California.

                11.17.9     Appeal.

                      (a)     Within twenty (20) Business Days of receipt of any judgment, any Arbitration Party may notify the Arbitration Administrator of an intention to appeal to an arbitral tribunal. To appeal the judgment of an Arbitrator, an Arbitration Party must follow all of the prerequisites for appealing a judgment of the Superior Court of the State of California. All prerequisites ordinarily directed to the clerk of such court shall be directed to the Arbitration Administrator.

                      (b)     All appeals will be made to three (3) Appellate Arbitrators appointed (or replaced, if necessary) pursuant to Section 11.17.5.

                      (c)     The Appellate Arbitrators will conduct a hearing, review the judgment of the Arbitrator, and issue an appellate decision applying the same standards of review (and all of the same presumptions) as if the Appellate Arbitrators were judges of the California Court of Appeal reviewing a judgment of the Superior Court. The Appellate Arbitrators will be vested with the same powers as a California Court of Appeal (including the power to remand a matter to an Arbitrator, or a replacement Arbitrator, in accordance with the rights of a party following an appeal).

                      (d)     The Appellate Arbitrators' decision will be final and binding (unless remanded to the Arbitrator, or replacement Arbitrator, pursuant to subparagraph (c) of this Section 11.17.9), as to all matters of substance and procedure.

                11.17.10      Jurisdiction/Venue/Enforcement of Award. The parties hereto consent and submit to the exclusive personal jurisdiction and venue of the Superior Court and the United States District Court, located in the County of Los Angeles, State of California, to compel arbitration of an Arbitrable Dispute in accordance with this Section 11.17, to enforce any arbitration award granted pursuant to this Section 11.17, including, without limitation, any award granting equitable relief, and to otherwise enforce this Section 11.17 and carry out the intentions of the parties to resolve all Arbitrable Disputes through arbitration. All arbitrations under this Section 11.17 shall be conducted in Los Angeles, California.

                11.17.11     Discovery. Subject to and without limiting Section 11.17.3, (i) each Arbitration Party will, upon the written request of the other Arbitration Party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim; (ii) at the request of an Arbitration Party, the Arbitrator shall have the discretion to order examination by deposition of witnesses to the extent the Arbitrator deems such additional discovery relevant and appropriate (provided, that each Arbitration Party shall be entitled, in its respective sole discretion, to conduct depositions of up to five (5) fact witnesses and up to two (2) expert witnesses; (iii) all objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information; (iv) any dispute regarding discovery, or the relevant scope thereof, shall be determined by the Arbitrator, which determination shall be conclusive; and (v) all discovery shall be completed within the time period established by the Arbitrator.

                11.17.12      Res Judicata, Collateral Estoppel and Law of the Case. A decision of the Arbitrator and Appellate Arbitrators shall have the same force and effect with respect to collateral estoppel, res judicata and law of the case that such decision would have been entitled to if decided in a court of law, but in no event shall such award be used by or against an Arbitration Party in a Non-Signatory Dispute.

                11.17.13     Confidential Proceedings. All arbitration proceedings, including, without limitation, any appellate proceedings, will be closed to the public and confidential, and all records relating thereto will be maintained by the Arbitration Parties as Confidential Information in accordance with Section 11.9 and will be permanently sealed, except as necessary to obtain court confirmation of the judgment of the Arbitrator or the decision of the Appellate Arbitrators, as applicable, and except as necessary to give effect to res judicata and collateral estoppel (e.g., in a dispute between the Arbitration Parties that is not an Arbitrable Dispute), in which case all filings with any court shall be sealed to the extent permitted by the court and applicable Law.

                11.17.14      Arbitrator Fees and Arbitration Costs. The Arbitrators or Appellate Arbitrators, as the case may be, will have no authority to award any damages that are inconsistent with Section 11.19. The Arbitration Parties will share equally the fees of the Arbitrator and Appellate Arbitrators and administrative costs of the arbitration (including reporter's fees, but not including filing fees), with each side obligated for its pro rata share of the total (subject to reallocation as provided below). The determination of whether there are more than two sides will be made by the Arbitration Administrator, which determination may be reviewed by the Arbitrator upon the request of any Arbitration Party. The fees of the Arbitrator and Appellate Arbitrators and administrative costs of the arbitration paid by the prevailing Arbitration Party (as determined at the conclusion of all proceedings, including any appeal, remand or subsequent appeals) will be awarded as costs to the prevailing Arbitration Party. The entitlement of an Arbitration Party to attorneys' fees and other additional costs shall be determined in accordance with any agreements between the Arbitration Parties governing such matters and California procedural law.

                11.17.15      Non-Signatory Legal Actions. As used in this Section 11.17, "Arbitrable Dispute" does not include compulsory or permissive cross-claims between the parties that arise in a legal action brought by or against a non-signatory hereto ("Non-Signatory Dispute"). However, a party that has the right to assert a permissive cross-claim against another party in a Non-Signatory Dispute may choose to treat that claim as an Arbitrable Dispute and assert it in accordance with the terms of this Section 11.17.

                11.17.16     Expedited Procedures. Consistent with the expedited nature of arbitration, it is the mutual intent of the parties that under all circumstances any controversies, disputes or claims between them be resolved expeditiously, and either Arbitration Party may, upon application to the Arbitrator for good cause shown, move the Arbitrator for extraordinary expedition (including, without limitation, the fixing of a discovery cut-off date and dates for the commencement and completion of hearings).

                11.17.17      No Declaratory Relief. Notwithstanding anything contained herein to the contrary, Buyer shall not be entitled to submit any action for declaratory relief (or any comparable action for a determination that Buyer has not violated, defaulted under or otherwise breached this Agreement or any other related agreement entered into in connection herewith) to the arbitration proceedings contemplated by this Section 11.17 or in court or through any other dispute resolution mechanism other than as contemplated by Section 11.17.1.

                11.17.18      Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, the Confidentiality Agreement shall not be governed by the provisions of this Section 11.17.

          11.17.19 Survivability. The provisions of this Section 11.17 shall survive the expiration or earlier termination of this Agreement indefinitely.

           11.18     Governing Law; Remedies.

                11.18.1     Except to the extent that certain matters may be governed by federal law, this Agreement shall be deemed to have been entered into in the State of California and shall be interpreted and construed in accordance with the laws of the State of California applicable to agreements executed and to be performed therein by each party hereto.

                11.18.2     Each party hereby acknowledges and agrees that, in the event of any breach or prospective breach of this Agreement, the remedies of each party shall include, without limitation, money damages (if and to the extent available), any form of equitable relief, including, without limitation, any temporary restraining order, preliminary injunction, permanent injunction, specific performance or any other form of relief in equity (if such relief is available and such party is able to satisfy the requirements necessary to obtain such relief), and any other right or remedy available to such party as a result of such breach under this Agreement, at law, in equity or otherwise. The parties acknowledge and agree that money damages may not be an adequate remedy for a breach of this Agreement and that a non-breaching party may, in its sole discretion, apply for a temporary restraining order, a preliminary injunction, a permanent injunction, specific performance or other form of equitable relief (without the posting of any bond or other security) as may be just and proper in order to enforce the applicable provision of this Agreement or prevent any violation thereof. Any such equitable relief shall not be exclusive and any party seeking such relief shall also be entitled to seek and enforce any other right or remedy available to it, including money damages. The parties hereby acknowledge and agree that all remedies sought under this Agreement, including without limitation actions for equitable relief hereunder, shall be resolved through the dispute resolution procedures set forth in Section 11.17.

                11.18.3      The provisions of this Section 11.18 shall survive the expiration or earlier termination of this Agreement indefinitely.

           11.19     Limitation of Liability. Notwithstanding anything contained herein to the contrary, except for any Loss paid to third parties for which either party hereto is obligated to indemnify the other party pursuant to Article X, neither party shall be liable under this Agreement to the other party for any punitive, exemplary, consequential, incidental, indirect or special damages (including loss of profits) based upon breach of warranty, breach of contract, negligence, strict liability and tort, or any other legal theory. With respect to any Loss paid to third parties for which either party hereto is obligated to indemnify the other party pursuant to Article X, no such limitation on damages shall apply.

           11.20     Joint and Several Liability of USA Purchaser and Canadian Purchaser. Notwithstanding anything to the contrary contained herein, USA Purchaser and Canadian Purchaser shall be jointly and severally liable for all of the liabilities, duties and obligations of USA Purchaser, Canadian Purchaser and/or Buyer hereunder without regard to (i) the party or parties to whom this Agreement allocates any such liability, duty or obligation, or (ii) the party or parties from whose action, omission, breach or violation any such liability, duty or obligation arises or on whose action, omission, breach or violation any such liability, duty or obligation is based.

# # #

[Signature Page Follows]

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[Signature Page to Acquisition Agreement]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers all as of the day and year first above written.

"DEI" DISNEY ENTERPRISES, INC. By: /s/ James M. Kapenstein Name: James M. Kapenstein Title: Vice President-Counsel	"USA PURCHASER" HOOP HOLDINGS, LLC By: /s/ Ezra Dabah Name: Ezra Dabah Title: Chief Executive Officer

"SELLER" DISNEY CREDIT CARD SERVICES, INC. By: /s/ Aldo Manzini Name: Aldo Manzini Title: Senior Vice President	"CANADIAN PURCHASER" HOOP CANADA HOLDINGS, INC. By: /s/ Ezra Dabah Name: Ezra Dabah Title: Chief Executive Officer

GUARANTEE BY TCP

          The Children's Place Retail Stores, Inc., a Delaware corporation ("Guarantor"), acknowledges that it owns a material interest, directly or indirectly, in USA Purchaser and Canadian Purchaser and therefore stands to benefit substantially from the transactions contemplated by this Agreement. Accordingly, as a material inducement to DEI and Seller to enter into this Agreement, which DEI and Seller would not have done in the absence of this guarantee, Guarantor hereby absolutely and unconditionally guarantees to DEI and Seller the full and timely performance of all of the obligations of Buyer under the terms and conditions of this Agreement and the Deferred Lease Assignment and Assumption Agreement, including any amendments, modifications, extensions or compromises thereof, required to be performed by Buyer (collectively, the "Obligations"); provided, that (a) the term "Obligations" as used herein shall not include obligations under any Related Agreements and (b) in the event that Buyer breaches this Agreement by failing to close the transactions contemplated by this Agreement notwithstanding the fact that all of the conditions to the obligations of Buyer to effect the Closing, as set forth in Sections 8.1 and 8.2, have been fulfilled, satisfied or waived, the liability of Guarantor under this guarantee arising out of or in connection with such breach (and only such breach) shall not exceed One Hundred Twenty Five Million Dollars ($125,000,000). Guarantor acknowledges and agrees that: (i) this is a guarantee of payment and performance and not of collectibility only; (ii) Guarantor's responsibility for the Obligations is in no way conditioned upon any requirement that DEI or Seller first attempt to collect any of the Obligations from Buyer and, upon demand from DEI or Seller, the obligations of Guarantor shall become immediately due and payable, without demand, presentment, protest, notice of acceptance, notice of any obligations incurred, or any other notices of any kind or nature, each of which is expressly waived by Guarantor; (iii) this guarantee shall be binding upon Guarantor notwithstanding the addition, substitution or release of any Person primarily or secondarily liable for any Obligation, the bankruptcy, insolvency or other inability to pay or perform of Buyer, or any other act or omission that might in any manner or to any extent vary the risk of Guarantor or otherwise operate as a release or discharge of Guarantor; (iv) Guarantor shall not, until the final payment and performance in full of all Obligations, exercise any rights against Buyer arising as a result of payment by Guarantor hereunder, by way of subrogation, reimbursement, restitution, setoff, recoupment, counterclaim or otherwise; (v) the payment of any amount due to Guarantor by Buyer is subordinated to the prior payment in full of all of the Obligations, and any amounts received by Guarantor in respect thereof while any Obligations are still outstanding shall be received by Guarantor as trustee for DEI and Seller and shall be promptly paid over to DEI and Seller; and (vi) upon demand by DEI or Seller, Guarantor shall pay all documented out-of-pocket costs and expenses (including court costs and reasonable legal expenses) reasonably incurred by DEI and/or Seller in connection with the enforcement of this guarantee. Guarantor represents and warrants to DEI and Seller that this guarantee has been duly and validly executed by Guarantor and constitutes the legally valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms. Capitalized terms used herein without definition have the meanings assigned thereto in the Agreement. The terms of Article XI of the Agreement, including, without limitation, Section 11.19, are hereby incorporated into this guarantee as if set forth in full herein, with the exception that references to "Buyer" therein shall be deemed to be references to "Guarantor" for purposes of this guarantee.

"Guarantor" The Children's Place Retail Stores, Inc., a Delaware corporation By: /s/ Ezra Dabah Name: Ezra Dabah Title: Chief Executive Officer

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	Page 1
1.1	Definitions	1
1.2	Interpretation	39

ARTICLE II	MEMBERSHIP UNIT AND SHARE ACQUISITION	39
2.1	Pre-Closing Transactions	39
2.1.1	Distribution to Member	39
2.1.2	Transfer by TDS Canada	39
2.1.3	Transfer of Intellectual Property and Technology	40
2.1.4	Intercompany Agreements and Arrangements	40
2.2	Acquisition of the Membership Units and the Shares	41
2.3	Working Capital Adjustments	41
2.3.1	Closing Date Adjustment	41
2.3.2	Post-Closing Adjustment	42
2.4	Allocation of the Tax Purchase Price to Assets	45
2.5	338 Election	46
2.6	Post-Closing Transactions	46

ARTICLE III	CLOSING	47
3.1	Closing; No Change in Terms	47
3.1.1	Closing	47
3.1.2	No Change in Terms	48
3.2	Closing Deliveries by DEI and Seller	48
3.3	Closing Deliveries by Buyer	49
3.4	Resignation of Officers and Directors	49
3.5	Section 116 Requirements	49

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF DEI AND SELLER	52
4.1	Organization; Capitalization	52
4.1.1	Incorporation and Authority of DEI	52
4.1.2	Incorporation and Authority of Seller	52
4.1.3	Incorporation and Authority of the Company; Governing Documents	52
4.1.4	Capitalization of TDS USA	53
4.1.5	Capitalization of TDS Canada	53
4.1.6	Tax Classification of TDS USA	53
4.1.7	Subsidiaries	53
4.2	Financial Statements; Indebtedness; Liabilities or Contingencies	53
4.2.1	Financial Statements	53
4.2.2	Indebtedness; Liabilities or Contingencies	54
4.3	Accounting Records and Accounting Controls; Minute Books	54
4.4	Tax and Other Returns and Reports	54
4.5	Contracts	55
4.5.1	Contracts; No Breach or Default	55
4.5.2	No Termination or Modification	55
4.5.3	Authorization and Enforceability	56
4.6	Leases and Personal Property	56
4.6.1	Leases	56
4.6.2	Personal Property	57
4.7	Non-IT Intellectual Property and Information Technology	57
4.7.1	Non-IT Intellectual Property; Disney Information Technology	57
4.7.2	Company Information Technology	58
4.8	Authorization; No Conflicts	58
4.8.1	Authorization	58
4.8.2	No Conflicts	58
4.9	Legal Proceedings	59
4.10	Permits	59
4.11	Compliance with Law	59
4.12	Employee Benefit Plans	59
4.12.1	Disney Plans	59
4.12.2	Employee Benefit Plan Information	59
4.12.3	Company Plans	60
4.12.4	No HIPAA Violations	60
4.12.5	Parachute Payments	60
4.12.6	Prohibited Transactions	60
4.13	Environmental Compliance	60
4.14	No Brokers or Finders	60
4.15	Retained Assets	60
4.16	Absence of Certain Changes and Events	60
4.17	Title to Assets	62
4.18	Labor Matters	62
4.19	No Other Agreements to Sell	62
4.20	Payments	62
4.21	Bank Accounts	63
4.22	DWS	63

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	63
5.1	Organization; Capitalization	63
5.1.1	Organization and Authority of USA Purchaser	63
5.1.2	Incorporation and Authority of New TDS LLC and New TDS Canada	63
5.1.3	Incorporation and Authority of Canadian Purchaser	64
5.1.4	Incorporation and Authority of TCP	64
5.1.5	Capitalization; Outstanding Securities	64
5.1.6	Buyer's Governing Documents	65
5.2	Authorization; No Conflicts	65
5.2.1	Authorization	65
5.2.2	No Conflicts	66
5.3	Legal Proceedings	67
5.4	Buyer's Financing and Liquidity	67
5.5	No Brokers or Finders	67
5.6	Investment Representations	68
5.7	Non-Canadian; Non-Resident of Canada	68

ARTICLE VI	COVENANTS WITH RESPECT TO CONDUCT OF DEI, SELLER, COMPANY AND BUYER PRIOR TO CLOSING	68
6.1	Access; Books and Records	68
6.2	Financial Statements; Updates to TDS Schedules; Post-Closing Merchandise Plan	69
6.2.1	Financial Statements	69
6.2.2	Updates to TDS Schedules	70
6.2.3	Post-Closing Merchandise Plan	70
6.3	Conduct of Business	74
6.4	Capitalization, Financing and Liquidity of Buyer and TCP	77
6.4.1	Capitalization and Financing	77
6.4.2	Liquidity Plan	77
6.4.3	Buyer's Governing Documents	78
6.5	Notification of Certain Matters	78
6.6	Permits and Consents	78
6.6.1	Permits	78
6.6.2	Consents	78
6.6.3	Effect of Failure to Obtain Permits or Consents	79
6.7	Lease Matters	79
6.7.1	Landlord Consents	79
6.7.2	Changes to Acquired Stores Schedule and Disney Retained Stores Schedule	81
6.7.3	Subsequent Closing for Deferred Leases	84
6.7.4	Survival of Section 6.7	85
6.8	Regulatory Filings and Deliveries	85
6.8.1	Hart-Scott-Rodino Act	86
6.8.2	Investment Canada Act	86
6.8.3	Competition Act	86
6.8.4	Franchise Information	86
6.9	Retained Asset Agreements	86
6.9.1	General	86
6.9.2	Pre-Closing Obligations Regarding Certain Retained Asset Agreements	87
6.9.3	Other Retained Asset Agreements	87
6.9.4	Effect of Failure to Assign or Amend Retained Asset Agreements	88
6.10	Participation Agreements	88
6.10.1	General	88
6.10.2	Negotiations Regarding the Amex Agreement, the Canada Mastercard Agreement and Other Credit and Charge Card Agreements	88
6.10.3	ValueLink Agreement	89
6.10.4	No Rights Under Participation Agreements	89
6.10.5	Effect of Failure to Assign or Amend Participation Agreements	89
6.11	Certain Transactions and Agreements	90
6.11.1	Company Bank Accounts; Powers of Attorney	90
6.11.2	Letters of Credit Relating to Inventory Orders	91
6.11.3	Disney Umbrella Freight Services	91
6.11.4	** (This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission)	91
6.11.5	Certain Pre-Closing Expenses	92
6.11.6	Company Credit Facility; Supporting LCs	92
6.11.7	Wells Fargo Credit Facility	95
6.11.8	Distribution Center Observers	96
6.11.9	SunTrust Agreement	97
6.11.10	Company Plans	97
6.11.11	Certain Transactions by TCP	97
6.11.12	Certain Employee Cards and Other Property	98
6.12	Solvency Opinion	98
6.13	Company Audit	98
6.14	No Competing Offers	99
6.15	Transitional Services Agreements; Bifurcation of License and Conduct of Business Agreement; Operating Manual; Additional Documents to be Prepared Prior to Closing	99
6.15.1	Transitional Services	100
6.15.2	Bifurcation of License and Conduct of Business Agreement	100
6.15.3	Operating Manual	101
6.15.4	Additional Documents	101
6.16	Execution and Delivery of Documents	101
6.17	Independent Directors	101
6.18	Initial Equity Investment	102

ARTICLE VII	CONTINUING COVENANTS	102
7.1	Tax Matters	102
7.1.1	Tax Returns	102
7.1.2	Cooperation on Tax Matters	103
7.1.3	Transaction Taxes	103
7.1.4	Tax Refunds	104
7.2	Other Cooperation	104
7.2.1	Buyer	104
7.2.2	Seller and DEI	104
7.2.3	Records Relating to Transition Services	105
7.3	Effect of Due Diligence and Related Matters	106
7.4	Continuing Employee Matters	106
7.4.1	Employees of Business	106
7.4.2	Obligations to Continuing Employees; Cessation of Benefits Under Disney Plans	107
7.4.3	COBRA Continuation Coverage	107
7.4.4	Retention Program for Continuing Employees	107
7.4.5	Retention Program for Transition Employees	107
7.4.6	Closing Date Payroll	108
7.4.7	Employee Indemnification Agreement	108
7.4.8	No Third Party Beneficiaries	109
7.5	Post-Closing Obligations Regarding Retained Asset Agreements and Participation Agreements	109
7.6	Insurance	110
7.7	Corporate Headquarters	110
7.8	Non-IT Intellectual Property; Disney Information Technology	110
7.9	Transitional Services	111
7.10	Management and Operation of Disney Retained Stores	111
7.10.1	Management by Buyer	111
7.10.2	Closing of Deferred Stores and Disney Retained Stores	111
7.11	Actions by Canadian Competition Bureau	111
7.12	Post-Closing Audit-Related Information	112
7.13	Initial Equity Capital Investment	113

ARTICLE VIII	CONDITIONS OF ACQUISITION	113
8.1	General Conditions	113
8.1.1	Legal Proceedings	113
8.1.2	Permits	113
8.2	Conditions to Obligations of Buyer	113
8.2.1	Representations, Warranties and Covenants of DEI and Seller	113
8.2.2	Minimum Number of Core Store Consents	114
8.2.3	Related Agreements	114
8.2.4	TDS Audited Financial Statements	114
8.2.5	Legal Opinion of Counsel for DEI and Seller	114
8.2.6	Good Standing Certificates	114
8.3	Conditions to Obligations of DEI and Seller	114
8.3.1	Representations, Warranties and Covenants of Buyer	114
8.3.2	Minimum Number of Core Store Consents	115
8.3.3	Approval of Buyer's Capitalization, Financing, Liquidity and Governing Documents	115
8.3.4	Retained Asset Agreements	115
8.3.5	Related Agreements and Other Documents	115
8.3.6	Independent Directors	115
8.3.7	Initial Equity Capital Investment	116
8.3.8	Solvency Opinion	116
8.3.9	WARN Act Compliance	116
8.3.10	Capitalization of TCP	117
8.3.11	Virginia Franchise Qualification	117
8.3.12	Legal Opinion of Buyer's Counsel	117
8.3.13	Good Standing Certificates	117

ARTICLE IX	TERMINATION	117
9.1	Termination of Agreement	117
9.1.1	Mutual Consent	117
9.1.2	Conditions to Buyer's Performance Not Met	117
9.1.3	Conditions to DEI's and Seller's Performance Not Met	117
9.1.4	Material Breach	118
9.1.5	Outside Date	118
9.1.6	Superior Proposal	119
9.2	Effect of Termination	119

ARTICLE X	INDEMNIFICATION	119
10.1	Survival	119
10.2	Indemnification	120
10.2.1	General Indemnity by DEI and Seller in Favor of Buyer	120
10.2.2	Tax Indemnity by DEI and Seller in Favor of Buyer	120
10.2.3	Employee Benefits Indemnity by DEI and Seller in Favor of Buyer	121
10.2.4	General Indemnity by Buyer in Favor of DEI and Seller	121
10.3	Indemnification Procedure	121
10.4	Basket	122
10.5	Maximum Liability	123

ARTICLE XI	GENERAL	123
11.1	Entire Agreement	123
11.2	Annexes and Schedules	123
11.3	Further Assurances	123
11.4	Amendments	123
11.5	No Assignment	123
11.6	Effect of Headings	124
11.7	Counterparts; Facsimile Signatures	124
11.8	Publicity and Reports	124
11.9	Confidentiality	124
11.10	No Third Party Beneficiaries	125
11.11	Notices	125
11.12	Expenses	127
11.13	Interest	127
11.14	Waivers	127
11.15	Construction	127
11.16	Severability	127
11.17	Dispute Resolution Procedures	127
11.17.1	Management Negotiations	128
11.17.2	Arbitrable Disputes	128
11.17.3	Applicability of California Procedural Law	128
11.17.4	Arbitration Complaints and Notices	128
11.17.5	Selection of Arbitrator and Appellate Arbitrators	129
11.17.6	Arbitrator Neutrality	130
11.17.7	Emergency Relief	130
11.17.8	Arbitration Hearing/Arbitrator's Rulings, Statement of Decision and Judgment	131
11.17.9	Appeal	131
11.17.10	Jurisdiction/Venue/Enforcement of Award	132
11.17.11	Discovery	132
11.17.12	Res Judicata, Collateral Estoppel and Law of the Case	132
11.17.13	Confidential Proceedings	132
11.17.14	Arbitrator Fees and Arbitration Costs	132
11.17.15	Non-Signatory Legal Actions	133
11.17.16	Expedited Procedures	133
11.17.17	No Declaratory Relief	133
11.17.18	Confidentiality Agreement	133
11.17.19	Survivability	133
11.18	Governing Law; Remedies	133
11.19	Limitation of Liability	134
11.20	Joint and Several Liability of USA Purchaser and Canadian Purchaser	134

ANNEXES (1) ANNEX A Form of Deferred Lease Assignment and Assumption Agreement	1
ANNEX B Form of Intellectual Property and Technology Assignment	1
ANNEX C Form of TCP Guaranty and Commitment	1
ANNEX D-1 Form of Assignment Separate From Certificate	1
ANNEX D-2 Form of Assignment Separate From Certificate	1
ANNEX E-1 Form of Opinion of U.S. Counsel for DEI and Seller	1
ANNEX E-2 Form of Opinion of Canadian Counsel for DEI and Seller	1
ANNEX F-1 Form of Opinion of U.S. Counsel for Buyer	1
ANNEX F-2 Form of Opinion of Canadian Counsel for Buyer	1
ANNEX G Form of License and Conduct of Business Agreement	1
ANNEX H Pre-Signing Company Drafts	1
ANNEX I Pre-Signing Wells Draft	1

TDS Schedules (1)
1.1(a)
1.1(b)
1.1(c)
1.1(d)
4.1.7
4.2.1
4.2.2
4.4
4.5
4.5.1
4.5.3
4.6.1
4.7.2
4.8.2
4.9
4.11
4.12.2
4.12.3
4.13
4.16
4.18
4.21
6.7.1
6.11.4
6.11.5
6.15.1(i)
6.15.1(ii)
6.15.1(iii)
6.15.1(iv)
6.15.3
7.1.4
7.4.1
7.8
10.2.1

Buyer Schedules (1)
1.1
5.1.5(a)
5.1.5(a)(i)
5.1.5(a)(ii)
5.1.5(b)
5.4
Acquired Stores Schedule
Disney Retained Stores Schedule
Intercompany Agreements and Arrangements
Retained Assets
Subsidiaries
Financial Statements
Indebtedness; Liabilities or Contingencies
Tax Returns - Governmental Examinations/Claims
Material Contracts and Employment Contracts
No Breach or Default
Authorization and Enforceability
Acquired Leases
Company Information Technology
No Conflicts
Legal Proceedings
Compliance With Law
Employee Benefit Plans
Company Plans
Environmental Compliance
Absence of Certain Changes and Events
Labor Matters
Bank Accounts
U.K. Lease Guarantees
**
Certain Pre-Closing Expenses
Terms of Transitional Administrative Services Agreement
Terms of Transitional Distribution Services Agreement
Terms of Transitional Information Technology Services Agreement
Terms of Transitional Disney Retained Stores Agreement
Form of Operating Manual
Tax Refunds
Continuing Employees Schedule
Disney Information Technology
Actions re: Incident Reports

Company Assets Schedule
TCP Securities
Capital Stock
Beneficial Holders of 5% or more of TCP Securities
Subsidiaries
Buyer's Financing and Liquidity

______________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

(1) The Company agrees to furnish supplementally a copy of any omitted schedules to this exhibit to the Securities and Exchange Commission upon request.